This offering memorandum is subject to change or amendment without notice. This offering memorandum is not an offer to sell or a solicitation of an offer to buy these notes in any jurisdiction in which such offer or solicitation would be illegal.

EXHIBIT 99.1

PRELIMINARY OFFERING MEMORANDUM	STRICTLY CONFIDENTIAL	SUBJECT TO COMPLETION, DATED DECEMBER 2, 2003

$50,000,000

Atrium Companies, Inc.

10 1/2% Senior Subordinated Notes due 2009

Company

•	We are one of largest manufacturers and distributors of residential windows and patio doors in the United States.

Notes

•	We are offering $50,000,000 aggregate principal amount of notes that constitute an additional issuance of 10 1/2% Senior Subordinated Notes due 2009 pursuant to our indenture dated as of May 17, 1999, as amended and as to be amended simultaneously in connection with the Transactions as described herein, under which our existing $175,000,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2009, which we refer to herein as the “outstanding notes,” were previously issued. See “The Transactions.”

•	The notes offered hereby will be identical to our outstanding notes and upon their exchange, if any, for a new issue of notes registered under the Securities Act of 1933, as amended, are expected to trade as a single class of notes with the outstanding notes. When we refer to the “notes” herein, we are referring to the notes offered hereby and the outstanding notes, unless the context otherwise requires.

•	We will pay interest on the notes semi-annually in arrears on May 1 and November 1 of each year, starting on May 1, 2004.

•	The notes will mature on May 1, 2009.

•	We will use the net proceeds of this offering to partially finance the acquisition of our parent company, Atrium Corporation, by Kenner & Company, Inc., its affiliates and co-investors and certain members of our management group, repay a portion of Atrium Corporation’s existing debt and pay related fees and expenses. When we refer to the “Transactions” herein, we are referring to the acquisition of Atrium Corporation through a merger transaction, the related financings and use of proceeds therefrom. See “The Transactions.”

•	The completion of this offering is conditioned on the consummation of the Transactions. We currently expect that the Transactions will be consummated on or about December 10, 2003.

Redemption and Repurchase

•	We may redeem the notes, in whole or in part, at any time on or after May 1, 2004 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest.

•	If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest from the issue date, if any.

Ranking and Guarantee

•	The notes will be our senior subordinated unsecured obligations.

•	The notes will be guaranteed on a senior subordinated unsecured basis by all of our domestic subsidiaries other than our special purpose finance subsidiary.

•	The notes will be subordinated in right of payment to any of our and the guarantors’ existing and future senior debt, including our new senior secured credit facility, and equal to all of our and the guarantors’ other senior subordinated debt, including the outstanding notes.

Listing

•	There is currently no public market for the notes offered hereby. We are not registering the notes offered hereby under the Securities Act of 1933, as amended, or the “Securities Act,” or under any state securities laws. The notes offered hereby are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act. The notes offered hereby are not transferable except in accordance with the restrictions described under “Notice to investors.”

•	We expect that the notes offered hereby will be eligible for trading in the PORTALSM Market of the National Association of Securities Dealers, Inc.

Investing in the notes involves risks. See “Risk factors” beginning on page 13.

PRICE      % PLUS ACCRUED AND UNPAID INTEREST FROM THE ISSUE DATE, IF ANY

We expect that the notes offered hereby will be ready for delivery by UBS Securities LLC and the other initial purchasers in book-entry form only through The Depository Trust Company on or about December     , 2003. The initial purchasers are:

Joint Book-Running Managers

UBS Investment Bank	CIBC World Markets

Offering memorandum summary
Risk factors
Use of proceeds
Capitalization
Unaudited pro forma consolidated financial data
Management
Principal stockholders
Description of the notes
Exchange offer; registration rights
Federal income tax considerations
Plan of distribution
Notice to investors
Legal matters
Independent accountants
Incorporation of documents by reference
Available information

Important notice to readers

This offering memorandum is being provided on a confidential basis in connection with the consideration of the purchase of the offered notes. This offering memorandum is personal to you and does not constitute an offer to any other person or to the public generally. Its use for any other purpose is not authorized. It may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the prospective investors to whom it is submitted. You agree to the foregoing by accepting delivery of this offering memorandum.

Persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes offered hereby, including stabilization transactions and syndicate short covering transactions. For a description of these activities, see “Plan of distribution.”

No person is authorized to give any information or to make any representation not contained in this offering memorandum in connection with this offering. If given or made, you should not rely on such information or representations as having been authorized by us or the initial purchasers. This offering memorandum does not constitute an offer to sell, or a solicitation of an offer to buy, the offered notes in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this offering memorandum nor any sale made under it shall, under any circumstances, create any implication that there has been no change in the information set forth in this offering memorandum or in our affairs since the date of this offering memorandum.

This offering is being made in reliance upon an exemption from registration under the Securities Act for an offer and sale of securities which does not involve a public offering. Each purchaser of notes offered by this offering memorandum in making its purchase will be deemed to have made the acknowledgments, representations and agreements set forth under “Notice to investors.” The notes offered hereby have not been registered under the Securities Act or any state securities laws, are subject to restrictions on transferability and resales and, unless so registered, may not be transferred or resold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. You should be aware that you may be required to bear the financial risks of the investment for an indefinite period of time.

Each prospective purchaser of the notes offered hereby must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes and must obtain any consent, approval or permission required of it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and neither we nor the initial purchasers shall have any responsibility for such matters.

Notwithstanding anything to the contrary in this offering memorandum, we, the initial purchasers, the guarantors and the persons acquiring the notes offered hereby from the initial purchasers (collectively, the “parties”) (and each of their employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction. However, no party (and none of their employees, representatives, or other agents) shall disclose any information that is not necessary to understand the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of the party) or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

The information contained in this offering memorandum has been provided by us and by other sources, but no assurance can be given as to the accuracy or completeness of such information. In making an investment decision, you must rely on your own examination of our company and the terms of this offering, including the merits and risks involved. The contents of this offering memorandum are not to be

i

Important notice to readers

construed as legal, business or tax advice. You should consult your own attorneys, business advisors and tax advisors as to legal, business or tax advice.

This offering memorandum contains summaries intended to be accurate with respect to certain terms of certain documents, but we refer you to the actual documents, certain of which will be made available to prospective investors upon request to us or the initial purchasers, for complete information with respect to these documents, and all the summaries are qualified in their entirety by such reference.

The notes offered hereby have not been registered with, recommended by or approved by the Securities and Exchange Commission or any other federal or state securities commission or regulatory authority, nor has any such commission or regulatory authority passed upon the accuracy or adequacy of this offering memorandum. Any representation to the contrary is a criminal offense.

Forward-looking statements

This offering memorandum contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to us based on beliefs of management that involve substantial risks and uncertainties. When used in this offering memorandum, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements reflect our current views with respect to the risks and uncertainties regarding our operations and results of operations, as well as our customers and suppliers, including the availability of credit, interest rates, employment trends, changes in levels of consumer confidence, changes in consumer preferences, national and regional trends in new housing starts, raw material costs, pricing pressures, shifts in market demand and general economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In addition to specific factors described in connection with any particular forward-looking statement, factors that could cause actual results to differ materially include, but are not limited to, those in the “Risk factors” section. Other risks besides those listed in “Risk factors” also could adversely affect us. We disclaim any obligation to publicly update or revise any forward-looking statements.

United States Securities and Exchange Commission review

After completion of this offering, we have agreed to file a registration statement with the SEC with respect to an exchange offer for the notes offered hereby or, under specified circumstances, a shelf registration with respect to the resale of the notes offered hereby. In the course of the review by the SEC of the registration statement for the exchange offer and in order to comply with Regulation G, we may be required to make changes to the description of our business, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information and financial data included in or incorporated by reference into this offering memorandum. We have included in this offering memorandum presentations of EBITDA and Adjusted EBITDA on a pro forma basis, which we believe are appropriate to reflect our ongoing operations after the completion of the Transactions. The EBITDA presentations contained herein may differ, however, from the information contained in the exchange offer prospectus and other filings with the SEC, and the Adjusted EBITDA presentation will be excluded from the prospectus and such filings altogether. Comments by the SEC on our financial data in the registration statement for the exchange offer required by the registration rights agreement may require modification, reformulation or exclusion of the data we present in this offering memorandum. Any such modification, reformulation or exclusion may be significant.

United States Securities and Exchange Commission review

The SEC recently adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of “non-GAAP financial measures,” such as EBITDA and Adjusted EBITDA, that are derived on the basis of methodologies other than in accordance with generally accepted accounting principles, or “GAAP.”

These rules require, among other things:

•	a presentation with equal or greater prominence of the most directly comparable financial measure or measures calculated and presented in accordance with GAAP; and

•	a statement disclosing the purposes for which the registrant’s management uses the non-GAAP financial measure.

These rules prohibit, among other things:

•	exclusion of charges or liabilities that required, or will require, cash settlement or would have required cash settlement absent an ability to settle in another manner, from non-GAAP liquidity measures;

•	adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it is reasonably likely to recur; and

•	presentation of non-GAAP financial measures on the face of any pro forma financial information.

The presentation of Adjusted EBITDA (and related financial ratios) contained herein does not comply with these rules and will be excluded from the registration statement for the exchange offer. Additionally, certain other non-GAAP financial measures presented in this offering memorandum may not comply with these rules, and may be excluded from the registration statement for the exchange offer. For a presentation of net income (loss) as calculated under GAAP and a reconciliation to our EBITDA and Adjusted EBITDA on a pro forma basis, see “Offering memorandum summary— Summary historical and unaudited pro forma consolidated financial data.” Our measurements of EBITDA and Adjusted EBITDA may not be comparable to those of other companies.

Notice to New Hampshire residents

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

Market share and industry data

Market share data and other statistical information used throughout this offering memorandum are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

Offering memorandum summary

The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents incorporated by reference into this offering memorandum. As used in this offering memorandum, unless the context indicates otherwise, the “Company,” “Atrium,” “we,” “our” and “us” refer collectively to Atrium Companies, Inc., the issuer of the notes, together with its consolidated subsidiaries and predecessors as a combined entity, and “Parent” refers to Atrium Corporation.

The Company

We are one of the largest manufacturers and distributors of residential windows and patio doors in the United States and are one of the few such providers with a national presence. We offer a comprehensive product line of aluminum and vinyl windows as well as patio doors to leading national homebuilders such as Pulte, D.R. Horton and Richmond American, one-step distributors such as Owens Corning and Ted Lansing, and home center retailers such as The Home Depot and Lowe’s. Under the direction of the current management team, led by Jeff L. Hull, Atrium has steadily generated revenue and cash flow growth through market share gains, new product development and operational improvements that have resulted from vertical integration, operational efficiencies and purchasing savings from increasing scale. We have also selectively acquired businesses that strategically add distribution channels, vertical integration opportunities and provide new product offerings and entry into new geographic markets.

We have consolidated our brand names into the flagship Atrium® brand, and the well-known regional brands of H-R™, Danvid™ and Thermal™. Additionally, we utilize multi-branding to alleviate channel conflict using such other names as Ellison®, Masterview® and Best Built®. Our full product line of windows and patio doors enables us to differentiate ourself from our competitors, leverage multi-channel distribution systems and be well positioned to benefit from shifts in product preferences. Regional product preferences exist for aluminum and vinyl windows and patio doors, and a broad product line is important to serve a national customer base effectively. We are able to provide nationwide customers the most suitable material based on varying regional product preferences.

We have 24 manufacturing facilities and 30 distribution centers strategically located in 22 states and Mexico. We distribute through multiple channels, including: (i) one-step distribution through lumberyards and retail distributors; (ii) home center distribution to big box retailers; (iii) direct distribution to large homebuilders, multi-family builders and remodelers/ contractors and (iv) two-step distribution to wholesale distributors who subsequently resell to lumberyards and retail distributors. We believe that our multi-channel distribution network allows us to reach the greatest number of end-customers and provide nationwide service to those customers.

We are vertically integrated with operations that include:

•	The extrusion of aluminum and vinyl lineals, which are utilized internally in our fabrication operations or sold to third-parties;

•	Blending of vinyl compounds, manufacture of zinc die cast hardware and manufacture of screens;

•	The manufacture and assembly of window and patio door units, including the cutting and insulation of glass, the pre-hanging of patio doors, and the sale of such units to homebuilders, multi-family builders, remodelers/ contractors, home centers, lumberyards, and retail and wholesale distributors;

•	A turn-key installation program for multi-family builders in which we supply and install many of our products, including interior/ exterior doors, windows and patio doors; and

•	The sale of finished products to homebuilders and remodelers/ contractors through company-owned distribution centers located across the United States.

Competitive Strengths

We believe that we have a competitive advantage in our markets due to the following competitive strengths:

•	Leading Market Positions. We are one of the largest suppliers of residential windows and patio doors in the United States with a domestic market share exceeding 7%. Based on our estimates, we believe that we have a leading market position in the residential aluminum and vinyl window and patio door product categories.

•	Strong Brand Name Recognition. Our brands are well recognized in the building trade and are a distinguishing factor in customer selection. The Atrium® brand of windows and patio doors has been in existence for over 25 years and is recognized for its quality and value. In addition, we believe Atrium® is among the most-recognized brand names in the aluminum and vinyl window and patio door market segments. We believe there are significant opportunities to leverage our existing brands by targeting cross-selling opportunities and by re-branding certain products.

•	Complete, High-Quality Product Offering. We are one of the few suppliers with a comprehensive line of residential non-wood windows and patio doors in the United States. The ability to source windows and patio doors from a single supplier is a cost-saving opportunity for national homebuilders and home centers. This distribution flexibility and nationwide presence distinguishes us as a “one-stop” solution for customers’ window and patio door needs.

•	Multi-Channel Distribution Network. We have a multi-channel distribution network that includes direct, one-step and two-step distribution as well as 30 company-owned distribution centers. Our distribution strategy maximizes our market penetration and reduces reliance upon any one distribution channel for the sale of our products. Furthermore, as a manufacturer and distributor of windows and doors for more than five decades, we have developed long-standing relationships with key distributors in our markets. In each instance, we seek to secure a leading distributor in each of our markets. If we cannot secure a top-tier distributor in a desired geographic market, we will consider the acquisition or start up of our own distribution center in that market.

•	Established and Diversified Customer Base. We have developed strong relationships with our current customer base, which includes over 11,000 active accounts. We have strong relationships with some of the leading companies in home and multi-family building, including Pulte, D.R. Horton and Summit Contractors, and home center retailing, including The Home Depot. Our customers are geographically diversified and our sales are balanced between the repair and remodeling and new construction market segments, which provides increased stability to our business.

•	Low Cost, Vertically Integrated Manufacturer. We believe that we are one of the industry’s lowest cost providers based on our strong operating margins relative to our competitors. Our vertically integrated structure enables us to control all facets of the production and sale of windows and patio doors, eliminating incremental outsourcing costs. For our window and patio door products, our integrated operations, including extrusion, fabrication and distribution enable us to reduce inventory, improve production scheduling and optimize quality control.

Business Strategy

Our goal is to increase revenue growth and profitability and to strengthen our leadership position in the residential window and patio door industry through the following initiatives:

•	Enhance National Presence. We will continue to focus our core efforts on maintaining and developing our nationwide market share, including enhancing our strong presence in our existing high growth markets such as the Southern and Western United States. Our acquisitions have helped to further our geographic coverage and, we believe, combined with the implementation of cross-selling initiatives, will continue to facilitate our growth. We will also seek to enhance our nationwide capabilities by selectively starting or acquiring operations that complement our geographic coverage and product offerings.

During 2002, we opened a distribution center in Mexico City, Mexico for the distribution of windows and extrusion.

•	Extend and Cross-Sell Product Offerings. We are taking advantage of cross-selling opportunities by marketing vinyl windows and patio doors to our traditional aluminum window and patio door customers and aluminum windows and patio doors to our traditional vinyl window and patio door customers and adding additional styles and designs to address specific regional product preferences. We also maintain training and incentive programs to ensure that our divisional sales forces market our complete product line of windows and patio doors.

•	Capitalize on Atrium® Brand Name. We will seek to continue to leverage the strength of our nationally recognized Atrium® brand name that has been in existence for over 25 years. We believe that leveraging the Atrium® name across our products and on a nationwide scale will enhance our brand name recognition. For example, we see a significant opportunity in transferring the Atrium® brand to recently acquired product lines. Furthermore, we will continue trade advertising initiatives to maintain our high brand awareness in the industry.

•	Continue to Pursue Operational Efficiencies. Our team of highly experienced managers seeks to achieve improvements by closely scrutinizing our operations and applying best practices and continuous improvement programs across all of our divisions. We have been successful in improving the efficiency and productivity of our operations by automating manufacturing processes, improving logistics, implementing an integrated company-wide information system and successfully integrating acquisitions and managing working capital requirements. We continue to analyze additional opportunities to improve operational efficiencies, including consolidating and expanding our aluminum extrusion operations, increasing capacity utilization at all of our manufacturing facilities and leveraging our size to realize purchasing savings.

•	Refine Product Offering to Maximize Profitability. We plan to continually evaluate our product offering in terms of both customer needs and overall profitability. We believe our offering of products will be diverse enough to satisfy varied regional product preferences while at the same time maximizing our profitability. For example, we made a decision during 2000 to divest the assets of Wing Industries, Inc. (“Wing”), our wood interior door manufacturing unit, and Atrium Wood Patio Door Division (“Wood”), our wood patio door manufacturing unit. The divestitures resulted in an exit from the low margin commodity based business of wood doors, reduced our exposure to the sometimes volatile wood materials market and contributed to an overall increase in our profitability.

•	Make Selective Strategic Acquisitions. We have successfully consummated and integrated twelve acquisitions since 1996, in each case lowering operating costs. We intend to take advantage of the fragmented market for window and patio door manufacturers by acquiring companies that present identifiable cost savings opportunities and add to our existing product lines, market share and targeted geographic coverage. As we continue our acquisition program, we believe we can leverage our experience in integrating acquisitions and maximizing cost savings and productivity enhancements. Additionally, we believe our size and national presence will be attractive to companies looking to combine with an industry leader.

Recent Developments

2003 Acquisitions

We acquired Miniature Die Casting (“MD Casting”) and Danvid Window Company (“Danvid”) in early 2003 for $3.3 million (excluding an additional amount of up to $600,000 to be paid over three years upon the achievement of certain financial targets) and $5.6 million, respectively. MD Casting is a zinc die cast hardware manufacturer located in Fort Worth, Texas and Danvid is an aluminum and vinyl window and door manufacturer located in Dallas, Texas. We recently acquired Aluminum Screen Manufacturing Ltd. and its affiliates (“Aluminum Screen,” and together with MD Castings and Danvid, the “2003 Acquisitions”) for $16.5 million on October 1, 2003. Aluminum Screen is a window screen supplier with manufacturing and distribution operations in Dallas, Houston, Las Vegas, Phoenix and Juarez, Mexico. The 2003 Acquisitions enabled us to add geographic presence and/or product lines and further enhanced our vertical integration strategy.

Proposed Target Acquisition

We recently entered into a non-binding letter of intent to acquire a regional window manufacturer (the “Target”) for $52.5 million (the “Proposed Target Acquisition”). We expect the Proposed Target Acquisition to be consistent with our strategy of selectively acquiring businesses that principally provide vinyl window production, new distribution channel opportunities and additional repair and replacement volume. According to management of the Target, for the latest twelve-month period ended September 25, 2003, the Target generated revenue and Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization and after giving effect to contractual changes in compensation structure of management) of $56.2 million and $9.5 million, respectively. The Proposed Target Acquisition is subject to conditions including confirmatory due diligence and would, if consummated, be expected to close after closing the Transactions. The Proposed Target Acquisition would be funded with $5.0 million of Parent common stock, $40.0 million from term loans under our new senior secured credit facility and $8.0 million of drawings under our accounts receivable securitization facility. The $40.0 million of term loans will be funded at the closing of the Transactions under our new term loan facility and maintained in escrow for up to 60 days pending the closing of the Proposed Target Acquisition. The Transactions are not conditioned upon the closing of the Proposed Target Acquisition and there can be no assurance as to when or if the Proposed Target Acquisition will occur. To the extent the Proposed Target Acquisition is not consummated, the $40.0 million of term loans held in escrow will be used to repay borrowings under our term loan facility without a prepayment penalty.

The Transactions

On October 27, 2003, Parent, certain securityholders of Parent and a newly formed affiliate (“KAT Holdings”) of Kenner & Company, Inc. entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) pursuant to which, and subject to certain conditions set forth therein, KAT Holdings will merge with and into Parent with Parent as the surviving corporation (the “Merger”) and as a result, we and Parent will be controlled by the investor group described below.

The acquisition will be made by an investor group led by Kenner & Company, Inc. (“Kenner”), a New York based private investment firm, and certain members of our management, including Jeff L. Hull, our President and Chief Executive Officer, who will continue to have an ownership interest in the Company. The investor group includes KAT Holdings, L.P. (a special purpose Kenner investment partnership), UBS Capital Americas, LLC and other institutional investors. At the closing of the Merger, the investor group will, subject to certain conditions, contribute at least $265.0 million to the equity capital of ATR Acquisition, LLC which, in turn, will contribute all of that equity capital to the equity of KAT Holdings.

In connection with the Merger, we intend to renew our existing accounts receivable securitization facility (the “Accounts Receivable Securitization Facility”) for a period of at least three years and refinance our existing senior revolving credit facility (the “Existing Revolving Credit Facility”) and senior term loan facility (the “Existing Term Loan Facility”) with a new revolving credit facility of $50.0 million (the “New Revolving Credit Facility”), which will be undrawn at close, and a new $180.0 million term loan facility, each arranged by CIBC World Markets Corp. and UBS Securities LLC (the “New Term Loan Facility” and together with the New Revolving Credit Facility, the “New Credit Facility”). $40.0 million of the New Term Loan Facility will be funded at the closing of the Transactions and held in escrow for up to 60 days to partially fund the Proposed Target Acquisition. See “Recent Developments— Proposed Target Acquisition.”

In connection with the Merger, on November 18, 2003, we received consents from holders representing approximately 97% of the aggregate principal amount of our outstanding notes to (i) waive our obligations under the Indenture to make a “Change of Control Offer” in connection with the Merger and (ii) amend the Indenture to (a) replace the definition of “Permitted Holders” with certain direct and indirect equity holders of ATR Acquisition, LLC and their affiliates, (b) modify certain restrictions on “Affiliate Transactions” and (c) allow for the issuance of additional notes. Additionally, in connection with the Merger, Parent intends to repurchase its outstanding 15% Senior Pay-In-Kind Notes (the “15% PIK Notes”) with a portion of the cash proceeds of the equity contribution to KAT Holdings. For more information regarding our consent solicitation, see “The Transactions.”

The offering of notes described in this offering memorandum is conditioned upon the simultaneous close of the Transactions.

Use of proceeds

The following table sets forth the estimated sources and uses of funds in connection with the Transactions, assuming that the Transactions had occurred on September 30, 2003(1).

(dollars in millions)
Sources of Funds— Atrium Companies, Inc.:
New Revolving Credit Facility(2)	$—
New Term Loan Facility(3)	180.0
New 10 1/2% Senior Subordinated Notes(4)	53.0

Total Sources of Funds— Atrium Companies, Inc.	$233.0

Sources of Funds— Atrium Corporation (Parent Only):
New Equity	$265.0

Total Consolidated Sources of Funds	$498.0

Uses of Funds— Atrium Companies, Inc.:
Escrow Funds from New Term Loan Facility(5)	$40.0
Repayment of Existing Term Loan Facility	119.9
Reduction of Accounts Receivable Securitization Facility(6)	22.9
Accrued Interest on All Debt(7)	9.4
Debt Issuance Costs(8)	11.2
Dividend to Parent(9)	22.1
Transaction Expenses(10)	7.5

Total Uses of Funds— Atrium Companies, Inc.	$233.0

Uses of Funds— Atrium Corporation (Parent Only):
Consideration Paid to Equityholders	$208.7
Repurchase of 15% PIK Notes(11)	60.1
Transaction Expenses(12)	18.3
Dividend from Atrium Companies, Inc.	(22.1)

Total Uses of Funds—Atrium Corporation (Parent only)	$265.0

Total Consolidated Uses of Funds	$498.0

(1)	Assumes that the acquisition of Aluminum Screen, which closed on October 1, 2003, was completed on September 30, 2003. This acquisition was completed for a purchase price of $16.5 million, consisting of $8.6 million in cash on hand as of September 30, 2003 and $7.9 million borrowed against our Accounts Receivable Securitization Facility.

(2)	We have obtained commitments from financing sources of up to $50.0 million, with a $20.0 million letter of credit sub-facility, which is expected to be undrawn as of the closing of the Merger except for letter of credit requirements of approximately $10.0 million.

(3)	Includes $40.0 million to be borrowed under the New Term Loan Facility at closing and deposited into escrow in respect of the Proposed Target Acquisition. See “Recent Developments — Proposed Target Acquisition.”

(4)	Amount includes a $3.0 million premium assuming an issue price of 106% which was the market price of the outstanding notes on December 1, 2003.

(5)	Represents a portion of borrowings under the New Term Loan Facility to be placed in escrow at closing in respect of the Proposed Target Acquisition.

(6)	We have obtained commitments from financing sources of up to $50.0 million, of which $41.1 million is expected to be outstanding immediately prior to the closing of the Merger (including $7.9 million of borrowings for Aluminum Screen) and $18.2 million is expected to be outstanding upon completion of the Merger. Amounts outstanding under our Accounts Receivable Securitization Facility are “off balance sheet” liabilities and are not recognized as “debt” under GAAP.

(7)	Amount represents accrued and unpaid interest on all outstanding indebtedness through and including September 30, 2003. Of this amount, $7.7 million relates to accrued interest on our outstanding notes. This amount was paid on November 1, 2003 with borrowings under the Existing Revolving Credit Facility which will be paid off at closing.

(8)	Amounts represent costs incurred in connection with the issuance of the notes and borrowings under the New Credit Facility.

(9)	Represents a dividend to our Parent to fund the variance between (i) the $265.0 million of contributed equity and (ii) a $208.7 million payment to Parents’ equityholders, a $60.1 million payment to repurchase the 15% PIK Notes (including an estimated payment of $2.7 million to fund a 5% call premium) and an estimated payment of $18.3 million for certain transaction expenses related to the Merger.

(10)	Represents an estimate for certain costs, fees, expenses and other amounts, all of which will be expensed in connection with the Merger.

(11)	Amount represents $53.5 million of accreted value, $3.9 million of accrued interest since the last pay-in-kind payment date of April 25, 2003 and a $2.7 million call premium expected to be paid upon consummation of the Merger from a portion of the cash proceeds of the equity contribution made to KAT Holdings.

(12)	Represents an estimate for certain costs, fees, expenses and other amounts payable to our affiliates in connection with the Merger, some of which will be expensed in connection with the Merger.

Kenner & Company, Inc.

Kenner is a private investment firm specializing in acquisitions and equity investments in operating companies with revenue between $100 million and $1 billion. Founded in 1986, Kenner has completed acquisitions in excess of $3 billion. The principals of Kenner have both operating and financial management experience, and a successful history of buying and building businesses since 1979. Prior to founding Kenner, Jeffrey L. Kenner was President of the leveraged buyout and venture capital affiliate of another investment firm. Mark L. Deutsch joined Kenner in 1994 after spending eight years at Bankers Trust Company (now Deutsche Bank). Thomas M. Wolf joined Kenner in 2000 after spending nine years at J.P. Morgan. Larry T. Solari is a senior operating executive who has worked closely with Kenner since 1994. He has served as Chairman, Vice Chairman or CEO of several Kenner portfolio companies, and was previously President of the Construction Products Group of Owens-Corning.

Kenner assists its portfolio companies by ensuring the availability of capital, identifying potential acquisitions and providing strategic and financial advice. Kenner seeks to invest in companies with strong management teams and well-defined growth opportunities. A key aspect of Kenner’s investment philosophy is to retain existing management and allow companies to operate autonomously.

Over the years, Kenner has focused on the building products industry and products for the home. Selected current and past investments include: BSI Holdings, a $700 million nationwide building installation service company; Behr Paint, a $650 million paint company whose products are sold primarily through The Home Depot; Pratt & Lambert United, a $550 million paint and industrial coatings company; Pace Industries, a $250 million aluminum die caster; Bentley Mills, a $150 million non-automotive custom carpet manufacturer; and Therma-Tru Corporation, a manufacturer of residential steel and fiberglass exterior doors with sales in excess of $400 million. As publicly announced, Fortune Brands, Inc. purchased Therma-Tru for $925 million on November 10, 2003. Kenner portfolio companies have never defaulted on a debt service obligation.

Kenner will be joined in this transaction by UBS Capital Americas LLC (“UBS Capital”) a private investment firm affiliated with UBS AG with over $1 billion of assets under management. UBS Capital has previously invested with Kenner in both the Behr Paint and Pace Industries transactions mentioned in the previous paragraph.

For more information about our direct and indirect principal equity holders, see “Principal stockholders.”

The offering

The following summary is not intended to be complete. For a more detailed description of the notes, see “Description of the Notes.”

Issuer	Atrium Companies, Inc.

Securities Offered	$50,000,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2009. The notes offered hereby constitute an additional issuance of 10 1/2% Senior Subordinated Notes due 2009 pursuant to our indenture, dated May 17, 1999, as amended and as to be amended simultaneously in connection with the Transactions, under which the outstanding notes were previously issued. The notes offered hereby will be identical to our outstanding notes and upon their exchange, if any, are expected to trade as a single class of notes with the outstanding notes. See “The Transactions.”

Maturity Date	The notes mature on May 1, 2009.

Redemption by us	We may redeem the notes, in whole or part, at any time on or after May 1, 2004 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest.

Change of Control	If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. In addition, if we experience a change of control on or prior to May 1, 2004, we may redeem the notes as a whole and not in part at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest to, the date of redemption. See “Description of the notes — Optional Redemption.”

Interest Rate and Payment Dates	The notes will accrue interest from the date of their issuance at the rate of 10 1/2% per year. Interest on the notes will be payable semi- annually in arrears on each May 1 and November 1, commencing on May 1, 2004.

Ranking; Guarantees	The notes will be our senior subordinated unsecured obligations. The notes will be guaranteed on a senior subordinated unsecured basis by all of our domestic subsidiaries other than our special purpose finance subsidiary.

The notes will be subordinated in right of payment to any of our and the guarantors’ existing and future senior debt and equal to all of our and the guarantors’ senior subordinated debt including the outstanding notes.

As of September 30, 2003, assuming the Transactions had occurred on that date, we would have had approximately $198.9 million principal amount of senior debt outstanding (including $40.0 million to be borrowed under the New Term Loan Facility at closing and deposited into escrow in respect of the Proposed Target Acquisition). As of September 30, 2003, on a pro forma basis for the Transactions, we could have incurred an additional $64.0 million of indebtedness under our New Revolving Credit Facility or our Accounts Receivable Securitization Facility, all of which would have been senior indebtedness.

Restrictive Covenants	The indenture governing the notes contains covenants that limit our ability and the ability of certain of our subsidiaries to, among other things:

• incur additional indebtedness;

• pay dividends or make other distributions or repurchase or redeem our stock;

• make investments;

• create certain liens;

• sell assets;

• in the case of certain of our subsidiaries, guarantee indebtedness, without guaranteeing the notes offered hereby;

• enter into transactions with affiliates; and

• consolidate, merge or sell all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of notes” in this offering memorandum.

Exchange Offer; Registration Rights	Under a registration rights agreement to be executed as part of this offering, we will agree to:

• file a registration statement within 120 days after the issuance of the notes offered hereby enabling holders to exchange the privately placed notes offered hereby for publicly registered notes with effectively identical terms;

• use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 180 days after the issue date;

• use our reasonable best efforts to complete the exchange offer within 30 days after the effective date of the registration statement; and

• use our reasonable best efforts to file a shelf registration statement for the resale of the notes offered hereby if we cannot complete an exchange offer within those time periods listed above and in certain other circumstances.

If we do not comply with these obligations, we will be required to pay additional interest to the holders of the notes offered hereby. See “Exchange offer; registration rights.”

Transfer Restrictions	We have not registered the notes offered hereby under the Securities Act or any state securities laws. You may not offer or sell the notes offered hereby except under an exemption from, or in a transaction not subject to, the registration requirements of the

Securities Act and applicable state securities laws. See “Important notice to readers” beginning on page i.

Absence of a Public Market	The notes offered hereby are a new issue of securities and there is currently no established market for them. If issued, the exchange notes will generally be freely transferable and are expected to trade as a single class of notes with the outstanding notes for which there is only a limited trading market. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes offered hereby or, if issued, the exchange notes. The initial purchasers have advised us that they currently intend to make a market for the notes offered hereby as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time in their sole discretion without notice. We expect that the notes offered hereby will be eligible for trading in the PORTALSM Market. See “Risk factors.”

Use of Proceeds	We will use the net proceeds of this offering to partially finance the Transactions and to pay the related fees, expenses and other amounts. See “Use of proceeds.”

Risk Factors	See “Risk factors” beginning on page 13 for a discussion of factors you should carefully consider before deciding to invest in the notes offered hereby.

Summary historical and unaudited pro forma consolidated financial data

The summary historical income statement, other data and balance sheet data set forth below as of and for the years ended December 31, 2001 and 2002, were derived from our audited consolidated financial statements that are incorporated by reference herein. The summary historical income statement and other data set forth below for the year ended December 31, 2000 were derived from the audited consolidated financial statements that are incorporated by reference herein, and the balance sheet data for the year ended December 31, 2000 is derived from our audited consolidated financial statements that are not included or incorporated by reference herein. The selected consolidated historical financial data as of and for the nine months ended September 30, 2002 and 2003 were derived from our unaudited consolidated financial statements that are incorporated by reference herein. The selected historical pro forma financial data for the twelve months ended September 30, 2003 were derived from unaudited financial statements and should be read in connection with “Unaudited pro forma consolidated financial data” and the other financial information included elsewhere in or incorporated by reference into this offering memorandum. In the opinion of management the financial information presented reflects all adjustments necessary for a fair presentation of results for the periods presented. The following financial information is not necessarily indicative of the operating results to be expected in the future and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto incorporated by reference into this offering memorandum.

							Pro Forma
	Fiscal Year Ended December 31,				9 Months Ended		LTM
	2000		2001	2002	9/30/02	9/30/03	9/30/03(1)

(dollars in thousands)
					(unaudited)

Income Statement Data:
Total net sales	$492,303		$517,063	$536,299	$406,233	$442,237	$614,470
Cost of sales	371,195		354,797	360,323	273,157	299,708	417,544
Gross profit	121,108		162,266	175,976	133,076	142,529	196,926
Selling, general and administrative expenses	122,047		108,067	116,364	87,888	94,352	129,012
Income (loss) from operations	(939)		54,199	59,612	45,188	48,177	67,914
Interest expense	36,967		39,113	35,697	26,883	24,996	32,625
Securitization expense	—		1,532	1,133	879	867	829
Net income (loss)	(74,326)		(4,866)	13,984	10,482	17,803	28,593
Other Data:
Depreciation and amortization(2)	$16,483		$24,415	$14,885	$10,965	$12,577	$17,203
Capital expenditures	11,689		7,984	11,157	10,168	10,614
EBITDA(3)	(21,816	)(4)	62,389	66,528	49,687	56,922	80,705
Adjusted EBITDA(3)	5,923	(4)	65,194	71,109	53,943	57,849	85,289
Ratio of Adjusted EBITDA to interest expense(5)							2.5x
Ratio of total net debt to Adjusted EBITDA(6)							4.4x
Balance Sheet Data (end of period):
Cash and cash equivalents	$4,646		$1,247	$1,131	$5,481	$8,604	$—
Restricted cash(7)	—		—	—	—	—	40,000
Total assets	542,335		484,207	488,320	505,825	540,657	612,818
Total debt	355,348		310,554	298,025	305,890	293,710	406,867

						Pro Forma
	Fiscal Year Ended December 31,			9 Months Ended		LTM
	2000	2001	2002	9/30/02	9/30/03	9/30/03(1)

(dollars in thousands)
				(unaudited)

Stockholder’s equity	122,076	116,489	134,434	129,317	156,486	123,298
Cash Flows provided by (used in):
Operating activities	$(4,441)	$50,437	$27,089	$36,979	$17,633
Investing activities	(89,780)	(10,596)	(15,335)	(23,562)	(13,101)
Financing activities	97,573	(43,240)	(11,870)	(5,944)	(298)

(1)	Pro forma financial data for the last twelve months ended September 30, 2003 were derived by (a) accumulating our historical data for this period by summing reported results for the nine months ended September 30, 2003 with our results for the three months ended December 31, 2002, (b) accumulating the historical results of the 2003 Acquisitions from October 1, 2002 through their respective acquisition dates, (c) applying pro forma adjustments related to the 2003 Acquisitions to present them as if they had occurred on January 1, 2002, and (d) applying pro forma adjustments to present the Transactions as if they had occurred on January 1, 2002. See “Unaudited pro forma consolidated financial data” for the detailed accumulation of the pro forma financial data for the last twelve months ended September 30, 2003.

(2)	Amortization expense decreased $11,000 from $14,410 during 2001 to $3,410 during 2002. The decrease was primarily attributable to our adoption of Statement of Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which eliminates the amortization of goodwill and subjects it to annual impairment tests.

(3)	EBITDA represents income before interest, securitization expense, income taxes, write-off of deferred financing costs, depreciation and amortization. While we do not intend for EBITDA to represent cash flow from operations as defined by GAAP and we do not suggest that you consider it as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, we include it herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. We believe EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare our historical results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, as EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry. Adjusted EBITDA represents EBITDA (as defined above) before special charges, special writedown of inventory of $1,010 in 2001 (included in cost of goods sold) related to the shutdown of Kel-Star Building Products, stock compensation expense, operating lease conversion and raw material cost savings associated with the acquisitions made during 2003. The special charges of $375 in the nine months ended September 30, 2003 related to a legal settlement in connection with the divestiture of the assets of Wing that was higher than initially anticipated. The special charges of $3,948 in the nine months ended September 30, 2002 related to liabilities associated with the divesture of the assets of Wing. The majority of the special charge is attributable to $2,859 of exit costs incurred by the Company on the remaining lease obligations at Wing’s former facilities. The special charge also included $1,089 for litigation expenses. The special charges of $4,198 in 2002 related to liabilities associated with the divestiture of the assets of Wing. The special charges of $1,213 in 2001 related to the shutdown of Kel-Star Building Products and to non-capitalizable legal fees incurred to amend our credit agreement in 2001. The special charges of $27,739 in 2000 were primarily related to the divestitures of the Wing and Wood operations. We believe it is appropriate to exclude these special charges to provide investors a more accurate understanding of our ongoing operations. Upon completion of the Transaction certain operating leases are expected to be converted to capital leases. The conversion will result in the recording of additional property, plant and equipment and capital lease obligations in the amount of $8,550. The conversion will result in additional depreciation of $1,724 and interest expense of $672, neither of which has been reflected in the “Summary historical and unaudited pro forma consolidated financial data.” Adjusted EBITDA is presented as additional information because the Company believes that it is a useful financial indicator of its ability to service and incur indebtedness. Adjusted EBITDA should not be considered in isolation or as an alternative to operating income as an indicator of performance, cash flow from operations as a measure of liquidity or other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is not calculated identically by all companies, therefore, the presentation and adjustments herein may not be comparable to similarly titled measures of other companies. Adjusted EBITDA will be excluded from the prospectus related to the registered exchange offer and other filings with the SEC. The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Fiscal Year Ended December 31,			9 Months Ended		Pro Forma
						LTM
	2000	2001	2002	9/30/02	9/30/03	9/30/03

(dollars in thousands)
Net Income	$(74,326)	$(4,866)	$13,984	$10,482	$17,803	$28,593
Interest expense	36,967	39,113	35,697	26,883	24,996	32,625
Securitization expense	—	1,532	1,133	879	867	829
Income taxes	(940)	1,358	625	478	650	985
Write-off of deferred financing	—	837	204	—	29	470
Depreciation and amortization	16,483	24,415	14,885	10,965	12,577	17,203

EBITDA	$(21,816)	$62,389	$66,528	$49,687	$56,922	$80,705

Supplemental Adjustments:
Special charges	$27,739	$1,213	$4,198	$3,948	$375	$—
Special write down of inventory	—	1,010	—	—	—	—
Stock compensation expense	—	582	383	308	552	252
Operating lease conversion	—	—	—	—	—	2,008
Raw material cost savings	—	—	—	—	—	2,324

Adjusted EBITDA	$5,923	$65,194	$71,109	$53,943	$57,849	$85,289

(4)	Pro forma for the divestiture of the assets of Wing, a former subsidiary, and Wood in August 2000 and the acquisition of the businesses of Ellison Windows and Doors and Ellison Extrusion Systems Inc. in October 2000 as if they occurred on January 1, 2000, EBITDA and Adjusted EBITDA would have been $59,641 and $64,424, respectively.

(5)	The ratio of Adjusted EBITDA to interest expense is calculated for the latest twelve months ended September 30, 2003 period as Adjusted EBITDA divided by the sum of interest expense and securitization expense.

(6)	For purposes of calculating the ratio of total net debt to Adjusted EBITDA, an amount of $8,550 for the expected conversion of operating leases to capital leases is included in total net debt and an amount of $40,000 to be borrowed under the New Term Loan Facility to be placed into escrow at closing in respect of the Proposed Target Acquisition is excluded from total net debt.

(7)	Represents a portion of borrowings under the New Term Loan Facility to be placed into escrow at closing in respect of the Proposed Target Acquisition.

Risk factors

Before purchasing the notes, you should carefully consider the following risk factors as well as the other information contained in or incorporated by reference into this offering memorandum. The risks described below are not the only risks facing our company. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect our company and your investment. If any of these risks or uncertainties actually occur, our business, financial condition and operating results could be materially adversely affected.

RISKS RELATED TO THIS OFFERING

Substantial Leverage and Debt Services— Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We are a highly leveraged company. Pro forma for the Transactions, at September 30, 2003, we would have had approximately $425.1 million of consolidated debt outstanding (which includes $40.0 million held in escrow to be drawn at closing under the New Term Loan Facility in respect of the Proposed Target Acquisition and $18.2 million outstanding under the Accounts Receivable Securitization Facility) of which approximately $198.9 million would have been senior indebtedness (exclusive of unused commitments under our revolving credit facility), and Atrium Corporation’s total consolidated debt (defined as consolidated debt plus amounts outstanding under the off-balance sheet Accounts Receivable Securitization Facility), as a percentage of capitalization, would have been approximately 62%. As of September 30, 2003, assuming the Transactions had occurred on that date, we would have had approximately $198.9 million principal amount of senior debt outstanding (including $40.0 million to be borrowed under the New Term Loan Facility at closing and deposited into escrow in respect of the Proposed Target Acquisition). As of September 30, 2003, on a pro forma basis for the Transactions, we could have incurred an additional $64.0 million of indebtedness under our New Revolving Credit Facility or our Accounts Receivable Securitization Facility, all of which would have been senior indebtedness. Our pro forma cash interest and securitization expense obligations in respect of our aggregate indebtedness for the latest twelve months ended September 30, 2003 would have been $30.7 million. The indenture governing the notes and our credit facility will permit us and certain of our subsidiaries to incur certain additional indebtedness.

Our high level of indebtedness could have important consequences to holders of the notes such as:

•	Limiting our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes,

•	Limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service requirements,

•	Increasing our vulnerability to interest fluctuations because, pro forma for the Transactions, approximately $158.2 million of our debt (excluding $40.0 million to be drawn at closing under the New Term Loan Facility relating to the Proposed Target Acquisition and including $18.2 million outstanding under the Accounts Receivable Securitization Facility) would have been at variable interest rates as of September 30, 2003;

•	Limiting our ability to compete with others who are not as highly leveraged as we are, and

•	Limiting out ability to react to changing market conditions, changes in our industry and economic downturns.

Risk factors

Our ability to meet our debt service obligations and to satisfy our other obligations will depend upon our future operating performance. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. If in the future we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance our debt, obtain additional debt or equity financing or sell assets. To the extent we need to sell significant assets to make scheduled payments on the notes or meet our other obligations, such sales would have a material adverse effect on our business and results of operations. Among the factors that will affect our ability to effect a debt financing or a debt or equity offering are financial market conditions and our value and performance at the time of such refinancing or offering. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding through a debt refinancing, a debt or equity offering or otherwise, sufficient to satisfy our debt service requirements (including the notes offered hereby). For more information regarding our liquidity and capital resources, see “The Transactions.”

Subordination of the Notes and the Guarantees— The notes will be subordinate to all of our existing and future senior indebtedness and the guarantees will be subordinate to all existing and future senior indebtedness of the guarantors.

The notes are subordinate to all of our existing and future senior indebtedness. The guarantees are subordinate to all existing and future senior indebtedness of the guarantors. On a pro forma basis, after giving effect to the Transactions, at September 30, 2003, we would have had approximately $198.9 million of senior indebtedness outstanding (exclusive of unused commitments under our revolving credit facility), none of which is held by the guarantors (exclusive of their guarantee of approximately $180.0 million of our senior indebtedness, which includes $40.0 million to be drawn at closing under the New Term Loan Facility and placed into escrow relating to the Proposed Target Acquisition). We and the guarantors also may incur additional senior indebtedness subject to the terms of the indenture governing the notes and our credit facility. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the notes offered hereby only after all payments had been made on our senior indebtedness. Similarly, in the event of bankruptcy, liquidation or dissolution of any guarantor, its assets would be available to pay obligations on the notes only after all payments had been made on its senior indebtedness. We cannot assure you that sufficient assets will remain to make any payments on the notes. In addition, certain events of default under our and the guarantors’ senior indebtedness would prohibit us and the guarantors, as applicable, from making any payments on the notes or the guarantees, as applicable. See “Description of the notes— Ranking and Subordination.”

In addition, the notes will be effectively subordinated to all obligations of our subsidiaries that do not guarantee the notes. The notes will be guaranteed on a senior subordinated unsecured basis by all of our domestic subsidiaries other than our special purpose finance subsidiary.

Limitation on Financing Change of Control Offer— We may not have sufficient funds to finance the change of control offer required by the indenture or other amounts payable upon a change of control.

Upon a change of control, we will be required to offer to purchase all of the notes then outstanding at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. A change of control will result in an event of default under our credit facility, permitting the lenders thereunder to accelerate all unpaid amounts, in which case such indebtedness would be required to be repaid in full before repurchase of the notes. We cannot assure you we will have funds available to pay the accelerated amounts. In addition, we cannot assure you that we will have remaining funds available to repurchase the notes upon the occurrence of a change of control.

Risk factors

We could, subject to limitations on additional senior indebtedness, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations or highly leveraged transactions, that would not constitute a change of control under our indenture, but could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit rating or otherwise adversely affect holders of the notes.

Fraudulent Conveyance Statutes— Under certain circumstances, a court could subordinate or avoid any of the guarantees.

Although laws differ among various jurisdictions, in general, under federal bankruptcy laws and comparable provisions of state fraudulent conveyance laws, a court could subordinate or avoid any of the guarantees if it found that:

•	The guarantee was incurred with actual intent to hinder, delay or defraud creditors, or

•	The guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor was any of the following:

•	Insolvent or was rendered insolvent because of the guarantee,

•	Engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, or

•	Intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction that is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its debts, including contingent liabilities, was greater than the value of all its assets at a fair valuation, or if the present fair saleable value of the debtor’s assets was less than the amount required to repay its probably liability on its debts, including contingent liabilities, as they became absolute and mature.

If a court voided a guarantee as a result of fraudulent conveyance, or held it unenforceable for any other reason, holders of the notes would cease to have a claim against the relevant guarantor or guarantors and would be solely creditors of Atrium Companies, Inc. and the other guarantors.

We believe that the guarantees are being incurred for proper purposes and in good faith. In addition, after giving effect to the Transactions, we do not: (i) believe that any guarantor will be insolvent or rendered insolvent; (ii) believe that any guarantor will be engaged in a business or transaction for which its remaining assets constitute unreasonably small capital; or (iii) intend for any guarantor to incur, or believe that any guarantor will incur, debts beyond its ability to pay as they mature. These beliefs are based on our analysis of internal cash flow projections and estimated values of assets and liabilities of the guarantors at the time of this offering. We cannot assure you, however, that a court passing on these issues would make the same determination.

Ability to Service Debt— We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, our indebtedness, including the notes, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic conditions, financial, competitive, legislative, regulatory, political, business and other factors that are beyond our control. We believe cash generated by our business will be sufficient to enable us to make our debt payments, including payment on the notes offered hereby, as they become due. However, we cannot assure you that our business will

Risk factors

generate sufficient cash flow or that future borrowings will be available under our credit facility or any other financing sources in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity or incur additional debt. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and the notes, or that we will be able to negotiate favorable or acceptable terms if we refinance our debt or borrow additional money.

Restrictions Imposed by Terms of Our Indebtedness— Our inability to comply with the restrictions imposed by the terms of our outstanding indebtedness could lead to the acceleration of all of our outstanding indebtedness.

Our new credit facility, the indenture relating to the notes and our other debt restricts, among other things, our ability to:

•	incur additional indebtedness and guarantee obligations;

•	pay dividends on stock or make certain other restricted payments;

•	use assets as security in other transactions;

•	issue equity;

•	create liens on assets;

•	redeem stock and prepay and/or redeem other indebtedness;

•	make certain investments;

•	enter into sale-leaseback transactions;

•	enter into certain transactions with our affiliates; and

•	sell substantially all of our assets or merge with other companies.

If we fail to comply with these covenants, we would be in default under the indenture, and the principal and accrued interest on the notes could become due and payable. See “Description of notes— Certain Covenants.”

Our credit facility also requires us to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. Our ability to meet those financial ratios and financial tests may be affected by events beyond our control, and we cannot assure you that we will continue to meet those tests. If we fail to meet those tests or breach any of the covenants, the lenders under our credit facility could declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In addition, our accounts receivable facility contains certain covenants similar to those in our credit facility and include requirements regarding the purchase and sale of receivables. One such requirement imposes concentration limits with respect to the percentage of receivables we can sell from a particular customer. If one or more of our customers were to combine with each other, the amount of receivables that we could sell may not be increased resulting in a net lowering of the total amount of receivables we could sell. If the total amount of receivables we could sell were decreased, we could be materially adversely affected. Further, the concentration limits are based on the credit ratings of such particular customer. We may implement credit hedging strategies to offset this risk. However, if one or more of our customers were to have its credit ratings downgraded and consequently the amount of receivables of such customer that we could sell were decreased, we could be materially adversely affected. We cannot assure you that our assets would be sufficient to repay in full such indebtedness or any other indebtedness, including the notes offered hereby.

Risk factors

In addition, if we default under the indenture, our credit facility or the instruments governing our other indebtedness, that default could constitute a cross-default under the indenture, our credit facility or the instruments governing our other indebtedness. See “Description of notes.”

Dependence on Subsidiaries— Our ability to make payments under the notes and service our other debt substantially depends on cash flow from our subsidiaries.

In addition to any cash flow that we may generate, we will substantially depend on distributions or other intercompany transfers from our subsidiaries to make payments under the notes and service our other debt. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

•	their earnings;

•	covenants contained in our and their debt agreements, including our new senior secured credit facility and the notes;

•	covenants contained in other agreements to which we or our subsidiaries are or may become subject;

•	business and tax considerations; and

•	applicable law, including laws regarding the payment of dividends and distributions.

The operating results of our subsidiaries at any given time may not be sufficient to make distributions or other payments to us and any distributions and/or payments may not be adequate to pay any amounts due under the notes or our other indebtedness.

No Public Market for the Notes— You cannot be sure that an active trading market will develop for the notes.

There will not be an established trading market for the notes offered hereby. Although the initial purchasers have informed us that they currently intend to make a market in the notes offered hereby and, if issued, the publicly registered exchange notes which will replace the notes offered hereby, they have no obligation to do so and may discontinue making a market at any time without notice. The notes offered hereby are also being offered and sold only to qualified institutional buyers and to persons outside the United States and are subject to restrictions on transfer which are described under the “Notice to investors” section of this offering memorandum.

We have applied to have the notes offered hereby designated as eligible for trading in the PORTALSM Market, the National Association of Securities Dealers’ screen-based automated market for trading securities eligible for resale under Rule 144A. However, we do not intend to apply for listing of the notes offered hereby or, if issued, the publicly registered exchange notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

The liquidity of, and trading market for, the notes offered hereby or, if issued, the publicly registered exchange notes will depend upon the number of holders of the notes offered hereby or the exchange notes, as applicable, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes offered hereby or the exchange notes, as applicable, and other factors. A liquid trading market may not develop for the notes offered hereby or, if issued, the publicly registered exchange notes. If a trading market does not develop or is not maintained, you may experience difficulty in reselling the notes, or you may be unable to sell them at all.

Transfer Restrictions— There are restrictions on transfers of the notes.

We are relying upon an exemption from registration under the Securities Act and applicable state securities laws in offering the notes. As a result, the notes may be transferred or resold only in transactions

Risk factors

registered under, or exempt from, the Securities Act and applicable state securities laws. We intend to file a registration statement with the SEC and to cause that registration statement to become effective with respect to the Exchange Notes to be issued in exchange for the notes. The SEC, however, has broad discretion to declare any registration statement effective and may delay or deny the effectiveness of any registration statement for a variety of reasons. See “Notice to investors.”

RISKS RELATED TO THE BUSINESS

Competition— We operate in a very competitive business environment.

We compete with other national and regional manufacturers in our markets. Some of our principal competitors may be less highly-leveraged than we are and have greater financial resources than we do. Accordingly, these competitors may be better able to withstand changes in conditions within the industries in which we operate and may have significantly greater operating and financial flexibility than we do. These competitors could take a greater market share and cause us to lose business from our customers.

As a result of the competitive environment in the markets in which we operate, we face and will continue to face pressure on sales prices of our products from competitors, as well as from large customers. As a result of these pricing pressures, we may in the future experience reductions in our profit margins on sales, or may be unable to pass future raw material price or labor cost increases on to our customers which would also reduce profit margins.

Raw Materials— Increased prices for raw material costs and supply may adversely affect our business.

We purchase aluminum, vinyl, wood, glass and other raw materials from various suppliers. These commodity raw materials are subject to periods of rapid and significant fluctuations in price. Historically, the total cost of our raw materials comprises approximately 40% to 45% of our total revenue. We do not have long-term contracts with the majority of our raw material suppliers. In the event that severe shortages of the materials occur, we may experience increases in the cost of, or delay in the shipment of, our products, which may result in lower margins on the sales of our products. In addition, we may be unable to pass on to customers gradual increases in raw material prices. Moreover, sharp increases in raw material prices are more difficult to pass through to the customer in a short period of time and may negatively impact our short-term financial performance.

Acquisitions— We intend to actively pursue acquisitions but we may not be able to identify attractive acquisition candidates, successfully integrate our acquired operations or realize the intended benefits of our acquisitions.

Part of our strategy is to capitalize on the fragmented market for window and patio door manufacturers by making selective strategic acquisitions. We continually evaluate potential acquisitions and are engaged in discussions with acquisition candidates. There can be no assurance that suitable acquisition candidates will be identified and acquired in the future, that the financing or necessary consents for any such acquisitions will be available on satisfactory terms or that we will be able to accomplish our strategic objectives in making any such acquisition. Nor can we assure you that our acquisition strategy will be successfully received by customers or achieve their intended benefits.

Our future performance will depend heavily on our ability to integrate the businesses that we have recently acquired or may acquire in the future. To integrate the newly acquired businesses into our business, we must integrate manufacturing facilities, and extend our financial and management controls and operating, administrative and information systems in a timely manner and on satisfactory terms and conditions. This may be more difficult as a result of the number of acquisitions that we engage in over a relatively short time period. We may not be able to successfully integrate the businesses that we have

Risk factors

recently acquired or may acquire in the future or to realize projected cost savings and synergies in connection with those acquisitions on the timetable contemplated or at all.

Furthermore, the costs of the recent acquisitions or of businesses that we may acquire in the future could significantly impact our short-term operating results. Those costs could include:

•	restructuring charges associated with the acquisitions; and

•	other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations, and various other acquisition-related costs.

The integration of newly acquired companies may also lead to a diversion of management’s attention from other ongoing business concerns. In addition, we may need to recruit additional managers to supplement the incumbent management of newly acquired companies but we may not have the ability to recruit additional managers with the skills necessary to enhance the management of the acquired companies.

Interruption of Operations— Interruptions in deliveries of raw materials or finished goods could adversely affect our profitability or revenues.

Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary raw material or other supply could cause us to cease manufacturing of one or more products for a period of time.

Environmental, Health & Safety Laws— We have been, and may in the future be, subject to significant compliance costs as well as claims and liabilities under environmental, health and safety laws and regulations.

Our past and present operations and assets are subject to extensive federal, state and local environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposal of wastes, including solid and hazardous wastes, or otherwise relating to health, safety and protection of the environment. The applicable environmental laws and regulations, and changes to them, may require us to make material expenditures with respect to ongoing compliance with or remediation under these laws and regulations. However, our efforts to comply with environmental requirements do not remove the risk that we may be held liable, or incur fines or penalties, and that the amount of liability, fines or penalties may be material, for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by previous occupants.

In addition, the nature of our past and present operations and assets expose us to the risk of claims under these environmental, health and safety laws and regulations. We have been subject to such claims in the course of our operations, and have made expenditures to address these known conditions in a manner consistent with applicable laws and regulations. The discovery of presently unknown environmental conditions, changes in environmental, health, and safety laws and regulations or other unanticipated events may give rise to claims that may involve material expenditures or liabilities.

Risk factors

Increases in interest rates and the reduced availability of financing for home improvements may cause our sales and profitability to decrease.

In general, demand for home improvement products may be adversely affected by increases in interest rates and the reduced availability of financing. If interest rates increase and consequently, the ability of prospective buyers to finance purchases of home improvement products is adversely affected, then we may be materially adversely affected.

Trends; General Economic Conditions— Downward Trends in the housing sector and in general economic conditions could negatively impact our financial performance.

Trends in the housing sector directly impact our financial performance because demand in the window and door manufacturing and distribution industry is influenced by new home construction activity. For the year ended December 31, 2002, we estimate that approximately 59% of our pro forma net sales were related to new home construction. Accordingly, the strength of the U.S. economy, the age of existing home stock, job growth, interest rates, consumer confidence and the availability of consumer credit, as well as demographic factors such as immigration into the United States and migration of the population within the United States have a direct impact on our business. Cyclical declines in new housing starts may result in certain products falling out of favor, in homeowners delaying home improvements, and in potential new home buyers delaying the purchase or construction of a new home, all of which could result in decreased demand for our products and reductions in our product margins.

Significant Customers— Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may be negatively affected if our key customers reduce the amount of products they purchase from us.

Our top ten customers together accounted for approximately 30% of our pro forma net sales in 2002. Our largest customer, The Home Depot, accounted for approximately 8% of our pro forma net sales in 2002. We expect that a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future. We do not have long-term contracts with any of our customers and they may not continue to purchase our products.

The loss of, or a significant adverse change in, our relationship with The Home Depot or any other major customer could have a material adverse effect on us. The loss of, or a reduction in orders from, any significant customers, losses arising from customers’ disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major retail customer could have a material adverse effect on us. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

Seasonality— Our business is subject to seasonality.

Markets for our building-related products are seasonal. Historically, our window business, which accounted for approximately 76% of our pro forma revenues in 2002, has experienced increased sales in the second and third quarters of the year due to increased construction during those periods. This is partially offset because interior construction and repair increase during the winter months, the first and fourth quarters of the year have historically been peak seasons for our door products, particularly our interior doors. Because much of our overhead and expense is fixed throughout the year, our operating profits tend to be lower in the first and fourth quarter. These seasonal trends may cause reductions in our profit margins and impact our financial condition to the extent we need more funds during periods of slower sales activity in the future.

Risk factors

Key Officers and Employee Retention— Our business will suffer if certain key officers or employees discontinue employment with us or if we are unable to recruit and retain highly skilled staff.

The success of our business is materially dependent upon the skills, experience and efforts of our President and Chief Executive Officer, Jeff L. Hull and certain of our key officers and employees. The loss of Mr. Hull or other key personnel could have a material adverse effect on our business, operating results or financial condition. While we have non-competition agreements with Mr. Hull and certain other key officers and employees, we cannot assure you that a court will find such agreements enforceable under applicable state law. We do not maintain key-man life insurance policies on any members of management. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly skilled sales personnel. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively.

Labor— Increases in labor costs, potential labor disputes and work stoppages at our facilities or the facilities of our suppliers could materially adversely affect our financial performance.

Our business is labor intensive, and, as a result, our financial performance is affected by the availability of qualified personnel and the cost of labor. We employ approximately 5,700 employees, of whom approximately 1,400, or 25%, are covered by three-year collective bargaining agreements that expire in May 2004. If we are unable to enter into a new satisfactory labor agreement or if our workers were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations and cause us to fail to deliver products to customers on a timely basis, and then we may lose business or customers. This could increase our operating expenses, which could reduce our profit margins. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we and you now face.

Many of our direct or indirect suppliers and customers have unionized workforces. Strikes, work stoppages or slowdowns experienced by these suppliers could result in slowdowns or closures of facilities where components of our products are manufactured. Further, organizations responsible for shipping our products may be impacted by occasional strikes staged by the Teamsters Union. Any interruption in the production or delivery of our products could reduce sales, increase costs and have a material adverse affect on us.

Proprietary Rights— We may not be able to protect our proprietary rights or register our significant marks.

We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality and non-disclosure agreements and other contractual provisions to protect our proprietary rights. However, the means that we use to protect our proprietary rights may not be adequate or sufficient. In addition, our competitors may develop similar technologies.

We have applied to register our Atrium™ trademark with the United States Patent and Trademark Office. Failure to obtain the registration could compromise our ability to protect this trademark and in addition, could result in others using this trademark or preventing us from using it.

Litigation may be necessary to protect our intellectual property and determine the validity and scope of the proprietary rights of competitors. Intellectual property litigation could result in substantial costs and diversion of our management and other resources. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary intellectual property may cause us to lose brand recognition and result in a decrease in sales of our products.

Risk factors

While we are not aware that any of our intellectual property rights infringe upon the proprietary rights of third parties, third parties may make such claims in the future. Any infringement claims, regardless of merit, could be time-consuming, result in costly litigation or damages, undermine the exclusivity and value of our brands, decrease sales or require us to enter into royalty or licensing agreements that may not be on terms acceptable to us.

Product Liability— We are exposed to product liability claims.

We may be exposed to product liability claims in the future relating to the performance of our products or the performance of a product in which any of our products was a component part. There can be no assurance that product liability claims will not be brought against us in the future, either by an injured customer of an end product manufacturer who used one of our products as a component or by a direct purchaser from us. In addition, no assurance can be given that indemnification from our customers or coverage under insurance policies will be adequate to cover future product liability claims against us. Moreover, liability insurance is expensive, difficult to maintain and may be unobtainable in the future on acceptable terms. The amount and scope of any insurance coverage may be inadequate if a product liability claim is successfully asserted against us. Furthermore, if any significant claims are made against us, our business may be adversely affected by any resulting negative publicity.

Control of Company— We will be controlled by Kenner & Company, Inc. and the other members of ATR Acquisition, LLC, whose interests in our business may be different than yours.

As a result of the Merger and pursuant to a stockholders agreement among Atrium Corporation, ATR Holdings, LLC and the members of our management team that own shares of Atrium Corporation’s stock, ATR Acquisition, LLC will have the right to designate six of the seven members of Atrium Corporation’s board of directors. KAT Holdings, L.P., a member of ATR Acquisition, LLC, is controlled by an affiliate of Kenner & Company, Inc. and will be initially entitled to designate four such members, although any changes in two of such members shall be subject to the approval of the other members of ATR Acquisition, LLC. Accordingly, ATR Acquisition, LLC and its members will control actions to be taken by our stockholder and/or board of directors, including amendments to our certificate of incorporation and by-laws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. You should consider that the interest of ATR Acquisition, LLC and its members may differ from yours in material respects. See “Principal stockholders” and “Certain relationships and related transactions— Stockholders Agreement.”

Goodwill— We have significant goodwill, the future impairment of which could materially adversely affect us.

As of September 30, 2003, our as reported goodwill was approximately $349.4 million and represented approximately 64.6% of our total assets. While there was no impairment of goodwill in 2002, because of the significance of our goodwill asset, any future impairment could materially adversely affect us.

Realignments— Manufacturing or assembly realignments may result in a decrease in our near-term earnings.

We continually review our manufacturing and assembly operations and sourcing capabilities. Effects of periodic manufacturing realignments and cost savings programs could result in a decrease in our near-term earnings until the expected cost reductions are achieved. Such programs may include the consolidation and integration of facilities, functions, systems and procedures. Certain products may also be shifted from one manufacturing or assembly facility to another. Such actions may not be accomplished as quickly as anticipated and the expected cost reductions may not be achieved.

Risk factors

Consumer Preferences— Changes in consumer preferences could adversely affect our business.

Our business in general is subject to changing consumer trends, demands and preferences. Our continued success depends largely on the introduction and acceptance by our customers of new product lines that respond to such trends, demands and preferences. Trends within the industry change often and our failure to anticipate, identify or react to changes in these trends could lead to, among other things, rejection of a new product line, reduced demand and price reductions for our products, and could materially adversely affect us.

The Transactions

On October 27, 2003, Parent, certain securityholders of Parent and a newly formed affiliate (“KAT Holdings”) of Kenner & Company, Inc. entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) pursuant to which, and subject to certain conditions set forth therein, KAT Holdings will merge with and into Parent with Parent as the surviving corporation (the “Merger”).

The acquisition will be made by an investor group led by Kenner & Company, Inc. (“Kenner”), a New York based private investment firm, and certain members of our management, including Jeff L. Hull, the President and Chief Executive Officer, who will continue to have an ownership interest in the Company. The investor group includes KAT Holdings, L.P. (a special purpose Kenner investment partnership), UBS Capital Americas II, LLC and other institutional investors. At the closing of the Merger, the investor group will, subject to certain conditions, contribute at least $265.0 million to the equity capital of ATR Acquisition, LLC which, in turn, will contribute all of that equity capital to the equity of KAT Holdings. See “Principal stockholders.”

Consummation of the Merger is subject to customary closing conditions set forth in the Merger Agreement. Since holders representing in excess of a majority of the outstanding common stock of Parent have consented to the Merger and the transactions contemplated by the Merger Agreement by becoming parties to the Merger Agreement, Parent will not be required to solicit the consent of the holders of its common stock as a condition to consummation of the Merger.

In connection with the Merger, we intend to renew our existing accounts receivable securitization facility (the “Accounts Receivable Securitization Facility”) for a period of at least three years and refinance our existing senior revolving credit facility (the “Existing Revolving Credit Facility”) and senior term loan facility (the “Existing Term Loan Facility”) with a new revolving credit facility of $50.0 million (the “New Revolving Credit Facility”), which will be undrawn at close, and a new $180.0 million term loan facility, each arranged by CIBC World Markets Corp. and UBS Securities LLC (the “New Term Loan Facility” and together with the New Revolving Credit Facility, the “New Credit Facility”). Subject to certain conditions, we may increase the New Credit Facility by an aggregate amount of up to $100.0 million within two years of the closing date of this offering. Additionally, $40 million of the New Term Loan Facility will be funded at the closing of the Transactions and held in escrow for up to 60 days to, subject to certain conditions, partially fund the Proposed Target Acquisition. The Transactions are not conditioned upon the closing of the Proposed Target Acquisition, and there can be no assurance as to when or if the Proposed Target Acquisition will occur. To the extent the Proposed Target Acquisition is not consummated within 60 days of the closing date of this offering, the funds deposited into escrow will be used to repay the New Term Loan Facility. See “Recent Developments— Proposed Target Acquisition.”

Pro forma for the Transactions as of September 30, 2003, we expect to have $40.0 million of availability under the New Revolving Credit Facility, net of outstanding letters of credit of approximately $10.0 million. As of September 30, 2003, we had $24.0 million of availability under the Accounts Receivable Securitization Facility (and an additional $7.8 million unavailable as of the date of this offering memorandum due to borrowing base limitations, net of securitizations of $18.2 million pro forma for the Transactions). The amount available under the Accounts Receivable Securitization Facility fluctuates due to certain borrowing base limitations, and, as such, we cannot guarantee that our liquidity position will not change as of the closing of the Merger.

Assuming consummation of the Transactions, we believe that cash flow from operations and available borrowings under our New Credit Facility as well as the liquidity provided by the Accounts Receivable Securitization Facility, will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for the foreseeable future.

The Transactions

In connection with the Merger, on November 18, 2003, we received consents from holders representing approximately 97% of the aggregate principal amount of our outstanding 10 1/2% senior subordinated notes due 2009 (the “Existing Notes”) to (i) waive our obligations under the Indenture to make a “Change of Control Offer” in connection with the Merger and (ii) amend the Indenture to provide that (a) certain direct and indirect equity holders of ATR Acquisition, LLC and their respective “Affiliates” (as defined in the Indenture) will be “Permitted Holders” under the Indenture, (b) certain restrictions on “Affiliate Transactions” (as defined in the Indenture) contained in the Indenture will not apply to either the payment of certain transaction costs, fees, expenses and other amounts in connection with the Merger and the related financing transactions or to the future payments of fees to our new equity sponsors and (c) allow us to issue additional notes under the Indenture having identical terms as the outstanding Notes subject to compliance with the “Limitation on Indebtedness” covenant contained in the Indenture. In connection with soliciting these consents, we agreed to pay such holders $3.75 for each $1,000 principal amount of Existing Notes tendered. Pursuant to the terms of the Consent Solicitation, we have agreed to pay such consent fees, and the waivers and amendments to the existing indenture will become operative, upon consummation of the Merger and the issuance of the notes in this offering.

Additionally, in connection with the Merger, Parent intends to repurchase its outstanding 15% Senior Pay-In-Kind Notes (the “15% PIK Notes”) with a portion of the cash proceeds of the equity contribution to KAT Holdings.

The offering of notes described in this offering memorandum is conditioned upon the simultaneous close of the Transactions.

Use of proceeds

Atrium Companies, Inc.

We estimate that we will receive net proceeds of approximately $51.0 million from the issuance of the notes after deducting estimated initial purchasers’ discounts, fees and expenses related thereto. We will use the net proceeds from the offering, together with borrowings under our New Term Loan Facility and a portion of the proceeds from the equity contribution to KAT Holdings to finance the Transactions. For more information relating to the Transactions, see “Transactions.”

The following table sets forth the estimated sources and uses of funds in connection with the Transactions, assuming that the Transactions had occurred on September 30, 2003(1).

(dollars in millions)
Sources of Funds— Atrium Companies, Inc.:
New Revolving Credit Facility(2)	$—
New Term Loan Facility(3)	180.0
New 10 1/2% Senior Subordinated Notes(4)	53.0

Total Sources of Funds— Atrium Companies, Inc.	$233.0

Sources of Funds— Atrium Corporation (Parent Only):
New Equity	$265.0

Total Consolidated Sources of Funds	$498.0

Uses of Funds— Atrium Companies, Inc.:
Escrow Funds from New Term Loan Facility(5)	40.0
Repayment of Existing Term Loan Facility	119.9
Reduction of Accounts Receivable Securitization Facility(6)	22.9
Accrued Interest on All Debt(7)	9.4
Debt Issuance Costs(8)	11.2
Dividend to Parent(9)	22.1
Transaction Expenses(10)	7.5

Total Uses of Funds— Atrium Companies, Inc.	$233.0

Uses of Funds— Atrium Corporation (Parent Only):
Consideration Paid to Equityholders	$208.7
Repurchase of 15% PIK Notes(11)	60.1
Transaction Expenses(12)	18.3
Dividend from Atrium Companies, Inc.	(22.1)

Total Uses of Funds—Atrium Corporation (Parent Only)	$265.0

Total Consolidated Uses of Funds	$498.0

(1)	Assumes that the acquisition of Aluminum Screen, which closed on October 1, 2003, was completed on September 30, 2003. This acquisition was completed for a purchase price of $16.5 million, consisting of $8.6 million in cash on hand as of September 30, 2003 and $7.9 million borrowed against our Accounts Receivable Securitization Facility.

(2)	We have obtained commitments from financing sources of up to $50.0 million, with a $20.0 million letter of credit sub-facility, which is expected to be undrawn as of the closing of the Merger except for letter of credit requirements of approximately $10.0 million.

Use of proceeds

(3)	Includes $40.0 million to be borrowed under the New Term Loan Facility at closing and deposited into escrow in respect of the Proposed Target Acquisition. See “Recent Developments — Proposed Target Acquisition.”

(4)	Amount includes a $3.0 million premium assuming an issue price of 106% which was the market price of the outstanding notes on December 1, 2003.

(5)	Represents a portion of borrowings under the New Term Loan Facility to be placed into escrow at closing in respect of the Proposed Target Acquisition.

(6)	We have obtained commitments from financing sources of up to $50.0 million, of which $41.1 million is expected to be outstanding immediately prior to the closing of the Merger (including $7.9 million of borrowings for Aluminum Screen) and $18.2 million is expected to be outstanding upon completion of the Merger. Amounts outstanding under our Accounts Receivable Securitization Facility are “off balance sheet” liabilities and are not recognized as “debt” under GAAP.

(7)	Amount represents accrued and unpaid interest on all outstanding indebtedness through and including September 30, 2003. Of this amount, $7.7 million relates to accrued interest on our outstanding notes. This amount was paid on November 1, 2003 with borrowings under the Existing Revolving Credit Facility which will be paid off at closing.

(8)	Amounts represent costs incurred in connection with the issuance of the notes and borrowings under the New Credit Facility.

(9)	Represents a dividend to our Parent to fund the variance between (i) the $265.0 million of contributed equity and (ii) a $208.7 million payment to Parents’ equityholders, a $60.1 million payment to repurchase the 15% PIK Notes (including an estimated payment of $2.7 million to fund a 5% call premium) and an estimated payment of $18.3 million for certain transaction expenses related to the Merger.

(10)	Represents an estimate for certain costs, fees, expenses and other amounts, all of which will be expensed in connection with the Merger.

(11)	Amount represents $53.5 million of accreted value, $3.9 million of accrued interest since the last pay-in-kind payment date of April 25, 2003 and a $2.7 million call premium expected to be paid upon consummation of the Merger from a portion of the cash proceeds of the equity contribution made to KAT Holdings.

(12)	Represents an estimate for certain costs, fees, expenses and other amounts payable to our affiliates in connection with the Merger, some of which will be expensed in connection with the Merger.

Capitalization

Atrium Companies, Inc.

The following table sets forth the consolidated capitalization as of September 30, 2003 presented on an actual and pro forma basis giving effect to the Merger, the borrowings under the New Credit Facility, the issuance of the notes offered hereby, the repayment of amounts owed under the Existing Term Loan Facility and the Existing Revolving Credit Facility, a dividend to our Parent and the payment of certain expenses incurred in connection with the foregoing Transactions. The information presented below should be read in conjunction with our historical financial statements included elsewhere or incorporated by reference in this offering memorandum.

	As of September 30, 2003

		Pro forma for	Pro forma
		Aluminum Screen	for
	Actual	Acquisition(1)	Merger

(dollars in millions)
Cash and Cash Equivalents	$8.6	$—	$—
Restricted Cash(2)	—	—	40.0

Debt:
New Revolving Credit Facility(3)	—	—	—
Accounts Receivable Securitization Facility(1)(4)	33.2	41.1	18.2
Existing Term Loan	119.9	119.9	—
New Term Loan(5)	—	—	180.0
Accrued Interest(6)	9.4	9.4	—
Capital Leases	.7	.7	.7

Total Senior Debt	163.2	171.1	198.9
10 1/2% Senior Subordinated Notes(7)	173.2	173.2	226.2

Total Debt(8)	336.4	344.3	425.1
Common Equity(9)	156.5	156.5	123.3

Total Capitalization	$492.9	$500.8	$548.4

(1)	Assumes that the acquisition of Aluminum Screen, which closed on October 1, 2003, was completed on September 30, 2003 for a purchase price of $16.5 million, consisting of $8.6 million in cash on hand as of September 30, 2003 and $7.9 million borrowed against the Accounts Receivable Securitization Facility.

(2)	Represents a portion of borrowings under the New Term Loan Facility to be placed into escrow at closing in respect of the Proposed Target Acquisition.

(3)	We have obtained commitments from financing sources of up to $50.0 million, with a $20.0 million letter of credit sub-facility, which is expected to be undrawn as of the closing of the Merger except for letter of credit requirements of approximately $10.0 million.

(4)	We have obtained commitments from financing sources of up to $50.0 million, of which $41.1 million is expected to be outstanding immediately prior to the closing of the Merger (including $7.9 million of borrowings for Aluminum Screen) and $18.2 million is expected to be outstanding upon completion of the Merger. Amounts outstanding under our Accounts Receivable Securitization Facility are “off balance sheet” liabilities and are not recognized as “debt” under GAAP.

(5)	Includes $40.0 million to be borrowed under the New Term Loan Facility at closing and deposited into escrow in respect of the Proposed Target Acquisition. See “Recent Developments— Proposed Target Acquisition.”

(6)	Amount represents accrued and unpaid interest on all outstanding indebtedness through and including September 30, 2003. Of this amount, $7.7 million relates to accrued interest on our outstanding notes. This amount was paid on November 1, 2003 with borrowings under the Existing Revolving Credit Facility which will be paid off at closing.

(7)	Represents $175.0 million of existing senior subordinated notes less unamortized discount of $1.8 million and $50.0 million of new senior subordinated notes plus a premium of $3.0 million assuming an issue price of 106% which was the market price of the outstanding notes on December 1, 2003.

(8)	Includes outstanding drawings under the Accounts Receivable Securitization Facility. See note (4) above.

(9)	The pro forma consolidated capitalization presented includes $7.5 million of transaction expenses we incurred related to the Merger, a dividend of $22.1 million to Parent and a $3.6 million write-off of deferred financing costs.

Capitalization

Atrium Corporation

The following table sets forth the consolidated capitalization of Parent as of September 30, 2003 presented on an actual and pro forma basis giving effect to the Merger, the borrowings under the New Credit Facility, the issuance of the notes offered hereby repurchase and retirement of the 15% PIK Notes, the repayment of amounts owed under the Existing Term Loan Facility and the Existing Revolving Credit Facility, the issuance of new equity and the payment of certain expenses incurred in connection with the foregoing Transactions. The information presented below should be read in conjunction with our and Parent’s historical financial statements included elsewhere or incorporated by reference in this offering memorandum.

	As of September 30, 2003

		Pro forma for	Pro forma
		Aluminum Screen	for
(dollars in millions)	Actual	Acquisition(1)	Merger

Cash and Cash Equivalents	$8.6	$—	$—
Restricted Cash(2)	—	—	40.0

Debt:
New Revolving Credit Facility(3)	—	—	—
Accounts Receivable Securitization(1)(4)	33.2	41.1	18.2
Existing Term Loan	119.9	119.9	—
New Term Loan(5)	—	—	180.0
Accrued Interest(6)	9.4	9.4	—
Capital Leases	.7	.7	.7

Total Senior Debt	163.2	171.1	198.9
10 1/2% Senior Subordinated Notes(7)	173.2	173.2	226.2
15% PIK Notes(8)	57.4	57.4	—

Total Debt(9)	393.8	401.7	425.1
Common Equity	98.3	98.3	265.0

Total Capitalization	$492.1	$500.0	$690.1

(1)	Assumes that the acquisition of Aluminum Screen, which closed on October 1, 2003, was completed on September 30, 2003 for a purchase price of $16.5 million, consisting of $8.6 million in cash on hand as of September 30, 2003 and $7.9 million borrowed against the Accounts Receivable Securitization Facility.

(2)	Represents a portion of borrowings under the New Term Loan Facility to be placed in escrow at closing in respect of the Proposed Target Acquisition.

(3)	Atrium Companies, Inc. has obtained commitments from financing sources of up to $50.0 million, with a $20.0 million letter of credit sub-facility, which is expected to be undrawn as of the closing of the Merger except for letter of credit requirements of approximately $10.0 million.

(4)	Atrium Companies, Inc. has obtained commitments from financing sources of up to $50.0 million, of which $41.1 million is expected to be outstanding immediately prior to the closing of the Merger (including $7.9 million of borrowings for Aluminum Screen) and $18.2 million is expected to be outstanding upon completion of the Merger. Amounts outstanding under the Accounts Receivable Securitization Facility are “off balance sheet” liabilities and are not recognized as “debt” under GAAP.

(5)	Includes $40.0 million to be borrowed under the New Term Loan Facility at closing and deposited into escrow in respect of the Proposed Target Acquisition. See “Recent Developments— Proposed Target Acquisition.”

(6)	Amount represents accrued and unpaid interest on all outstanding indebtedness, excluding interest accrued on the 15% PIK Notes, through and including September 30, 2003. Of this amount, $7.7 million relates to accrued interest on our outstanding notes. This amount was paid on November 1, 2003 with borrowings under the Existing Revolving Credit Facility which will be paid off at closing.

(7)	Represents $175.0 million of existing senior subordinated notes less unamortized discount of $1.8 million and $50.0 million of new senior subordinated notes plus a call premium of $3.0 million assuming an issue price of 106% which was the market price of the outstanding notes on December 1, 2003.

(8)	Amounts represent $53.5 million of accreted value and $3.9 million of interest accrued since the last pay-in-kind payment date of April 25, 2003. In connection with the Merger, Parent will be required to pay an additional $2.7 million for a call premium.

(9)	Includes outstanding drawings under the Accounts Receivable Securitization Facility. See note (4) above.

Unaudited pro forma consolidated financial data

The following unaudited pro forma consolidated balance sheet and consolidated statements of operations are based on our historical financial statements and the historical financial statements of the acquired entities adjusted to give effect to:

•	the Merger, the renewal of the Accounts Receivable Securitization Facility, the refinancing of Existing Revolving Credit Facility and the Existing Term Loan Facility with the New Credit Facility, the issuance of the New 10 1/2% Senior Subordinated Notes, a dividend to our Parent, the payment of certain expenses related to the financing transactions and the reduction in management fees paid to the outgoing equity sponsor;

•	the divestiture of Kel-Star Building Products, as if it had occurred on January 1, 2002 and the elimination of special charges related to the August 2000 divestiture of Wing; and

•	the acquisitions of the assets of Aluminum Screen, Danvid and MD Casting, as if they had occurred on January 1, 2002 (but does not give effect to the Proposed Target Acquisition).

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2002 presented below has been derived from our audited consolidated financial statements and the unaudited consolidated financial statements of the acquired entities. Our unaudited pro forma consolidated balance sheet presented below as of September 30, 2003 and our unaudited pro forma consolidated statements of operations presented below for the nine-month and twelve-month periods ended September 30, 2003 have been derived from our unaudited consolidated financial statements and those of the acquired entities. The unaudited pro forma consolidated balance sheet and consolidated statements of operations have been derived from currently available information and assumptions that we believe are reasonable. Our unaudited pro forma consolidated balance sheet and consolidated statements of operations do not purport to represent what our consolidated balance sheet or consolidated statements of operations would have been if the 2003 acquisitions and pro forma transactions had been completed on the dates indicated, nor do they purport to indicate our future financial condition or results of operations.

GAAP generally provides for the application of “push down accounting” in situations where the ownership of an entity has changed, meaning that the post-transaction financial statements of the acquired entity reflect a new basis of accounting. The accompanying data does not reflect a new basis of accounting pursuant to Staff Accounting Bulletin No. 54 (“SAB 54”). The guidance in SAB 54 allows our post-Merger financial statements to continue under the historical basis of accounting because of the existence of significant outstanding public debt at the time of the Merger.

Our following unaudited pro forma balance sheet and consolidated statements of operations should be read in conjunction with “Notes to Unaudited Consolidated Pro Forma Statements of Operations” and “Notes to Unaudited Consolidated Balance Sheet” presented below and the historical financial statements included elsewhere or incorporated by reference in this offering memorandum.

Unaudited pro forma consolidated financial data

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2003
(dollars in thousands)

			Pro Forma
			Adjustments	Pro Forma
		Aluminum	for the	Adjustments
	As Reported	Screen(a)	Acquisition(b)	for Merger		Pro Forma

ASSETS
Current Assets:
Cash and cash equivalents	$8,604	$3,161	$(11,761)	$(4)		$—
Restricted cash	—	—	—	40,000	(c)	40,000
Accounts receivable, net	4,520	974	—	—		5,494
Retained interest in sold accounts receivable	32,111	—	(7,900)	22,900	(d)	47,111
Other receivable— litigation settlement	11,979	—	—	—		11,979
Inventories	47,057	1,785	—	—		48,842
Prepaid expenses and other current assets	5,946	73	—	—		6,019
Deferred tax asset	2,128	—	—	—		2,128

Total current assets	112,345	5,993	(19,661)	62,896		161,573
Property, Plant and Equipment, net	60,232	460	1,261	—		61,953
Goodwill	349,425	—	13,607	—		363,032
Deferred Financing Costs, net	8,194	—	—	7,594	(e)	15,788
Other Assets, net	10,461	11	—	—		10,472

Total assets	$540,657	$6,464	$(4,793)	$70,490		$612,818

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Current portion of notes payable	$4,609	$—	$—	$36,950	(f)	$41,559
Accounts payable	33,318	1,371	—	—		34,689
Other payable— litigation settlement	18,450	—	—	—		18,450
Accrued liabilities	34,216	300	—	(9,478	)(g)	25,038

Total current liabilities	90,593	1,671	—	27,472		119,736

Long-Term Liabilities:
Notes payable	289,101	—	—	76,207	(h)	365,308
Deferred tax liability	2,128	—	—	—		2,128
Other long-term liabilities	2,348	—	—	—		2,348

Total long-term liabilities	293,577	—	—	76,207		369,784

Total liabilities	384,170	1,671	—	103,679		489,520

Commitments and Contingencies
Stockholder’s Equity:	156,487	4,793	(4,793)	(33,189	)(i)	123,298

Total liabilities and stockholder’s equity	$540,657	$6,464	$(4,793)	$70,490		$612,818

Unaudited pro forma consolidated financial data

Notes to Unaudited Consolidated Pro Forma Balance Sheet

(a) Represents historical information for Aluminum Screen as of September 30, 2003. This historical information is unaudited and was prepared by the management of the acquired entity and although our management has reviewed such historical information, a prospective holder of notes should not place undue reliance on any such information.

(b) Assumes the acquisition of Aluminum Screen had been consummated on September 30, 2003 for a purchase price of $16,500, consisting of $8,600 in cash on hand on September 30, 2003 and $7,900 drawn on the Accounts Receivable Securitization Facility. The acquisition of Aluminum Screen was accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” The aggregate purchase price has been allocated to the underlying assets and liabilities based upon their respective estimated fair market values at the date of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired (“goodwill”) was $13,607, excluding transaction fees.

The purchase price allocation is as follows:

Accounts receivable	$974
Inventory	1,785
Prepaid assets	73
Property, plant and equipment	1,721
Other assets	11
Goodwill	13,607
Accounts payable	(1,371)
Accrued liabilities	(300)

Total purchase price	$16,500

(c) Represents a portion of borrowings under the New Term Loan Facility to be placed into escrow at closing in respect of the Proposed Target Acquisition.

(d) Reflects a reduction in the amounts drawn under the Accounts Receivable Securitization Facility of $22,900 pro forma for the Merger, including amounts borrowed against the Existing Revolving Credit Facility for the Aluminum Screen acquisition. We would have had $18,200 outstanding (via off-balance sheet financing) under the Accounts Receivable Securitization Facility upon completion of the Merger.

(e) Represents the financing costs related to the New Credit Facility and this offering offset by the write-off of deferred financing costs related to the Existing Term Loan Facility.

Financing costs related to the New Credit Facility and this offering	$11,200
Write-off of financing costs for the debt to be retired	(3,606)

Net increase in deferred financing costs	$7,594

(f) Represents the change in the Company’s capital structure in connection with the Transactions.

Current portion of the New Term Loan Facility	$1,400
Escrowed borrowings under New Term Loan Facility	40,000

41,400
Repayment of current portion of the Existing Term Loan Facility	(4,450)

Net increase to notes payable	$36,950

If the Proposed Target Acquisition occurs, we will reclassify $39,600 of the $40,000 held in escrow as long-term debt and increase our current portion of notes payable by $400.

Unaudited pro forma consolidated financial data

Notes to Unaudited Consolidated Pro Forma Balance Sheet

(Continued)

(g) Represents the elimination of accrued interest related to the retirement of the Existing Revolving Credit Facility and the Existing Term Loan Facility. Of this amount, $7.7 million relates to accrued interest on our outstanding notes. This amount was paid on November 1, 2003 with borrowings under the Existing Revolving Credit Facility which will be paid off at closing.

(h) Represents the change in the Company’s capital structure in connection with the Transactions.

Borrowings under New Term Loan Facility	$138,600
Issuance of new notes	53,000

191,600
Repayment of Existing Term Loan Facility	(115,393)

Net increase to notes payable	$76,207

(i) Represents the change in equity as a result of the Transactions.

Dividend to Parent	$(22,083)
Transaction costs incurred in connection with the Merger	(7,500)
Write-off of financing costs for the debt to be retired	(3,606)

Net decrease to equity	$(33,189)

Unaudited pro forma consolidated financial data

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002
(dollars in thousands)

			Acquisitions

			Aluminum		MD Casting
			Screen	Danvid	Jan. 1, 2002 to	Pro Forma		Pro Forma
	As	Less:	Jan. 1, 2002 to	Jan. 1, 2002 to	Dec. 31,	Adjustments for		Adjustments for
	Reported	Divestitures(a)	Dec. 31, 2002(l)	Dec. 31, 2002(l)	2002(l)	Acquisitions		Merger(g)		Pro Forma

Net Sales	$536,299	$1,951	$23,385	$56,874	$3,597	$(7,385	)(c)	$—		$610,819
Cost of Goods Sold	360,323	2,341	17,032	45,757	2,363	(7,385	)(d)	—		415,749

Gross Profit	175,976	(390)	6,353	11,117	1,234	—		—		195,070

Operating Expenses:
Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	116,364	1,194	6,120	10,425	587	(3,091	)(e)	(1,848	)(h)	127,363
Securitization expense	1,133	—	—	—	—	—		(304	)(i)	829
Stock compensation expense	383	—	—	—	—	—		(300	)(h)	83
Amortization expense	3,410	42	—	200	—	—		—		3,568

Selling, Delivery, General and Administrative Expenses	121,290	1,236	6,120	10,625	587	(3,091)		(2,452)		131,843
Special charge	4,198	4,198	—	—	—	—		—		—

	125,488	5,434	6,120	10,625	587	(3,091)		(2,452)		131,843

Income (loss) from operations	50,488	(5,824)	233	492	647	3,091		2,452		63,227
Interest Expense	35,697	—	—	158	7	—		(2,929	)(j)	32,933
Write-off of Deferred Financing Costs(n)	204	—	—	—	—	—		(13	)(k)	191
Other Income, net	22	—	38	7	—	—		—		67

Income (loss) before income taxes	14,609	(5,824)	271	341	640	3,091		5,394		30,170
Provision (Benefit) for Income Taxes	625	—	16	(15)	31	91	(b)	31	(b)	779

Net income (loss) before change in accounting principle	$13,984	$(5,824)	$255	$356	$609	$3,000		$5,363		$29,391

Other Data:
Depreciation expense	$11,475	$30	$333	$545	$17	$—		$—		$12,340

Unaudited pro forma consolidated financial data

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2003
(dollars in thousands)

				Acquisitions

				Aluminum
				Screen	Danvid	MD Casting	Pro Forma		Pro Forma
	As	Less:		Jan. 1, 2003 to	Jan. 1, 2003 to	Jan. 1, 2003 to	Adjustments for		Adjustments for
	Reported	Divestitures(a)		Sept. 30, 2003(l)	Mar. 31, 2003(l)	Jan. 31, 2003(l)	Acquisitions		Merger(g)		Pro Forma

Net Sales	$442,237	$—		$20,202	$12,320	$276	$(5,867	)(c)	$—		$469,168
Cost of Goods Sold	299,705	—		14,674	10,162	189	(5,883	)(d)	—		318,847

Gross Profit	142,532	—		5,528	2,158	87	16		—		150,321

Operating Expenses:
Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	94,352	—		3,226	2,411	58	(777	)(e)	(1,319	)(h)	97,951
Securitization expense	867	—		—	—	—	—		(245	)(i)	622
Stock compensation expense	552	—		—	—	—	—		(300	)(h)	252
Amortization expense	3,067	—		—	54	—	—		—		3,121

Selling, Delivery, General and Administrative Expenses	98,838	—		3,226	2,465	58	(777)		(1,864)		101,946
Special charge	375	375		35	—	—	(35	)(f)	—		—

	99,213	375		3,261	2,465	58	(812)		(1,864)		101,946

Income (loss) from operations	43,319	(375)		2,267	(307)	29	828		1,864		48,375
Interest Expense	24,996	—		—	36	—	—		(576	)(j)	24,456
Write-off of Deferred Financing Costs	29	—		—	—	—	—		250	(k)	279
Other Income (Expense), net	159	—		17	(4)	—	—		—		172

Income (loss) before income taxes	18,453	(375)		2,284	(347)	29	828		2,190		23,812
Provision (Benefit) for Income Taxes	650	(8	)(b)	3	—	—	111	(b)	57	(b)	829

Net Income (Loss)	$17,803	$(367)		$2,281	$(347)	$29	$717		$2,133		$22,983

Other Data:
Depreciation expense	$9,510	$—		$189	$124	$1	$—		$—		$9,824

Unaudited pro forma consolidated financial data

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Twelve Months Ended September 30, 2003
(dollars in thousands)

				Acquisitions

				Aluminum
				Screen	Danvid	MD Casting	Pro Forma		Pro Forma
		Less:		Oct. 1, 2002 to	Oct. 1, 2002 to	Oct. 1, 2002 to	Adjustments for		Adjustments for
	Historical(m)	Divestitures(a)		Sept. 30, 2003(l)	Mar. 31, 2003(l)	Jan. 31, 2003(l)	Acquisitions		Merger(g)		Pro Forma

Net Sales	$572,303	$3		$24,737	$23,889	$1,041	$(7,497	)(c)	$—		$614,470
Cost of Goods Sold	386,871	298		18,281	19,470	730	(7,510	)(d)	—		417,544

Gross Profit	185,432	(295)		6,456	4,419	311	13		—		196,926

Operating Expenses:
Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	122,828	143		6,262	4,740	210	(3,076	)(e)	(1,809	)(h)	129,012
Securitization expense	1,121	—		—	—	—	—		(292	)(i)	829
Stock compensation expense	627	—		—	—	—	—		(375	)(h)	252
Amortization expense	4,002	—		—	108	—	—		—		4,110

Selling, Delivery, General and Administrative Expenses	128,578	143		6,262	4,848	210	(3,076)		(2,476)		134,203
Special charge	625	625		35	—	—	(35	)(f)	—		—

	129,203	768		6,297	4,848	210	(3,111)		(2,476)		134,203

Income (loss) from operations	56,229	(1,063)		159	(429)	101	3,124		2,476		62,723
Interest Expense	33,810	—		—	78	—	—		(1,263	)(j)	32,625
Write-off of Deferred Financing Costs(n)	233	—		—	—	—	—		237(k	)	470
Other Income (Expense), net	(84)	—		31	3	—	—		—		(50)

Income (loss) before income taxes	22,102	(1,063)		190	(504)	101	3,124		3,502		29,578
Provision (Benefit) for Income Taxes	797	(8	)(b)	5	(38)	—	148(b	)	65(b	)	985

Net Income (Loss)	$21,305	$(1,055)		$185	$(466)	$101	$2,976		$3,437		$28,593

Other Data:
Depreciation expense	$12,495	$—		$332	$261	$5	$—		$—		$13,093

Unaudited pro forma consolidated financial data

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(a) Relates to the divestiture of Wing in August 2000 and the shutdown of Kel-Star Building Products in December 2002. All revenues and expenses relate to Kel-Star, except for the special charges of $4,198, $375 and $625 for the year ended December 31, 2002, the nine months ended September 30, 2003 and the twelve months ended September 30, 2003, respectively.

(b) Represents the income tax effect of the pro forma adjustments, with consideration given to our net operating loss carry forwards.

(c) Represents the elimination of net sales between the acquired companies and us prior to acquisitions.

(d) Represents the elimination of cost of goods sold related to sales between the acquired companies and us prior to acquisitions and intercompany rent payments between affiliates for equipment that was acquired in the Aluminum Screen acquisition, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2002	2003	2003

(dollars in thousands)	(unaudited)
Elimination of intercompany cost of goods sold	$7,385	$5,867	$7,497
Elimination of intercompany rent payments to an affiliate	—	16	13

Elimination in cost of goods sold	$7,385	$5,883	$7,510

(e) Represents the reduction in general and administrative expenses through the adjustment of salaries and associated payroll taxes resulting from a contractual change in compensation structure for certain members of senior management in connection with the acquisitions and the elimination of certain transaction expenses incurred by MD Casting directly in connection with its acquisition, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2002	2003	2003

(dollars in thousands)	(unaudited)
Contractual change in compensation structure of management(1)	$3,059	$767	$3,052
Elimination of certain transaction expenses	32	10	24

Reduction in general and administrative expense	$3,091	$777	$3,076

(1)	The duties of the individuals to which this adjustment relates were not diminished post acquisition and no other costs are expected to be incurred that offset this adjustment.

(f) Represents the elimination of a special charge incurred by Aluminum Screen, representing transaction expenses directly related to the acquisition.

(g) The “Pro Forma Adjustments for Merger” do not reflect (i) certain of the $7.5 million of transaction expenses included in “Sources and Uses” of this offering memorandum, which are unrelated to the financing and will be included as expense items in the results of operations in the periods in which they occur; (ii) the expected conversion to capital leases of certain machinery and equipment that we currently lease, including the pro forma effect to depreciation expense, interest expense and operating lease expense; (iii) the write-off of existing deferred financing costs, related to debt to be repaid or refinanced in connection with the Merger and (iv) the related tax effect of these items.

Unaudited pro forma consolidated financial data

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(Continued)

(h) Represents the net reduction in general and administrative expenses through the elimination of management fees paid to the outgoing equity sponsor and the addition of management fees to be paid to the new equity sponsor and the elimination of stock compensation expense paid to the outgoing equity sponsor, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2002	2003	2003

(dollars in thousands)	(unaudited)
Management fees paid to the outgoing equity sponsor	$2,098	$1,507	$2,059
Management fees to be paid to the new equity sponsor	(250)	(188)	(250)

Net reduction in general and administrative expense	$1,848	$1,319	$1,809

Elimination of stock compensation expense paid to the outgoing equity sponsor	$300	$300	$375

(i) Represents the net reduction to securitization expense had our new capital structure been in place on the first day of the period presented, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2002	2003	2003

(dollars in thousands)	(unaudited)
Securitization expense resulting from borrowing of $18,200 at 1 1/8% and commitment fees of $50,000 at 1 1/4% on the Accounts Receivable Securitization Facility(1)	$829	$622	$829
Elimination of historical securitization expense	(1,133)	(867)	(1,121)

Net reduction to securitization expense	$(304)	$(245)	$(292)

(1)	A 1/8% increase or decrease in the interest rate would change securitization expense for the year ended December 31, 2002, the nine months ended September 30, 2003 and the twelve months ended September 30, 2003 by $23, $17 and $23, respectively.

Unaudited pro forma consolidated financial data

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(Continued)

(j) Represents the adjustment to historical interest expense on debt assumed to be retired (including the existing interest rate swap agreement which will not continue) and interest expense on debt assumed and issued in connection with the Merger and the related financings, at rates assumed to be in effect at the time of the Merger, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2002	2003	2003

(dollars in thousands)	(unaudited)
Interest expense resulting from borrowing of $175,000 on the existing Notes and $50,000 of the New 10 1/2% Senior Subordinated Notes at 10 1/2%	$23,625	$17,719	$23,625
Interest expense resulting from amortization of the discount on the existing Notes	205	169	223
Reduction in interest expense resulting from the amortization of the premium on the New 10 1/2% Senior Subordinated Notes at an estimated issue price of 106%	(454)	(337)	(454)
Interest expense resulting from borrowing of $140,000 under the New Credit Facility at 3 7/8% plus applicable commitment and letter of credit fees(1)	5,943	4,457	5,943
Interest expense resulting from borrowing of $40,000 under the New Credit Facility at 3 7/8% placed in escrow for two months assuming that the Proposed Target Acquisition does not occur	258	—	—
Interest expense resulting from the deferred financing costs related to the existing Notes, the New 10 1/2% Senior Subordinated Notes and the New Credit Facility over average debt maturity of five years	3,050	2,219	2,982
Interest expense resulting from the borrowing of $7,424 under the New Credit Facility at 4 1/8% for the termination of the interest rate swaps assuming they were terminated January 1, 2002	306	229	306
Elimination of historical interest expense	(35,862)	(25,032)	(33,888)

Net increase (decrease) to interest expense	$(2,929)	$(576)	$(1,263)

(1)	A 1/8% increase or decrease in the interest rate would change interest expense for the year ended December 31, 2002, the nine months ended September 30, 2003 and the twelve months ended September 30, 2003 by $225, $169 and $225, respectively.

Unaudited pro forma consolidated financial data

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(Continued)

(k) Represents the net change in write-off of deferred financing had our new capital structure been in place as of January 1, 2003, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2002	2003	2003

(dollars in thousands)	(unaudited)
Write-off of deferred financing resulting from the new capital structure	$191	$279	$470
Elimination of historical write-off of deferred financing	(204)	(29)	(233)

Net change in write-off of deferred financing	$(13)	$250	$237

(l) Represents historical information for Aluminum Screen, Danvid and MD Casting for the period before we acquired each such entity. This historical information is unaudited and was prepared by the management of the applicable acquired entity, respectively, and though our management has reviewed such historical information, a holder of notes should not place undue reliance on any such information.

(m) Historical results of operations for the twelve months ended September 30, 2003 were accumulated by summing our reported results for the nine months ended September 30, 2003 with our results for the three months ended December 31, 2002.

(n) In accordance with Statements of Financial Accounting Standards No. 145, we have reclassified this amount, which appears in our 2002 audited financial statements as an extraordinary item.

Management

After giving effect to the Transactions, the Company’s directors and executive officers, their positions and ages will be as set forth below. Each director and officer will hold office until a successor is elected and qualified or until his earlier death, resignation or removal:

Name	Age	Position and Offices

Jeff L. Hull	37	Chairman, President and Chief Executive Officer
Eric W. Long	35	Executive Vice President and Chief Financial Officer
Robert E. Burns	37	Executive Vice President and Co-Chief Operating Officer
C. Douglas Cross	47	Executive Vice President and Co-Chief Operating Officer
D.D. “Gus” Agostinelli	57	Senior Vice President of Human Resources
Philip J. Ragona	41	Senior Vice President, General Counsel and Secretary
Jeffrey L. Kenner	60	Director
Larry T. Solari	61	Director
Mark L. Deutsch	44	Director
Justin S. Maccarone	44	Director

Jeff L. Hull has served as Chief Executive Officer of Atrium Corporation and Atrium Companies, Inc. since 2000 and President and Director of Atrium Corporation and Atrium Companies, Inc. since 1999. Following the Transactions, Mr. Hull will become Chairman. Prior to 2000, Mr. Hull was the Chief Financial Officer of Atrium Corporation and Atrium Companies, Inc. from 1996. Mr. Hull also served as Executive Vice President of Atrium Corporation and Atrium Companies, Inc. from 1998 to 1999, Secretary of Atrium Corporation from 1998 to 2000, Secretary of Atrium Companies, Inc. from 1996 to 2000 and Treasurer of Atrium Corporation from 1998 to 2000 and of Atrium Companies, Inc. from 1996 to 2000. Prior to joining us, Mr. Hull was Director of Asset/ Liability Management of AmVestors Financial Corporation (NYSE:AMV) and he was a manager with the accounting firm of Deloitte & Touche L.L.P. Mr. Hull is a certified public accountant.

Eric W. Long has served as Executive Vice President of Atrium Corporation and Atrium Companies, Inc. since 2001 and Chief Financial Officer of Atrium Corporation and Atrium Companies, Inc. since 2000. Mr. Long served as Secretary and Treasurer for Atrium Corporation and Atrium Companies Inc. from 2000 through 2002. Mr. Long also served as Corporate Controller of Atrium Corporation and Atrium Companies, Inc. from 1996 to 2000. Prior to 2000, Mr. Long served as Assistant Secretary of Atrium Corporation and Atrium Companies, Inc. from 1996 and Vice President of Finance of Atrium Corporation and Atrium Companies, Inc. from 1999 to 2000. Prior to 1996, Mr. Long was with Applebee’s International, Inc. and the accounting firm of Deloitte & Touche L.L.P. Mr. Long is a certified public accountant.

Robert E. Burns has served as Executive Vice President and Co-Chief Operating Officer of Atrium Corporation and Atrium Companies, Inc. since December 2001, Chief Operating Officer of Aluminum Operations of Atrium Companies, Inc. since December 2000. Mr. Burns joined Atrium Companies, Inc. in January 2000 as Senior Vice President of Operations in which capacity he served until December 2000. Prior to that, Mr. Burns was Vice President of Operations of Baldwin Hardware, a division of Masco Corp., from March 1996. Prior to joining Masco Corp., Mr. Burns was a management consultant with Universal Scheduling Company.

C. Douglas Cross has served as Executive Vice President and Co-Chief Operating Officer of Atrium Corporation and Atrium Companies, Inc. since December 2001 and Chief Operating Officer of Vinyl Operations of Atrium Companies, Inc. since October 2000. Prior to October 2000, Mr. Cross was President and Chief Operating Officer of Ellison Windows and Doors since 1988. Mr. Cross had been

Management

with Ellison Windows and Doors since 1985. Prior to that, he was a commercial loan officer with First Union Bank.

D.D. “Gus” Agostinelli has served as Senior Vice President of Human Resources of Atrium Corporation and Atrium Companies, Inc. since March 2002. Mr. Agostinelli also served as Vice President of Human Resources from January 2001 to March 2002. Prior to joining us, Mr. Agostinelli was Principal of DDA Associates from October 1999 to January 2001 and Vice President of Human Resources for Dal-Tile International from January 1998 to October 1999. Mr. Agostinelli has held senior level human resources positions with Alcoa Fujikura, Ltd, PPG Industries and American Can International.

Philip J. Ragona has served as Senior Vice President, General Counsel and Secretary of Atrium Corporation and Atrium Companies, Inc. since September 2002. Prior to joining us, Mr. Ragona was an associate with the law firm of Paul, Hastings, Janofsky & Walker LLP from 1995 to 2002, and with the law firm of Cahill, Gordon & Reindel from 1992 to 1995. Mr. Ragona is a member of the New York State Bar Association and the Dallas Bar Association.

Jeffrey L. Kenner is President of Kenner & Company, Inc., a private equity investment firm, which he founded in 1986. Prior to founding Kenner & Company, Mr. Kenner was the President of the leveraged buyout and venture capital affiliate of another investment firm. Mr. Kenner has extensive experience in making equity investments in a wide range of businesses and is an active member of the Board of Directors of all Kenner & Company portfolio companies. Prior to his involvement in the investment business, Mr. Kenner spent 12 years as a management consultant with Price Waterhouse Co.

Larry T. Solari is an operating partner with Kenner & Company, Inc., and also a consultant to Masco Corporation. Mr. Solari is the past Chairman, Chief Executive Officer, and founder of BSI Holdings, Inc., the largest supplier of builder services in North America. BSI was sold to Masco (NYSE: MAS) in 2001. Prior to starting BSI, Mr. Solari was Chairman and Chief Executive Officer of Sequentia Incorporated (a past Kenner & Company portfolio company), a manufacturer and marketer of panel products for the building material industry, and President of the Construction Products Group of Owens Corning, serving the contracting and global building material retail markets. Mr. Solari is a Director of Beazer Homes, USA; past Director and Vice Chairman of Therma-Tru Corporation, the country’s leading manufacturer of exterior fiberglass doors and a past Kenner portfolio company; Director of Pacific Coast Building Products; Director of Aneco Electrical Construction; Director of Performance Contracting Group; and Director of Trustile Doors.

Mark L. Deutsch is Managing Partner at Kenner & Company, Inc., which he joined in 1994. From 1991 to 1993, Mr. Deutsch was a Principal at Fieldstone Private Capital Group, L.P., an investment banking firm where he was primarily responsible for developing and maintaining relationships with leveraged buyout firms and other financial institutions. From 1986 to 1991, Mr. Deutsch was a Vice President at BT Securities Corporation, a wholly owned subsidiary of Bankers Trust (now Deutsche Bank), where he was responsible for equity investments made by Bankers Trust as a principal. Previously, Mr. Deutsch was an accountant for KPMG Peat Marwick. Mr. Deutsch is a current or past director of Therma-Tru Corporation, BSI Holdings, Aneco Electrical Construction and Sequentia Incorporated. Mr. Deutsch is a Certified Public Accountant.

Justin S. Maccarone is a Partner at UBS Capital Americas, a private equity business affiliated with UBS AG. Since joining UBS Capital in 1993, Mr. Maccarone has overseen and participated in private equity transactions across a wide variety of industries including building products, distribution and logistics, automotive parts and business services. He currently serves on the Board of Directors of Communications Supply Corporation, Trussway Holdings, Inc. and BuyerZone, Inc. His previous Board experience includes Behr Process Corporation, Trident Holdings, Inc. and Astor Corporation. Prior to joining UBS Capital, Mr. Maccarone worked at GE Capital Corporation, specializing in merchant banking and leveraged finance, and in the leveraged finance group at HSBC/Marine Midland Bank.

Management

Two additional directors will be appointed after the close of the Transactions, one of which will be designated by Kenner & Company, Inc. (and any change thereof shall be subject to the approval of each of UBS Capital Americas, LLC and ML IBK Positions, Inc.) and one of which shall be designated by ML IBK Positions, Inc. See “Certain relationships and related transactions— Limited Liability Company Agreement” for more information regarding the composition of our board of directors.

STOCK OPTION PLANS

In connection with the Transactions, we will terminate the D and W Holdings, Inc. 1998 Stock Option Plan and the D and W Holdings, Inc. Replacement Stock Option Plan and will adopt the stock option plans described below.

2003 Stock Option Plan

In connection with the Transactions, Atrium Corporation will adopt the Atrium Corporation 2003 Stock Option Plan (the “2003 Plan”) which will provide for the grant of options to purchase Parent common stock to our key employees and eligible non-employees. The 2003 Plan will provide for the grant of options to purchase up to 14,000 shares of Parent common stock. Immediately following the consummation of the Transactions, a total of 8,750 options to purchase shares of Parent common stock will be outstanding under the 2003 Plan.

Options that will be granted under the 2003 Plan will have a term of ten years from the date of grant and vest in equal installments on the last day of each month over a period of five years, dependent on continued employment. No option will be exercisable until it has vested.

Upon termination for cause or voluntary termination by the optionee without good reason all options, whether vested or unvested, will be automatically forfeited. Upon termination of employment of an option holder for any reason or if a sale of the company (as defined in the 2003 Plan) occurs, Parent will have the right to purchase all or any portion of the optionee’s vested options and any shares of Parent common stock held by the optionee as a result of the exercise of an option.

Options will not be transferable other than in accordance with the laws of descent and distribution. All shares of common stock issued upon exercise of options will be subject to a right of first refusal that provides Parent or its designee with the right to purchase such shares in the event of any proposed transfer thereof by the optionee.

Replacement Stock Option Plan

In addition to the 2003 Plan, Atrium Corporation will adopt the Atrium Corporation Replacement Stock Option Plan (the “Replacement Plan”) which will provide for the grant of options to purchase Parent common stock in replacement of outstanding options of our former parent in connection with the Transactions. The Replacement Plan will provide for the grant of up to 1,105 options to purchase shares of Parent common stock, which options will be granted in exchange for outstanding options of our former parent. Options granted under the Replacement Plan have a term of ten years from the date of grant, subject to continued employment, and will vest ratably over a period of three years on the last day of each month during such period. No option is exercisable until it is vested. These options have an exercise price of $1,000 per share. Immediately following consummation of the Transactions, an estimated 1,105 options to purchase shares of Parent common stock will be outstanding under the Replacement Plan.

Upon termination of an optionee’s employment for any reason, Parent will have the right to repurchase all or any portion of the replacement options held by the optionee. As a condition to the grant of the replacement options, each holder of a replacement option will be obligated to execute a buy-sell agree-

Management

ment containing provisions similar to the repurchase provisions described above, as a condition to the exercise of that option.

The Replacement Plan will provide that all options granted are in the form of nonqualified options, which are options that do not quality for favored tax treatment under Section 422 of the Internal Revenue Code. Replacement options are not transferable other than in accordance with the laws of descent and distribution by an optionee, except that options may be transferred to any optionee’s family members or personal representative.

BONUS PLAN

We maintain a bonus plan providing for annual cash bonus awards to certain key employees. Bonus amounts are based on us meeting certain performance goals established by our board of directors.

OTHER BENEFIT PROGRAMS

Our executive officers also participate in other employee benefit programs including health insurance, group life insurance, and a 401(k) plan on the same basis as our other employees.

EMPLOYMENT AGREEMENTS

Mr. Hull

In connection with the Transactions, Mr. Hull has entered into an employment agreement with us pursuant to which he serves as our Chief Executive Officer and President. The term of the employment agreement will commence upon the consummation of the Merger and terminates on December 31, 2006. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Hull’s employment agreement, he is entitled to receive an annual base salary, as follows: during the period beginning on January 1, 2003 and ending on December 31, 2003, $425,000, during the period beginning on January 1, 2004 and ending on December 31, 2004, $475,000, during the period beginning on January 1, 2005 and ending on December 31, 2005, $525,000, and during the period beginning on January 1, 2006 and ending on December 31, 2006, $525,000. Mr. Hull’s salary is subject to increase at the discretion of the board of directors. The agreement provides that Mr. Hull may receive an annual target bonus ranging from $400,000 for the 2003 calendar year to $600,000 for the 2006 calendar year; 50% of which will be payable contingent on achievement of our EBITDA plan and 50% of which will be payable contingent on achievement of certain other performance targets set by the board of directors. The annual target bonus is subject to increase at the discretion of the board of directors.

The agreement also provides that we will make certain payments to Mr. Hull in the event:

•	Mr. Hull is terminated by us without cause,

•	Mr. Hull’s employment is terminated in connection with a change of control (as defined in the employment agreement),

•	Mr. Hull terminates his employment for good reason (as defined in the employment agreement), or

•	Mr. Hull remains employed by us on the 12-month anniversary of a change of control.

Pursuant to the agreement, Mr. Hull has agreed not to compete with us and our subsidiaries for certain specified periods.

Management

Mr. Long

Mr. Long has entered into employment and non-competition agreement with us pursuant to which he serves as our Executive Vice President and Chief Financial Officer. Mr. Long’s employment agreement has a three-year term which commenced January 1, 2003. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Long’s employment agreement, he is entitled to receive an annual base salary, as follows: during the period beginning on January 1, 2003 and ending on December 31, 2003, $192,500, during the period beginning on January 1, 2004 and ending on December 31, 2004, $200,000, and during the period beginning on January 1, 2005 and ending on December 31, 2005, $200,000. Mr. Long’s salary is subject to increase at the discretion of the board of directors. The agreement provides that Mr. Long may receive an annual target bonus equal to $105,000, $110,000 and $125,000 for the same respective periods, of which 50% will be payable contingent on achievement of our EBITDA plan and 50% will be payable contingent on achievement of certain other performance targets set by the board of directors. The annual target bonus is subject to increase at the discretion of the board of directors.

The agreement also provides that we will make certain payments to Mr. Long in the event:

•	Mr. Long is terminated by us without cause,

•	of a change of control,

•	Mr. Long terminates his employment for good reason, or

•	Mr. Long remains employed by us on the 12-month anniversary of a change of control.

Pursuant to the agreement, Mr. Long agreed not to compete with us and our subsidiaries for certain specified periods.

Mr. Burns

Mr. Burns entered into an employment and non-competition agreement with us pursuant to which he serves as our Co-Chief Operating Officer. Mr. Burn’s employment agreement has a three-year term which commenced January 1, 2003. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Burns’ employment agreement, he is entitled to receive an annual base salary, as follows: during the period beginning on January 1, 2003 and ending on December 31, 2003, $232,500, during the period beginning on January 1, 2004 and ending on December 31, 2004, $240,000, and during the period beginning on January 1, 2005 and ending on December 31, 2005, $250,000. Mr. Burns’ salary is subject to increase at the discretion of the board of directors. The agreement provides that Mr. Burns may receive an annual target bonus equal to $132,500, $140,000 and $150,000 for the same respective periods, of which 50% will be payable contingent on achievement of our EBITDA plan and 50% will be payable contingent on achievement of certain other performance targets set by the board of directors. The annual target bonus is subject to increase at the discretion of the board of directors.

The agreement also provides that we will make certain payments to Mr. Burns in the event:

•	Mr. Burns is terminated by us without cause,

•	of a change of control, or

•	Mr. Burns terminates his employment for good reason.

Pursuant to the agreement, Mr. Burns agreed not to compete with us and our subsidiaries for certain specified periods.

Management

Mr. Cross

Mr. Cross entered into an employment and non-competition agreement with us pursuant to which he serves as our Co-Chief Operating Officer. Mr. Cross’ employment agreement has a three-year term which commenced January 1, 2003. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Cross’ employment agreement, he is entitled to receive an annual base salary, as follows: during the period beginning on January 1, 2003 and ending on December 31, 2003, $232,500, during the period beginning on January 1, 2004 and ending on December 31, 2004, $240,000, and during the period beginning on January 1, 2005 and ending on December 31, 2005, $250,000. Mr. Cross’ salary is subject to increase at the discretion of the board of directors. The agreement provides that Mr. Cross may receive an annual target bonus equal to $132,500, $140,000 and $150,000 for the same respective periods of which, 50% will be payable contingent on achievement of our EBITDA plan and 50% will be payable contingent on achievement of certain other performance targets set by the board of directors. The annual target bonus is subject to increase at the discretion of the board of directors.

The agreement also provides that we will make certain payments to Mr. Cross in the event:

•	Mr. Cross is terminated by us without cause,

•	of a change of control, or

•	Mr. Cross terminates his employment for good reason.

Pursuant to the agreement, Mr. Cross agreed not to compete with us and our subsidiaries for certain specified periods.

BOARD OF DIRECTORS

Compensation Committee

Our compensation committee will be comprised of members of our board of directors designated in accordance with our stockholders agreement described below. Each of UBS Capital Americas II, LLC and ML IBK Positions, Inc. have the right to designate one member to our compensation committee.

Audit Committee

Our audit committee will be comprised of members of the board of directors designated in accordance with our stockholders agreement described below. Each of UBS Capital Americas II, LLC and ML IBK Positions, Inc. have the right to designate one member to our Audit Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

Any member of our board of directors may receive compensation for serving on our board of directors.

Principal stockholders

Immediately following consummation of the Transactions, all of our issued and outstanding common stock will be owned by Atrium Corporation. Immediately following consummation of the Transactions, approximately 44.8% of Atrium Corporation’s common stock will be directly or indirectly owned by KAT Holdings, L.P. (an entity controlled by affiliates of Kenner & Company, Inc.), approximately 27.5% will be directly or indirectly owned by UBS Capital Americas LLC, approximately 23.8% will be directly or indirectly owned by ML IBK Positions, Inc., and/or its affiliates, approximately 3.2% will be owned directly or indirectly by Mr. Hull and approximately 0.7% will be directly or indirectly owned by certain other members of management, in each case on a fully diluted basis.

For the purposes of the foregoing, the phrase “on a fully diluted basis” gives effect to the exercise of each of the following (whether or not exercisable within 60 days) (i) the options that will be granted pursuant to Atrium Corporation’s 2003 Stock Option Plan and Replacement Stock Option Plan as of immediately following the consummation of the Transactions, and (ii) the warrant to purchase 7,750 shares of Atrium Corporation’s common stock to be issued to Mr. Hull in connection with the consummation of the Transactions.

Certain relationships and related transactions

MANAGEMENT AGREEMENT

In connection with the consummation of the Transactions, we will enter into a management agreement with JLK Operations, Inc., an affiliate of Kenner & Company, Inc., for management and financial advisory services and oversight to be provided to us and our subsidiaries. Pursuant to the management agreement, we will pay to JLK Operations, Inc. an annual advisory fee of $250,000 plus expenses, payable on a quarterly basis in advance. Payment of the annual fee under the management agreement will be subject to the terms of our credit and financing arrangements. Kenner & Company, Inc. and/or its affiliates will also receive a one-time transaction fee of $8.0 million upon consummation of the Transactions. In addition, a transaction structuring fee of $1.0 million will be paid each of UBS Capital Americas, LLC and to ML IBK Positions, Inc. in connection with and upon the consummation of the transactions contemplated by the Merger Agreement.

STOCKHOLDERS AGREEMENT

Atrium Corporation intends to enter into a stockholders agreement with ATR Acquisition, LLC and each of the members of our management team and any other entities that will own shares of Atrium Corporation’s common stock following consummation of the Transactions. Pursuant to the stockholders agreement, following the consummation of the Transactions, Mr. Hull will be designated Chairman of our board of directors and of the board of directors of Atrium Corporation in accordance with his employment agreement. Each of the other members of our board of directors and the board of directors of Atrium Corporation will be designated by ATR Acquisition, LLC. For more information about the composition of our board of directors see “Certain relationships and related transactions— Limited Liability Company Agreement.” The stockholders agreement will contain customary terms, including terms regarding transfer restrictions, rights of first offer, tag-along rights, drag-along rights, preemptive rights with respect to our capital stock and veto rights with respect to certain corporate actions including but not limited to: (i) a supermajority consent of the members of ATR Acquisition, LLC to approve any sale, merger, or other corporate reorganization or restructuring or transfer of control involving the Company, (ii) unanimous consent of the members of ATR Acquisition, LLC to amend the stockholders agreement, the Company’s certificate of incorporation, by-laws or other organizational documents, and (iii) unanimous consent of the members of ATR Acquisition, LLC to alter the maximum number of directors comprising the Company’s board of directors.

LIMITED LIABILITY COMPANY AGREEMENT

ATR Acquisition, LLC intends to enter into a limited liability company agreement with KAT Holdings, L.P., UBS Capital Americas, LLC, and ML IBK Positions, Inc. and certain other entities. Pursuant to the limited liability company agreement, following the consummation of the Transactions, ATR Acquisition, LLC will agree to exercise its rights under the Atrium Corporation stockholders agreement to elect to our board of directors and the board of directors of Atrium Corporation two members to be designated by KAT Holdings, L.P., one member to be designated by UBS Capital Americas II, LLC and one member to be designated by ML IBK Positions, Inc. In addition, Mr. Hull will be designated Chairman of our board of directors and of the board of directors of Atrium Corporation and the remaining two members will be initially designated by KAT Holdings, L.P., but each of UBS Capital Americas, LLC and ML IBK Positions, Inc. will be entitled to approve any change thereof. The limited liability company agreement will contain affirmative and negative covenants and terms regarding transfer restrictions, rights of first offer, tag-along rights, drag-along rights and preemptive rights.

Certain relationships and related transactions

BUY-SELL AGREEMENTS

In connection with the Transactions, Atrium Corporation will enter into buy-sell agreements with Messrs. Hull, Long, Burns and Cross, together with certain other members of our management who have been granted replacement options pursuant to the Replacement Plan under which Atrium Corporation may repurchase from those persons all or any portion of the shares of Atrium Corporation’s common stock acquired upon exercise of options and, in Mr. Hull’s case, warrants, or shares of common stock or certain common stock equivalents (as defined in the buy-sell agreements) as otherwise may have been acquired from Atrium Corporation upon a sale of the company (as defined in the buy-sell agreement) or upon the termination of their employment. The purchase price for the shares subject to this repurchase will depend on the circumstances of the repurchase, but in the event of a termination of employment for cause, the purchase price will be the lesser of the original purchase price per share or fair market value, and in the event the termination is for any reason other than cause, the purchase price per share will be the greater of the original purchase price and fair market value; in each case, fair market value will be determined by multiplying the trailing 12-month EBITDA of Atrium Corporation by 7.3 and then (1) adding all cash and cash equivalents, and (2) deducting all indebtedness and any liquidation preference of outstanding preferred stock (if any). Upon a sale of the company, Atrium Corporation may repurchase the shares for a purchase price per share equal to that received by all other stockholders in connection with a sale of the company.

In addition, the agreements will provide that, in the event that Atrium Corporation does not elect to exercise its repurchase option, the members of our management party thereto will have the right to require Atrium Corporation to repurchase their shares upon a sale of the company or upon any termination by us for any other reason than for cause or by the stockholder for good reason (as defined in the buy-sell agreement) or as a result of the employee’s death or disability, in each case for the purchase price that would have otherwise been payable by Atrium Corporation. All payments of purchase price under the buy-sell agreements by Atrium Corporation will be subject to the terms of our credit and financing arrangements. The buy-sell agreements also provide certain “drag-along” rights to Parent and certain “tag-along” rights to the stockholder with respect to his or her shares of common stock.

HULL WARRANTS

In connection with the Transactions and Mr. Hull’s entry into his employment agreement, Mr. Hull will be granted warrants to purchase 7,750 shares of Atrium Corporation’s common stock. With respect to 4,000 of these shares, Mr. Hull’s warrant will vest on February 1, 2004 and will have an exercise price of $.01 per share. With respect to the remaining 3,750 shares, Mr. Hull’s warrant will vest ratably on a monthly basis over a five year period and will have an exercise price of $1,000 per share. Notwithstanding the foregoing vesting schedules, all of Mr. Hull’s warrants will immediately vest upon a sale of the company (as defined in the warrant).

INDEMNIFICATION AGREEMENTS

In connection with the Transactions, we will enter into indemnification agreements with Messrs. Hull, Long, Burns, Ragona, Kenner, Solari, Deutsch, Maccarone, and Cross pursuant to which we will agree to indemnify them, if any of them becomes a party to or other participant in any threatened, pending or completed action, suit or proceeding relating to the fact that such person is or was our director, officer, employee, agent or fiduciary.

CLOSING MANAGEMENT BONUSES

In connection with the closing of the Transactions, we will pay closing bonuses to certain members of our management in an aggregate amount equal to $5,800,000, which will include payments to Mr. Hull and

Certain relationships and related transactions

Mr. Long of $5,000,000 and $326,786, respectively, pursuant to the terms of their current change of control agreements which amounts may be modified (but not increased) prior to the closing of the Merger upon the mutual agreement of us and the recipient thereof.

THE MERGER AGREEMENT

On October 27, 2003, Parent, certain securityholders of Parent and a newly formed affiliate of Kenner & Company, Inc. (“KAT Holdings”) entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) pursuant to which, and subject to certain conditions set forth therein, KAT Holdings will merge with and into Parent with Parent as the surviving corporation (the “Merger”).

Consummation of the Merger is subject to customary closing conditions set forth in the Merger Agreement including, but not limited to: (i) no injunction or other legal restraint prohibiting the Merger is in effect, (ii) no governmental entity shall not have taken any action or enacted any statute, rule or regulation that makes the transactions contemplated by the Merger Agreement illegal, (iii) each party shall have obtained any necessary consents or approvals, (iv) KAT Holdings shall have used its best efforts to consummate the transactions contemplated by the debt and equity financing letters issued in connection with the Merger, (v) we shall have paid a fee to Ardshiel, a fee to a consultant and management bonuses related to the closing of the Merger, (vi) less than 10% of the holders of our common stock shall have asserted their right to an appraisal of their shares under Delaware law and (vii) we shall have entered into the required subscription/ contribution, shareholder and employment agreements. Since holders representing in excess of a majority of the outstanding common stock of Parent have consented to the Merger and the transactions contemplated by the Merger Agreement by becoming parties to the Merger Agreement, Parent will not be required to solicit the consent of the holders of its common stock as a condition to consummation of the Merger.

The Merger Agreement contains customary representations and warranties by Parent to KAT Holdings, by KAT Holdings to Parent and certain securityholders of Parent and by certain securityholders of Parent to KAT Holdings. The Merger Agreement provides that from and after the closing date of the Merger, KAT Holdings and its related parties will be indemnified by certain securityholders of Parent, jointly and severally and subject to certain limitations, in connection with the representations, warranties and covenants made by us and certain securityholders of Parent. The Merger Agreement also provides that from and after October 27, 2003 through the closing date of the Merger, certain securityholders of Parent will be indemnified by KAT Holdings, subject to certain limitations, in connection with any actions or omissions of KAT Holdings, us or the surviving corporation in connection with the financing transactions contemplated by the Merger Agreement. From and after the closing date of the Merger, each of KAT Holdings, us and the surviving corporation, have agreed, jointly and severally and subject to certain limitations, to indemnify certain securityholders of Parent and related parties in connection with the representations, warranties and covenants made KAT Holdings, us and the surviving corporation in the Merger Agreement.

Upon certain circumstances, the Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the effective time of the Merger. In the event that the Merger Agreement is terminated certain fees will be required to be paid. The Merger will close simultaneously with the issuance of the notes offered hereby and the closing of the senior secured credit facilities.

Description of certain indebtedness

NEW SENIOR SECURED CREDIT FACILITY

We, Atrium Corporation and all of our domestic subsidiaries other than our special purpose finance subsidiary will enter into a new senior secured credit facility on the closing date of this offering. CIBC World Markets Corp. and UBS Securities LLC will arrange the new senior secured credit facility to a group of financial institutions in consultation with us. UBS Securities LLC will act as the syndication agent and Canadian Imperial Bank of Commerce will act as the administrative and collateral agent. The following is a description of the principal terms of the new senior secured credit facility.

Structure. The new senior secured credit facility will consist of (1) a revolving credit facility in the amount of $50.0 million, which will include a $20.0 million sublimit for the issuance of letters of credit and a $10.0 million sublimit for swing line loans, and (2) a term loan facility in the amount of $180.0 million (including $40 million to be held in escrow for up to 60 days to partially fund the Proposed Target Acquisition described under the caption “Offering memorandum summary— Recent Developments”). Subject to certain conditions, we may increase the term loan facility and/or the revolving credit facility by an aggregate amount of up to $100.0 million within two years of the closing date of this offering.

Guarantees; Security. Atrium Corporation and all of our existing and future, direct and indirect domestic subsidiaries other than our special purpose finance subsidiary will unconditionally guarantee our obligations under the new senior secured credit facility. In addition, our obligations under the new senior secured credit facility and the obligations of guarantors under the guarantees will be secured by substantially all of our assets, and each guarantor’s assets, including:

•	a first priority perfected security interest in all of the capital stock of each of our direct and indirect domestic subsidiaries and 65% of the capital stock of each foreign subsidiary directly owned by us or any of our domestic subsidiaries;

•	a first priority perfected security interest in substantially all of our other present and future assets and properties, including, without limitation, accounts receivable, inventory, machinery, equipment, contracts, domestic intellectual property, license rights, and general intangibles.

Maturity/ Amortization. We must repay in full all amounts outstanding under the revolving credit facility on the earlier of (i) the date that is five years from the closing date of this offering and (ii) the date on which the term loans are repaid in full. The term loan facility matures on the date that is five years following the closing date of this offering; provided that the term loan facility will mature on the date that is seven years following the closing date of this offering if all of the outstanding notes and the notes offered hereby are refinanced prior to November 15, 2008 on terms reasonably acceptable to the majority lenders under the new senior secured facility. The term loan facility will amortize at the end of each fiscal quarter in quarterly installments over the first four years (or six years if a maturity extension occurs) in an amount equal to 1% per annum of the original principal amount of term loans with the balance paid in equal quarterly installments in the final year before maturity. If the term loans are increased, then the remaining amortization payments shall be ratably increased. Loans outstanding under both the term loan facility and the revolving credit facility may be voluntarily prepaid in whole or in part without premium or penalty (other than breakage costs).

Interest. The outstanding revolving loans and term loans will bear interest at an interest rate equal to the London inter-bank offered rate (“LIBOR”) plus an applicable margin or, at our option, the Base Rate (which is the higher of (i) the Canadian Imperial Bank of Commerce prime rate and (ii) the Federal Funds rate plus 0.50%) plus an applicable margin. Each outstanding swing line loan shall bear interest at the Base Rate plus an applicable margin. The applicable margins are currently expected to be 1.75% for Base

Description of certain indebtedness

Rate Loans and 2.75% for LIBOR Loans, in each case outstanding under the term loan facility, and 2.00% for Base Rate Loans and 3.00% for LIBOR Loans, in each case outstanding under the revolving credit facility, with potential stepdowns with respect to loans outstanding based on our consolidated total leverage ratio. A default rate equal to 2.00% above the otherwise applicable interest rate will apply on past due amounts in the event of a payment default under the new senior secured credit facility.

Mandatory Prepayments. Our new senior secured credit facility must be prepaid in an amount equal to:

•	100% of the net cash proceeds of all asset sales by any obligor or any of its subsidiaries (including sales of stock of subsidiaries), subject to certain exceptions and reinvestment provisions;

•	100% of the net cash proceeds from the issuance of any debt or preferred stock (excluding certain permitted debt) by any obligor or any of its subsidiaries;

•	50% of the net cash proceeds from the issuance of equity by us or any parent entity of ours or the receipt of a capital contribution by any obligor or any of its subsidiaries (with certain exceptions);

•	100% of the net cash proceeds from all casualty events at any obligor or any of its subsidiaries, subject to certain exceptions and reinvestment provisions; and

•	75% of our excess cash flow, subject to stepdown based on our consolidated total leverage ratio.

Fees. We are required to pay the following fees under our new senior secured credit facility:

•	an annual commitment fee of 0.50% on the unused portion of the revolving credit facility with potential stepdowns based on our consolidated total leverage ratio;

•	a letter of credit fee on the aggregate stated amount of each letter of credit equal to the applicable margin for LIBOR loans;

•	an annual fronting fee of 0.25% of the aggregate stated amount (or, in the case of documentary letters of credit, the average daily outstanding amount) of each letter of credit; and

•	certain expenses of the lenders and agents.

Financial Covenants. Our new senior secured credit facility will contain financial covenants that require us and our subsidiaries to comply with certain financial ratios and tests, including a maximum total leverage ratio, a minimum fixed charge coverage ratio, a minimum interest coverage ratio and a maximum capital expenditure test.

Our new senior secured credit facility will also contain operational covenants and other restrictions that, among other things, will, subject to certain exceptions and baskets, restrict the ability of each obligor and its subsidiaries to:

•	create liens on assets;

•	engage in mergers, consolidations and sales of assets;

•	incur additional indebtedness and guarantee obligations;

•	pay dividends, redeem stock and prepay and/or redeem other indebtedness;

•	make investments and acquisitions;

•	enter into sale-leaseback transactions; and

•	engage in transactions with affiliates.

In addition, we and Atrium Corporation are subject to certain restrictions on our business activities.

Description of certain indebtedness

Events of Default. Our new senior secured credit facility will contain customary events of default, including defaults based on:

•	payment defaults;

•	breach of performance of covenants;

•	breach of representations and warranties;

•	defaults under other debt and material agreements;

•	certain events of bankruptcy and insolvency;

•	the entering of material judgments against us;

•	ERISA defaults;

•	the actual or asserted invalidity of certain collateral or guarantees; and

•	change of control.

Description of the notes

GENERAL

The Company issued the outstanding notes and will issue the notes offered hereby under an Indenture, dated as of May 17, 1999 as amended and as to be amended simultaneously and in connection with the 2003 Transactions (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as Trustee (the “Trustee”), a copy of which is available upon request to the Company, in a private transaction that is not subject to the registration requirements of the Securities Act. Upon the issuance of the Exchange Notes, if any, or the effectiveness of a Registration Statement, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes offered hereby, as an additional issuance of 10 1/2% senior subordinated notes due 2009 under the Indenture, are and any Additional Notes issued in the future will be identical to, and will be pari passu with and treated identically with, the $175,000,000 aggregate principal amount of Notes issued May 17, 1999, or the outstanding notes. The notes offered hereby, the outstanding notes and any Additional Notes issued in the future will be treated as a single series of notes under the Indenture and the notes offered hereby, upon their exchange, if any, for a new issue of notes registered under the Securities Act, are expected to trade as a single class of notes with the outstanding notes. When we refer to the “Notes” herein, we are referring to the notes offered hereby and the outstanding notes, unless the context otherwise requires. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act) and the Notes. The definition of certain terms used in the following summary are set forth below under “— Certain Definitions.” For purposes of this section, references to the “Company” refer to Atrium Companies, Inc. and not to any of its subsidiaries.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee’s corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes.

The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF NOTES

The Notes will be unsecured, senior subordinated obligations of the Company, and will mature on May 1, 2009. Each Note will bear interest at the rate of 10 1/2% per annum payable semiannually on May 1 and November 1 of each year, to holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date. Interest on the Notes offered hereby will accrue from December      , 2003 and will be paid commencing on May 1, 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will not be entitled to the benefit of any mandatory sinking fund.

Description of the notes

OPTIONAL REDEMPTION

Optional Redemption. Except as set forth below, prior to May 1, 2004 the Notes are not redeemable. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2004, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning on May 1 of the years indicated below:

Year	Redemption Price

2004	105.250%
2005	103.500%
2006	101.750%
2007 and thereafter	100.000%

Optional Redemption upon Change of Control

At any time on or prior to May 1, 2004, the Notes may be redeemed as a whole and not in part at the option of the Company upon the occurrence of a Change of Control, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest, if any, to, the date of redemption. Notice of any such redemption must be given not later than 90 days after the occurrence of such Change of Control.

As used in the preceding paragraph, “Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note on such redemption date and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note on May 1, 2004 (as described above under “—Optional Redemption”) plus (2) all required interest payments due on such Note through May 1, 2004, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such redemption date.

As used in the preceding paragraph, “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the applicable redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 1, 2004; provided, however, that if the period from such redemption date to May 1, 2004 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to May 1, 2004 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; provided, however that no Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed

Description of the notes

portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

RANKING AND SUBORDINATION

The payment of the principal of, premium (if any) and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the payment when due of all Senior Indebtedness of the Company. However, payment of Permitted Junior Securities and payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “—Defeasance” below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. Assuming the 2003 Transactions occurred on September 30, 2003, the Company would have had approximately $198.9 million of Senior Indebtedness outstanding (exclusive of unused commitments under our revolving credit facility and including $40.0 million to be drawn at closing under the New Term Loan Facility relating to the Proposed Target Acquisition), none of which is held by the Guarantors (exclusive of their guarantee of approximately $140.0 million of our Senior Indebtedness (which does not include $40.0 million to be drawn at closing under the New Term Loan Facility relating to the Proposed Target Acquisition). In addition, as of September 30, 2003 after giving effect to the 2003 Transactions, we would have had approximately $40.0 million of Indebtedness available under our New Credit Facility. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain Covenants-Limitation on Indebtedness” below.

Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes offered hereby will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company, including the outstanding Notes. The Notes will rank senior to all Subordinated Obligations of the Company.

The Company may not pay principal of, premium (if any) or interest on the Notes or make any deposit pursuant to the provisions described under “—Defeasance” below and may not otherwise purchase or retire any Notes (collectively, “pay the Notes”) if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and/or any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full; provided, however, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of this sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the immediately preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, but subject to the provisions of the first sentence of this paragraph and the provisions of the immediately

Description of the notes

succeeding paragraph, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, and there shall be a period of at least 180 consecutive days in each 360-day period when no Payment Blockage Period is in effect. A non-payment default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period cannot be made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days and subsequently recurs.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the Notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of Notes, and creditors of the Company who are not holders of Senior Indebtedness (including holders of the Notes) may recover less, ratably, than holders of Senior Indebtedness.

GUARANTEES

Each Guarantor fully and unconditionally guarantees, jointly and severally, to each holder and the Trustee, on a senior subordinated basis, the full and prompt payment of principal of, premium, if any, and interest on the Notes, and of all other obligations of the Company under the Indenture. All of the Company’s Restricted Subsidiaries will be Guarantors on the date the Notes offered hereby are issued.

The Indebtedness evidenced by each Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) will be subordinated to Senior Indebtedness of each such Guarantor on substantially the same basis as the Notes are subordinated to Senior Indebtedness of the Guarantor. As of September 30, 2003, on a pro forma basis after giving effect to the 2003 Transactions, the Guarantors would have had no Senior Indebtedness outstanding (other than the guarantees of the Guarantors under the Credit Facility). Although the Indenture contains limitations on the amount of additional Indebtedness that the Guarantor may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness of a Guarantor.

The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

Description of the notes

Notwithstanding the foregoing, but subject to the requirements described under “—Certain Covenants— Consolidation, Merger, Sale of Assets, Etc.,” any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it (and all Liens (if any) securing the same) shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer (including, without limitation, by way of merger or consolidation), to any Person not an Affiliate of the Company, of all of the Company’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which transaction is in compliance with the terms of the Indenture (including, but not limited to, the covenant described under “—Certain Covenants — Limitation on Sale of Assets”) and so long as such Restricted Subsidiary has been or simultaneous with its release under the Guarantee will be unconditionally released from all guarantees, if any, by it of other Indebtedness of the Company or any Restricted Subsidiary. The Company may, at any time, cause a Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the Notes by such Subsidiary on the basis provided in the Indenture.

Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company’s obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

CHANGE OF CONTROL

Upon the occurrence of a Change of Control, each holder will have the right to require the Company to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. In connection with the 2003 Transactions, the Company obtained the consent and waiver of a majority in aggregate principal amount of the outstanding Notes such that the Merger would not constitute a Change of Control.

Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding Notes in connection with such Change of Control, the Company shall mail a notice (the “Change of Control Offer”) to each holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase each holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes purchased.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The definition of “Change of Control” includes, among other transactions, a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a

Description of the notes

Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Notes as described above.

The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Facility. Future Senior Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, including due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Credit Facility prohibit the Company’s prepayment of Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the Credit Facility and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

CERTAIN COVENANTS

The Indenture contains, among others, the following covenants:

Limitation on Indebtedness

The Indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness or issue Disqualified Stock and will not permit any of the Restricted Subsidiaries to issue Preferred Stock other than to (and so long as it is held by) the Company or a Wholly-Owned Subsidiary; provided, however, that the Company and a Guarantor may Incur Indebtedness and the Company may issue Disqualified Stock, if on the date thereof and immediately after giving pro forma effect thereto and the use of the proceeds thereof (in accordance with the definition of “Consolidated Coverage Ratio”), the Consolidated Coverage Ratio is at least equal to (i) 2.00:1.00 on or prior to May 1, 2001 and (ii) 2.25:1.00 after May 1, 2001.

Notwithstanding the foregoing, each and all of the following shall be permitted:

(i) Indebtedness Incurred by the Company or any Guarantor pursuant to the Credit Facility (including, without limitation, any renewal, extension, refunding, restructuring, replacement or refinancing thereof referred to in the definition thereof); provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i) does not exceed $175.0 million at any time outstanding (provided, that any refinancing of the Credit Facility incurred under the first paragraph of this covenant shall be deemed not to be outstanding under or Incurred pursuant to this clause (i)), less the aggregate principal amount thereof required to be repaid with the net proceeds of Asset Dispositions (to the extent, in the case of a repayment of revolving credit Indebtedness, the commitment to advance the loans repaid has been terminated);

(ii) Indebtedness Incurred by the Company or any Guarantor represented by Capitalized Lease Obligations, mortgage financing or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a Related Business or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal

Description of the notes

amount of any Indebtedness Incurred pursuant to this clause (ii) shall not exceed $10.0 million at any time outstanding;

(iii) Permitted Indebtedness; and

(iv) Indebtedness Incurred by the Company or any Guarantor (other than Indebtedness described in clauses (i)-(iii) above) in a principal amount outstanding which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (iv) and then outstanding, will not exceed $20.0 million (it being understood that any Indebtedness Incurred under this clause (iv) shall cease to be deemed Incurred or outstanding for purposes of this clause (iv) but shall be deemed to be Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company or such Guarantor could have Incurred such Indebtedness under such paragraph without reliance upon this clause (iv)).

The Indenture also provides that the Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types and such item of Indebtedness may be divided and classified in more than one of such types.

Limitation on Incurrence of Senior Subordinated Indebtedness

The Indenture provides that the Company will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to all Senior Subordinated Indebtedness (including the Notes) to the same extent as the Notes are subordinated in right of payment to Senior Indebtedness. No Guarantor shall Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Senior Indebtedness of such Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Guarantor or is contractually subordinated in right of payment to all Senior Subordinated Indebtedness of such Guarantor (including its Guarantee of the Notes) to the same extent as its Guarantee is subordinated in right of payment to Senior Indebtedness of such Guarantor.

Limitation on Restricted Payments

The Indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock, except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, and (B) dividends or distributions by a Restricted Subsidiary paid (i) to the Company or a Restricted Subsidiary of the Company and (ii) if such Restricted Subsidiary paying the dividend or making the distribution is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis; or

(ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than a Restricted Subsidiary of the Company or any Capital Stock of a Restricted Subsidiary of the Company held by Persons other than the Company or another Restricted Subsidiary (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock); or

(iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated

Description of the notes

Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(iv) make any Investment (other than a Permitted Investment) in any Person (any of the foregoing actions described in clauses (i) through (iv), other than the exclusions therefrom, collectively, “Restricted Payments”), unless at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) no Default shall have occurred and be continuing (or would result therefrom);

(2) immediately after giving pro forma effect to such Restricted Payment, the Company would have been able to Incur an additional $1.00 of Indebtedness pursuant to the covenant described in the first paragraph under “—Limitation on Indebtedness”; and

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would not exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter beginning on or after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) the aggregate net cash proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other common equity capital contributions on and subsequent to the Recapitalization Date (less all Restricted Payments made on the Recapitalization Date); plus

(C) the amount by which Indebtedness of the Company or a Restricted Subsidiary that is a Guarantor (other than Indebtedness owed to the Company or a Restricted Subsidiary) is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company or a Restricted Subsidiary that is a Guarantor into or for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or other property, distributed by the Company or such Restricted Subsidiary that is a Guarantor, as applicable, upon such conversion or exchange to the holders of such Indebtedness on account of such Indebtedness other than on account of interest in respect thereof); plus

(D) the amount equal to the net reduction in Investments (other than Permitted Investments or Investments made pursuant to clause (ix) of the following paragraph) made after the Issue Date by the Company or any of its Restricted Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to a purchaser who is not an Affiliate of the Company and repayments of loans or advances or other transfers of assets by such Person to the Company or any Restricted Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this clause (D) to the extent it is already included in Consolidated Net Income.

Description of the notes

The foregoing provisions shall not prohibit the following actions:

(i) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this covenant;

(ii) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust); provided, however, that the net cash proceeds from such sale shall be excluded from clause (3)(B) of the preceding paragraph;

(iii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that such new Subordinated Obligations (1) do not have a Stated Maturity earlier than the earlier of (x) the Stated Maturity for the Notes and (y) the Stated Maturity for the Subordinated Obligations being purchased or redeemed and (2) are expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Obligations being purchased or redeemed;

(iv) dividends, distributions or loans by the Company to Atrium Holdings to fund the payment of audit, accounting, legal or other similar expenses of Atrium Holdings, to pay franchise or other similar taxes of Atrium Holdings and to pay other corporate overhead expenses of Atrium Holdings, so long as such dividends, distributions or loans are paid as and when needed by Atrium Holdings and so long as the aggregate amount of payments pursuant to this clause (iv) does not in any calendar year exceed $1.0 million;

(v) payments to Atrium Holdings pursuant to the Tax Sharing Agreement;

(vi) so long as no Default has occurred and is continuing or would result therefrom, payments of dividends on the Company’s common stock after an initial public offering of common stock of the Company, Atrium Holdings in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received by the Company (directly or as a common equity contribution from Atrium Holdings) from shares of common stock sold for the account of the Company, Atrium Holdings, as the case may be (and not for the account of any stockholder), in such initial public offering;

(vii) so long as no Default has occurred and is continuing or would result therefrom, the payment of dividends or distributions to Atrium Holdings (A) in amounts and at the times necessary to permit Atrium Holdings to purchase, redeem, acquire, cancel or otherwise retire for value Capital Stock of Atrium Holdings, in each case held by officers, directors or employees of Atrium Holdings, the Company or any of the Company’s Subsidiaries, upon, in connection with or following death, disability, retirement, severance or termination of employment or service or pursuant to any agreement under which such Capital Stock was issued, (B) to enable Atrium Holdings to redeem or repurchase stock purchase or similar rights in respect of its Capital Stock or (C) to enable Atrium Holdings to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that the amount of such payments pursuant to subclauses (A), (B) and (C) of this clause (vii) after the Issue Date does not exceed $5.0 million in any fiscal year and $10.0 million in the aggregate after the Issue Date;

(viii) so long as (A) no Default has occurred and is continuing or would result therefrom and (B) the Company is able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under “—Limitation on Indebtedness”, the payment of dividends to Atrium Holdings after September 30, 2003 in an amount not to exceed the interest then unpaid and accrued on the Atrium Holdings

Description of the notes

Discount Notes at the rate in effect on the Issue Date; provided, however, that no such dividend shall be paid more than one Business Day prior to the due date for such interest; and

(ix) so long as no Default has occurred and is continuing or would result therefrom, Restricted Payments, in addition to those otherwise permitted in clauses (i) through (viii) above, in an aggregate amount not to exceed $5.0 million.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the first paragraph of this covenant, amounts expended pursuant to clauses (vi), (vii) and (viii) of the immediately preceding paragraph shall be included in such calculation, and amounts expended pursuant to clauses (i), (ii), (iii), (iv), (v) and (ix) of the immediately preceding paragraph shall be excluded in such calculation.

The amount of any non-cash Restricted Payment shall be the fair market value, on the date such Restricted Payment is made, as determined in good faith by the Board of Directors, of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Company or of a Restricted Subsidiary (an “Affiliate Transaction”) unless

(a) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate,

(b) in the event such Affiliate Transaction (or series of related Affiliate Transactions) involves an aggregate amount in excess of $2.5 million, the terms of such transaction have been approved by at least a majority of the members of the Board of Directors of the Company (and such majority determines that such Affiliate Transaction satisfies the criteria in (a) above), and

(c) in the event such Affiliate Transaction (or series of related Affiliate Transactions) involves an aggregate amount in excess of $7.5 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

The requirements of this covenant shall not apply to (i) any Restricted Payment or other payment or Investment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments,” (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company, (iii) loans or advances to employees in the ordinary course of business of the Company or any of the Restricted Subsidiaries, (iv) any transaction between or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries (so long as no Person (other than a Restricted Subsidiary) that is an Affiliate of the Company has any direct or indirect interest in such Restricted Subsidiary), (v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business, (vi) transactions pursuant to agreements as in existence on the Issue Date, (vii) any employment, noncompetition or confidentiality agreements entered into by the Company or any of the Restricted Subsidiaries with its employees in the ordinary course of business, (viii) the issuance of

Description of the notes

Capital Stock of the Company, (ix) the payment of any transaction costs, fees, expenses or other amounts by the Company to certain of its Affiliates in connection with the Merger (as such term is defined in the Merger Agreement) or any related financing transaction contemplated thereby and (x) any obligations of the Company in respect of fees payable to any Permitted Holder pursuant to agreements as in effect immediately after the Effective Time of the Merger (as such terms are defined in the Merger Agreement) and (xi) the payment of fees in respect of commercial banking, investment banking, financial advisory or other related services entered into in the ordinary course of business.

Limitation on Capital Stock of Restricted Subsidiaries

The Indenture provides that the Company will not permit any of the Restricted Subsidiaries to issue any Capital Stock to any Person (other than to the Company or a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Capital Stock of a Restricted Subsidiary of the Company, if in either case as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary of the Company; provided, however, that this provision shall not prohibit (x) the Company or any of the Restricted Subsidiaries from selling, transferring or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary or (y) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the Indenture.

Limitation on Liens

The Indenture provides that the Company will not, and will not cause or permit the Restricted Subsidiaries to, directly or indirectly, Incur or permit or suffer to exist any Liens of any kind securing any Senior Subordinated Indebtedness or Subordinated Obligations against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, unless the Notes are, or in the case of a Restricted Subsidiary that is a Guarantor, the Guarantee of such Guarantor is, equally and ratably secured with such Senior Subordinated Indebtedness (or, in the case of Subordinated Obligations, prior to such Subordinated Obligations) with a Lien on the same properties and assets securing such Senior Subordinated Indebtedness or Subordinated Obligations, as the case may be, for so long as such Senior Subordinated Indebtedness or Subordinated Obligations, as the case may be, are secured by such Lien, except for Permitted Liens.

Limitation on Sale of Assets

The Indenture provides that the Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, make any Asset Disposition, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Company’s Board of Directors, of the assets sold or otherwise disposed of and (ii) at least 75% of such consideration consists of cash or Cash Equivalents.

If all or a portion of the Net Available Cash of any Asset Disposition is not required to be applied to repay permanently any Senior Indebtedness outstanding as required by the terms thereof, or the Company determines not to apply such Net Available Cash to the permanent repayment of the Senior Indebtedness which is required to be prepaid, or if no Senior Indebtedness is outstanding, then the Company or such Restricted Subsidiary may apply such Net Available Cash to acquire Additional Assets within 360 days after the receipt thereof.

To the extent all or part of the Net Available Cash in respect of any Asset Disposition is not applied within 360 days of the applicable Asset Disposition as described in the immediately preceding paragraph (such Net Available Cash, the “Unutilized Net Available Cash”), the Company shall, within 20 days after the date that is 360 days from the receipt of such Net Available Cash, make an offer to purchase (the “Net Available Cash Offer”) all outstanding Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to the Notes Portion of Unutilized Net Available Cash, at a purchase price in

Description of the notes

cash equal to 100% thereof, plus accrued and unpaid interest thereon, if any, to the purchase date; provided, however, that the Net Available Cash Offer may be deferred until there is aggregate Unutilized Net Available Cash equal to or in excess of $10.0 million, at which time the entire amount of such Unutilized Net Available Cash, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph.

In the event that any other Indebtedness of the Company which ranks pari passu with the Notes (the “Other Indebtedness”) requires that an offer to repurchase such Indebtedness be made upon the consummation of any Asset Disposition, the Company may apply the Unutilized Net Available Cash otherwise required to be applied to a Net Available Cash Offer to offer to purchase such Other Indebtedness and to a Net Available Cash Offer so long as the amount of such Unutilized Net Available Cash applied to repurchase the Notes is not less than the Notes Portion of Unutilized Net Available Cash. With respect to any Unutilized Net Available Cash, the Company shall make the Net Available Cash Offer in respect thereof at the same time as the analogous offer to purchase is made under any Other Indebtedness and the purchase date in respect thereof shall be the same under the Net Available Cash Offer as the purchase date in respect thereof pursuant to any Other Indebtedness.

For purposes of this covenant, “Notes Portion of Unutilized Net Available Cash” in respect of a Net Available Cash Offer means (a) if no Other Indebtedness is concurrently being offered to be purchased, the amount of the Unutilized Net Available Cash in respect of such Net Available Cash Offer and (b) if Other Indebtedness is concurrently being offered to be purchased, an amount equal to the product of (x) the Unutilized Net Available Cash in respect of such Net Available Cash Offer and (y) a fraction the numerator of which is the principal amount of all Notes tendered pursuant to the Net Available Cash Offer related to such Unutilized Net Available Cash (the “Notes Amount”) and the denominator of which is the sum of the Notes Amount and the lesser of the aggregate principal face amount or accreted value as of the relevant purchase date of all Other Indebtedness tendered pursuant to a concurrent offer to purchase such Other Indebtedness made at the time of such Net Available Cash Offer.

With respect to any Net Available Cash Offer effected pursuant to this covenant, to the extent that the principal amount of the Notes tendered pursuant to such Net Available Cash Offer exceeds the Notes Portion of Unutilized Net Available Cash with respect thereto, the Notes shall be purchased pro rata based on the principal amount of the Notes tendered by each Holder. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

To the extent the Notes Portion of Unutilized Net Available Cash available for any Net Available Cash Offer effected pursuant to this covenant exceeds the aggregate purchase price for the Notes validly tendered and purchased by the Company pursuant thereto, such excess shall no longer be deemed Unutilized Net Available Cash and shall be available to the Company and its Restricted Subsidiaries for any purpose not prohibited under the Indenture.

For the purposes of this covenant, the following will be deemed to be cash (but not Net Available Cash): (x) the assumption by the transferee of Indebtedness (other than Subordinated Obligations) of the Company or any Guarantor and the release of the Company or such Guarantor from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with the second paragraph under this covenant) and (y) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly converted (but in no event later than 30 days after the relevant Asset Disposition) by the Company or such Restricted Subsidiary into cash.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to a Net Available Cash Offer, and any violation of the provisions of the Indenture

Description of the notes

relating to such Net Available Cash Offer occurring as a result of such compliance shall not be deemed a Default.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

The Indenture provides that the Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary, (ii) make any loans or advances to the Company or to any other Restricted Subsidiary which directly or indirectly owns the Capital Stock of such Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or to any other Restricted Subsidiary which directly or indirectly owns the Capital Stock of such Restricted Subsidiary, except for:

(a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, the Credit Facility and the Indenture;

(b) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company);

(c) any encumbrance or restriction with respect to such a Restricted Subsidiary (A) pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture or (B) effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in clause (a) or (b) above or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or (b) above or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any of such agreement, refinancing agreement or amendment, taken as a whole, are no less favorable to the holders of the Notes in any material respect, as determined in good faith by the Board of Directors of the Company, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in, in the case of (A) above, the Credit Facility, and in the case of (B) above, the agreement being refinanced or amended;

(d) in the case of clause (iii) above, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Subsidiaries in any manner material to the Company or any such Restricted Subsidiary;

(e) in the case of clause (iii) above, restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; provided, that such Indebtedness and such Lien is permitted by the Indenture;

Description of the notes

(f) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(g) encumbrances or restrictions arising or existing by reason of applicable law.

Limitations on Guarantees by Restricted Subsidiaries

The Indenture provides that the Company will not cause or permit any of the Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of the Company (“Other Guaranteed Indebtedness”) unless such Restricted Subsidiary (A) is a Guarantor or (B) simultaneously executes and delivers a supplemental indenture pursuant to which it will become a Guarantor; provided, however, that if such Other Guaranteed Indebtedness is (i) Senior Subordinated Indebtedness, the Guarantee of such Restricted Subsidiary shall be pari passu in right of payment with the guarantee of the Other Guaranteed Indebtedness; or (ii) Subordinated Obligations, the Guarantee of such Restricted Subsidiary shall be senior in right of payment to the guarantee of the Other Guaranteed Indebtedness (which guarantee of such Subordinated Obligations shall provide that such guarantee is subordinated to the Guarantee of such Restricted Subsidiary to the same extent and in the same manner as the Other Guaranteed Indebtedness is subordinated to the Notes); provided, further, however, that each Restricted Subsidiary issuing a Guarantee will be automatically and unconditionally released and discharged from its obligations under such Guarantee upon the release or discharge of the guarantee of the Other Guaranteed Indebtedness that resulted in the creation of such Guarantee, except a discharge or release by, or as a result of, any payment under the guarantee of such Other Guaranteed Indebtedness by such Restricted Subsidiary. In addition, the Company may, at any time, cause a Restricted Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payments of the Notes by such Restricted Subsidiary on the basis provided in the Indenture.

Provision of Financial Statements

The Indenture requires that for so long as the Notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company will, to the extent permitted by SEC practice and applicable law and regulations, file with the SEC the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d), or any successor provision thereto, if the Company was so subject, such documents to be filed with the SEC on or prior to the date (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company was so subject. The Company will also in any event within 15 days of each Required Filing Date, whether or not permitted or required to be filed with the SEC, (i) transmit or cause to be transmitted by mail to all holders of Notes, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, if the Company were subject to either of such Sections.

In addition, for so long as any Notes remain outstanding, the Company will furnish to the holders of Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act, and, to any beneficial holder of Notes known to the Company, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

Consolidation, Merger, Sale of Assets, Etc.

The Indenture provides that the Company will not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all its assets to, any Person, or permit any of its Restricted Subsidiaries to enter into any such transaction if such transaction would result in the sale, conveyance, transfer or lease

Description of the notes

of all or substantially all of the assets of the Company and the Restricted Subsidiaries on a consolidated basis, unless:

(i) the Surviving Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Surviving Person (if not the Company) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and the Registration Rights Agreement;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Surviving Person or any Restricted Subsidiary of the Surviving Person as a result of such transaction as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Surviving Person or any Restricted Subsidiary of the Surviving Person as a result of such transaction as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction), the Surviving Person would be able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the covenant described under “—Certain Covenants —Limitation on Indebtedness.”

Notwithstanding clauses (ii) and (iii) of the first sentence of this paragraph: (1) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Wholly Owned Subsidiary that is a Guarantor; and (2) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

No Guarantor (other than a Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and the Indenture as provided under “—Guarantees” above) will in any transaction or series of related transactions, consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Guarantor and whether or not such Guarantor is the Surviving Person, unless

(i) the Surviving Person (if other than such Guarantor) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(ii) the Surviving Person (if other than such Guarantor) expressly assumes by a supplemental indenture all the obligations of such Guarantor under its Guarantee and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed by such Guarantor; and

(iii) immediately after giving effect to such transaction, (and treating any Indebtedness which becomes an obligation of the Surviving Person or any Restricted Subsidiary of the Surviving Person as a result of such transaction as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing.

In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture. In addition, each Guarantor, in the case of a transaction described in the first paragraph hereunder, unless it is the other party to the transaction or unless its Guarantee will be released and discharged in accordance with its terms as a result of the

Description of the notes

transaction, will be required to confirm, by supplemental indenture, that its Guarantee will continue to apply to the obligations of the Company or the Surviving Person under the Indenture.

Upon any consolidation or merger of the Company or any Guarantor or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or a Guarantor is not the Surviving Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Notes and the Registration Rights Agreement or such Guarantor under the Indenture, the Guarantee of such Guarantor and the Registration Rights Agreement, as the case may be, with the same effect as if such successor corporation had been named as the Company or such Guarantor, as the case may be, therein; and thereafter except in the case of (a) a lease or (b) any sale, assignment, conveyance, transfer or other disposition to a Restricted Subsidiary of the Company or such Guarantor, the Company shall be discharged from all obligations and covenants under the Indenture, the Notes and the Registration Rights Agreement and such Guarantor shall be discharged from all obligations and covenants under the Indenture, the Registration Rights Agreement and the Guarantee of such Guarantor, as the case may be.

The Indenture provides that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described under “— Certain Covenants— Limitation on Indebtedness,” “— Certain Covenants— Limitation on Restricted Payments” and “—Certain Covenants— Limitation on Liens”), Subsidiaries of any Surviving Person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated as Unrestricted Subsidiaries pursuant to and in accordance with the terms of the Indenture and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

The following are “Events of Default” under the Indenture:

(i) default in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days (without regard to the subordination provisions contained in the Indenture); or

(ii) default in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise (without regard to the subordination provisions contained in the Indenture); or

(iii) the Company or any Guarantor fails to comply with any of its obligations described under “— Certain Covenants— Consolidation, Merger, Sale of Assets, Etc.”; or

(iv) the Company or any Guarantor fails to comply with any of its obligations described under “Change of Control” and “Certain Covenants” (in each case other than a failure to repurchase Notes when required pursuant to the provisions described under “Change of Control” or “— Certain Covenants— Limitation on Sale of Assets,” which failure shall constitute an Event of Default under clause (ii) above) and such failure continues for 30 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

(v) the Company or any Guarantor fails to comply with any of its obligations in the Notes, the Guarantees or the Indenture (other than those referred to in clauses (i), (ii), (iii) or (iv) above) and such failure continues for 60 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and

Description of the notes

the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

(vi) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such unpaid or accelerated Indebtedness in the aggregate exceeds $10.0 million at the time and such default shall not have been cured or such acceleration rescinded within a 30 day period; or

(vii) one or more judgments or decrees for the payment of money in excess of $10.0 million in the aggregate (to the extent not covered by insurance) is entered against the Company or any Significant Subsidiary and such judgment or decree remains undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable; or

(viii) (a) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared null and void or (b) any Guarantor that is a Significant Subsidiary denies that it has any further liability under any Guarantee, or gives notice to such effect (other than, in each case, by reason of the termination of the Indenture or the release of any such Guarantee in accordance with “—Guarantees”); or

(ix) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary of the Company shall have occurred.

If an Event of Default occurs and is continuing (other than as specified in clause (ix) with respect to the Company), the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding by notice to the Company may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately; provided that so long as the Credit Facility shall be in force and effect, if an Event of Default shall have occurred and be continuing (other than an Event of Default under clause (ix) with respect to the Company), any such acceleration shall not be effective until the earlier to occur of (x) five business days following delivery of a notice of such acceleration to the Representative under the Credit Facility and (y) the acceleration of any Indebtedness under the Credit Facility. If an Event of Default under clause (ix) relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the Notes then outstanding may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the Notes then outstanding have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the Notes then outstanding have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the Notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the

Description of the notes

Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as its board of directors, a committee of its board of directors or a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults.

AMENDMENTS AND WAIVERS

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(i) reduce the amount of Notes whose holders must consent to an amendment;

(ii) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(iii) reduce the principal of or change the Stated Maturity of any Note;

(iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under “— Optional Redemption” above;

(v) make any Note payable in money other than that stated in the Note;

(vi) impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(vii) modify the ranking or priority of any Note or the Guarantee of any Guarantor in any adverse manner;

(viii) following the occurrence of a Change of Control or an Asset Disposition, modify in a manner materially adverse to the holders of Notes affected thereby the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make and consummate an offer to purchase with respect to such Change of Control or a Net Available Cash Offer with respect to such Asset Disposition;

(ix) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture; or

(x) make any change in the amendment or waiver provisions which require each affected holder’s consent.

Without the consent of any holder, the Company, the Guarantors and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a

Description of the notes

successor corporation of the obligations of the Company under the Indenture, to add further Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, any amendment made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding shall not be effective as to the holders of such outstanding Senior Indebtedness unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders or any defect therein will not impair or affect the validity of the amendment.

DEFEASANCE

The Company at any time may terminate all its and the Guarantors’ obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its and the Guarantors’ obligations under covenants described under “Certain Covenants” (other than clause (i) of the first and second paragraphs under “Certain Covenants— Consolidation, Merger, Sale of Assets, etc.”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Guarantee provision described under “Events of Default” (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii), (viii) or (ix) (with respect only to Significant Subsidiaries) under “Events of Default” above or because of the failure of the Company to comply with clause (ii) or (iii) in the first paragraph and clause (iii) in the second paragraph under “Certain Covenants— Consolidation, Merger, Sale of Assets, etc.” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

State Street Bank and Trust Company is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Description of the notes

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

The holders of a majority in aggregate principal amount of the Notes then outstanding issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured) the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes issued thereunder, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

GOVERNING LAW

The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

“2003 Transactions” means the consummation of the Merger Agreement and the transactions contemplated thereby and the related financings and application of proceeds therefrom.

“Additional Assets” means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; or (iv) Permitted Investments of the type and in the amounts described in clause (viii) of the definition thereof; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

“Additional Notes” means additional Notes (other than the Notes issued on the Issue Date) issued from time to time under the Indenture in accordance with “Certain Covenants— Limitation on Indebtedness,” as part of the same series as the Notes issued on the Issue Date.

“Adjusted Net Assets” of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, the probable liability of such Guarantor with respect to its contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date, and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Restricted Subsidiary by such Guarantor in respect of the obligations of such Restricted Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

“Affiliate” of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns 10.0% or more of any class of Capital Stock of the specified Person. For the purposes of

Description of the notes

this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning set forth under “—Certain Covenants— Limitation on Transactions with Affiliates.”

“Asset Acquisition” means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged or consolidated with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person or any division or line of business of such Person.

“Asset Disposition” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of (or other equity interests in) a Restricted Subsidiary (other than directors’ qualifying shares), or of any other property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (ii) a disposition of inventory in the ordinary course of business, (iii) a disposition of obsolete or worn out equipment or equipment that is no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (iv) that were consummated since the beginning of the fiscal year in which such disposition is consummated, do not exceed $1.0 million, and (v) transactions permitted by the covenant described under “—Certain Covenants-Consolidation, Merger, Sale of Assets, Etc.” and the creation of any Lien not prohibited by the covenant described under “—Certain Covenants— Limitation on Liens.” Notwithstanding anything to the contrary contained above, a Restricted Payment or other payment or Investment made in compliance with the covenant described under “—Certain Covenants —Limitation on Restricted Payments” shall not constitute an Asset Disposition except for purposes of determination of the Consolidated Coverage Ratio.

“Atrium Holdings” means Atrium Corporation (formerly known as D and W Holdings, Inc., as the surviving company of a merger of Atrium Corporation and D and W Holdings, Inc.), a Delaware corporation and the owner on the date hereof of all the outstanding capital stock of the Company, and its successors.

“Atrium Holdings Discount Notes” means the 12% Senior Discount Debentures Due 2010 of Atrium Holdings, having an aggregate principal amount at maturity of $80,562,000 as of the Issue Date.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years (rounded upwards to the nearest month) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption multiplied by the amount of such payment by (ii) the sum of all such payments.

Description of the notes

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company’s long term debt, is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A-2” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc. and (vi) Investments in mutual funds whose investment guidelines restrict such funds’ investments to those satisfying the provisions of any or all of clauses (i) through (v) above.

“Change of Control” means the occurrence of any of the following events (whether or not approved by the Board of Directors of Atrium Holdings or the Company):

(i) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock of the surviving or transferee corporation or its parent corporation and/or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the applicable Indenture and (b) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Stock of the surviving or transferee corporation, as applicable;

(ii) a majority of the Board of Directors of the Company (but not a committee thereof) shall consist of Persons who are not Continuing Directors of the Company; or

Description of the notes

(iii) (a) prior to the consummation of an Initial Public Offering, the Permitted Holders fail to collectively beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, at least a majority of the total voting power of then outstanding Voting Stock of the Company or fail to have the ability to appoint a majority of the board of directors of the Company or (b) at or after the consummation of an Initial Public Offering, (1) any Person or Group (other than the Permitted Holders) shall (A) beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the total voting power of the then outstanding Voting Stock of the Company or (B) have the right or power to appoint, directly or indirectly, a majority of the board of directors of the Company.

provided that any Person or group shall be deemed to beneficially own any Voting Stock beneficially owned by any other Person (the “parent entity”) so long as such Person or group beneficially owns, directly or indirectly, a majority of the then outstanding Voting Stock of the parent entity and no other Person or group has the right to designate or appoint a majority of the directors of such parent entity.

“Commodity Agreement” means any commodity future contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary that is designed to protect the Company or any Restricted Subsidiary against fluctuations in the price of commodities used by the Company or a Restricted Subsidiary as raw materials in the ordinary course of business.

“Consolidated Cash Flow” for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) exchange or translation losses on foreign currencies, and (vi) all other noncash items reducing Consolidated Net Income (excluding any noncash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period prior to the Stated Maturity of the Notes) and less, to the extent added in calculating Consolidated Net Income, (x) exchange or translation gains on foreign currencies, (y) noncash items (excluding such noncash items to the extent they represent an accrual for cash receipts reasonably expected to be received prior to the Stated Maturity of the Notes) and (z) dividends or distributions paid pursuant to clause (iv) under the second paragraph in the covenant described under “—Certain Covenants— Limitation on Restricted Payments,” in each case for such period. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Subsidiary of the Company shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income. For any period for which Consolidated Cash Flow is being measured that includes the fiscal quarter ended March 31, 1999, severance payments made during such fiscal quarter in an amount not to exceed $1.8 million shall be added back to Consolidated Cash Flow to the extent deducted in the calculation thereof.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any of the Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period through the date of determination of the Consolidated Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness (other than Indebtedness incurred pursuant to the second paragraph under the covenant described under “—Certain Covenants— Limitation on Indebtedness” on the date of determination) as if such Indebtedness had been Incurred on the first day of such period (provided that, if such Indebtedness is Incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement), only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness

Description of the notes

(as determined in good faith by senior management of the Company) shall be deemed outstanding for purposes of this calculation) and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period any Indebtedness of the Company or any of the Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period, (3) if since the beginning of such period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be (i) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of the Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, transferred or otherwise disposed of, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale, transfer or other disposition) and (ii) increased by interest income attributable to the assets which are the subject of such Asset Disposition for such period, (4) if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Asset Acquisition, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Asset Acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such period shall have made any Asset Disposition or Asset Acquisition that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary of the Company during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Asset Acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP and Regulation S-X under the Securities Act, to the extent applicable, in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term that extends at least until the end of such period).

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) noncash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any

Description of the notes

guarantee of Indebtedness or other obligation of any other Person, (vii) net payments (whether positive or negative) pursuant to Interest Rate Agreements, and (viii) the product of (x) all cash and Disqualified Stock dividends in respect of all Preferred Stock of Subsidiaries and Disqualified Stock of the Company held by Persons other than the Company or a Wholly-Owned Subsidiary times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal, and less, to the extent included in such interest expense, the amortization of capitalized debt issuance costs.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and the consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any person acquired by the Company or any of its Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net income of any Restricted Subsidiary of the Company to the extent that the payment of dividends or the making of distributions by such Restricted Subsidiary is prohibited, directly or indirectly, by contract, operation of law or otherwise, (iii) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (iv) any extraordinary gain or loss (including non-recurring expenses related to the Transactions), (v) the cumulative effect of a change in accounting principles, (vi) noncash restructuring charges or write-offs in connection with or related to the Transactions recorded before or within the one year period following the Issue Date, (vii) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the lesser of (A) dividends or distributions paid to the Company or any of its Restricted Subsidiaries (unless and to the extent such Restricted Subsidiary is subject to clause (ii) above) by such Person and (B) the net income of such Person (but in no event less than zero), and the net loss of such Person (other than an Unrestricted Subsidiary, the net income and net loss of which will not be included) shall be included only to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person and (viii) any noncash expenses attributable to grants or exercises of employee stock options. Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants— Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or to a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(D) under the first paragraph thereof.

“Continuing Director” means, as of the date of determination, any Person who (i) was a member of the Board of Directors of such Person on the date of the Indenture, (ii) was nominated for election or elected to the Board of Directors of such Person with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

“covenant defeasance” has the meaning set forth under “—Defeasance.”

“Credit Facility” means the Credit Agreement, dated as of October 2, 1998, among the Company, Atrium Holdings, the guarantors named therein, Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Lead Arranger, Syndication Agent and Documentation Agent, and BankBoston, N.A., as Administrative Agent, and any other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, increasing the total commitment of, or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers

Description of the notes

or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“defeasance” has the meaning set forth under “—Defeasance.”

“Designated Senior Indebtedness” means (a) all Senior Indebtedness, liquidated or contingent, outstanding under the Credit Facility and (b) any other Senior Indebtedness of the Company which, at the time of determination, is in an aggregate principal amount outstanding or committed for of at least $30.0 million and is specifically designated in the instrument governing such Senior Indebtedness as “Designated Senior Indebtedness” by the Company.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise or is redeemable at the option of the holder thereof (except upon the occurrence of a Change of Control or Asset Disposition if such Capital Stock requires that the Change of Control Offer or Net Available Cash Offer, as applicable, with respect to the Notes be completed prior to any similar offer being made with respect to such Capital Stock), in whole or in part, on or prior to the final stated maturity of the Notes, or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the final stated maturity of the Notes.

“Event of Default” has the meaning set forth under “—Events of Default.”

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be determined by the Board of Directors of the Company acting in good faith evidenced by a board resolution thereof delivered to the Trustee.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date hereof, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Indenture shall be computed in conformity with GAAP.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee to such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

Description of the notes

“Guarantee” means the guarantee by any Guarantor of the Company’s obligations under the Indenture and the Notes pursuant to a guarantee given in accordance with the Indenture.

“Guarantor” means the Subsidiaries listed as guarantors in the Indenture and any other Subsidiary which is a guarantor of the Notes, including any Person that executes or is required after the date of the Indenture to execute a guarantee of the Notes as described in “—Guarantees” and “—Certain Covenants— Limitation on Guarantees by Restricted Subsidiaries,” until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor; provided, that for purposes hereof the term “Guarantor” shall not include any Unrestricted Subsidiary unless specifically provided otherwise or any Person that has been released from its Guarantee in accordance with the terms of the Indenture.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and accrued expenses incurred in the ordinary course of business payable in accordance with industry practices), (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of the fair market value of such asset at such date of determination and the amount of such Indebtedness of such other Person, (vii) all Indebtedness of other Persons to the extent guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of the Company, any Preferred Stock of such Restricted Subsidiary to the extent such obligation arises on or before the Stated Maturity of the Notes (but excluding, in each case, any accrued dividends) and (ix) to the extent not otherwise included in this definition, net obligations under Currency Agreements, Interest Rate Agreements and Commodity Agreements.

“Initial Public Offering” means a primary underwritten public offering of the common stock of Atrium Holdings or the Company or any other direct or indirect holding company thereof, other than any public offering or sale pursuant to a registration statement on Form S-8 or a comparable form.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person) or other extension of credit (including by way of guarantee or similar arrangement, but excluding

Description of the notes

any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the covenant described under “—Certain Covenants— Limitation on Restricted Payments,” (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the portion (proportionate to the Company’s equity interest in an Unrestricted Subsidiary to be redesignated as a Restricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of the Board of Directors certified in an officers’ certificate delivered to the Trustee and (iii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issue Date” means May 17, 1999.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 27, 2003, among KAT Holdings, Inc., KAT Acquisition Corp., Atrium Corporation and the securityholders of Atrium Corporation set forth on the signature pages thereto, as the same may be amended, supplemented and modified from time to time.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets subject to such Asset Disposition) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition; provided, however, that upon any reduction in such reserves (other than to the extent resulting from payments of the respective reserved liabilities), Net Available Cash shall be increased by the amount of such reduction to reserves and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition, and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition); provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

Description of the notes

“Net Available Cash Offer” has the meaning set forth under “—Certain Covenants— Limitation on Sale of Assets.”

“Non-Recourse Debt” means Indebtedness as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) other than a non-recourse pledge of the Capital Stock of an Unrestricted Subsidiary securing Indebtedness of such Unrestricted Subsidiary or (b) is directly or indirectly liable (as a guarantor or otherwise).

“Notes Amount” has the meaning set forth under “—Certain Covenants-Limitation on Sale of Assets.”

“Notes Portion of Unutilized Net Available Cash” has the meaning set forth under “—Certain Covenants-Limitation on Sale of Assets.”

“Other Guaranteed Indebtedness” has the meaning set forth under “—Certain Covenants— Limitation on Guarantees by Restricted Subsidiaries.”

“Other Indebtedness” has the meaning set forth under “—Certain Covenants— Limitation on Sale of Assets.”

“Permitted Holders” means (i) KAT Holdings, L.P. and any other investment partnership or entity managed or controlled by Kenner & Company, Inc. and/or its Affiliates, (ii) UBS Capital Americas II, LLC and/or it Affiliates, (iii) ML IBK Positions, Inc. and/or its Affiliates, (iv) any partners, members or investors (either directly or indirectly through any investment partnerships or entities) in the entities described in clauses (i), (ii) and (iii) above, (v) any immediate family members or lineal descendents, or trusts or other entities for their benefit in respect of the Persons described in clauses (i), (ii), (iii) and (iv) above, and (vi) any Affiliates in respect of the Persons described in clauses (i), (ii), (iii) and (iv) above.

“Permitted Indebtedness” means

(i) (A) Indebtedness of the Company owing to and held by any Restricted Subsidiary so long as such Indebtedness is subordinated to the Notes to the same extent that the Notes are subordinated to Senior Indebtedness or (B) Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except, in the case of subclause (A), to a Restricted Subsidiary or, in the case of subclause (B), to the Company or a Restricted Subsidiary) shall be deemed, in each case to constitute the Incurrence of such Indebtedness by the issuer thereof;

(ii) Indebtedness represented by (x) the Notes (other than any Additional Notes), (y) any Indebtedness (other than the Indebtedness described in subclauses (i), (ii) and (iv) of the second paragraph under “—Certain Covenants— Limitation on Indebtedness” and other than Indebtedness Incurred pursuant to clause (i) above or clauses (iv), (v), (vi) or (vii) below) outstanding on the Issue Date and (z) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (ii) or Incurred as described in the first paragraph under “—Certain Covenants— Limitation on Indebtedness”;

(iii) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Company); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness as described in the first paragraph under “—Certain Covenants— Limita-

Description of the notes

tion on Indebtedness” after giving effect to the Incurrence of such Indebtedness pursuant to this clause (iii) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (iii);

(iv) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of performance bonds, bankers’ acceptances and surety or appeal bonds provided by the Company or any of the Restricted Subsidiaries to their customers in the ordinary course of their business and not for money borrowed, (B) in respect of performance bonds or similar obligations of the Company or any of the Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business and not for money borrowed in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, (C) arising from guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness) incurred in the ordinary course of business and not for money borrowed and (D) under Currency Agreements, Interest Rate Agreements and Commodity Agreements; provided, however, that in the case of subclause (D), such agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture or the business transactions of the Company or the Restricted Subsidiaries on customary terms entered into in the ordinary course of business and otherwise in compliance with the Indenture, as applicable;

(v) Indebtedness of the Company or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of the Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than guarantees of Indebtedness or other obligations Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of the Restricted Subsidiaries in connection with such disposition;

(vi) Indebtedness consisting of (A) guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by a Restricted Subsidiary that is a Guarantor without violation of the Indenture and (B) guarantees by a Restricted Subsidiary of Indebtedness Incurred by the Company without violation of the Indenture (so long as such Restricted Subsidiary could have Incurred such Indebtedness directly without violation of the Indenture, including, without limitation, the covenant described under “—Certain Covenants— Limitation on Guarantees by Restricted Subsidiaries”); and

(vii) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence.

“Permitted Investment” means an Investment by the Company or any of the Restricted Subsidiaries in:

(i) the Company or a Restricted Subsidiary of the Company; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(ii) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary of the Company or is merged or consolidated with or into, or transfers or conveys all or

Description of the notes

substantially all its assets to, the Company or a Restricted Subsidiary of the Company; provided, however, that in each case such Person’s primary business is a Related Business;

(iii) Cash Equivalents;

(iv) receivables owing to the Company or any of the Restricted Subsidiaries, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(vi) (a) loans or advances by the Company or a Restricted Subsidiary to employees of Atrium Holdings, the Company or any Subsidiary of the Company for purposes of purchasing the Company’s Atrium Holding’s common stock in an aggregate amount outstanding at any one time not to exceed $5.0 million and (b) other loans and advances by the Company or a Restricted Subsidiary to employees of Atrium Holdings, the Company or any Subsidiary of the Company made in the ordinary course of business of the Company or such Restricted Subsidiary;

(vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of the Restricted Subsidiaries or in satisfaction of judgments or claims;

(viii) a Person engaged in a Related Business or a loan or advance to the Company the proceeds of which are used solely to make an Investment in a Person engaged in a Related Business or a guarantee by the Company of Indebtedness of any Person in which such Investment has been made; provided, however, that no Permitted Investments may be made pursuant to this clause (viii) to the extent the amount thereof would, when taken together with all other Permitted Investments made pursuant to this clause (viii), exceed $5.0 million in the aggregate (plus, to the extent not previously reinvested, any return of capital realized on Permitted Investments made pursuant to this clause (viii), or any release or other cancellation of any guarantee constituting such Permitted Investment);

(ix) Persons to the extent such Investment is received by the Company or any Restricted Subsidiary as consideration for asset dispositions effected in compliance with the covenant described under “—Certain Covenants— Limitation on Sale of Assets”;

(x) prepayments and other credits to suppliers made in the ordinary course of business of the Company and the Restricted Subsidiaries; and

(xi) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business and not for money borrowed in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations.

“Permitted Junior Securities” means (i) Capital Stock (other than Disqualified Stock) issued by the Company to pay interest on the Notes or issued in exchange for the Notes, (ii) securities substantially identical to the Notes issued by the Company in payment of interest accrued thereon or (iii) securities issued by the Company which are subordinated to the Senior Indebtedness at least to the same extent as the Notes and having an Average Life at least equal to the remaining Average Life of the Notes.

“Permitted Liens” means:

(i) Liens on property or shares of Capital Stock of a person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure

Description of the notes

any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;

(ii) Liens on a property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided that such Liens were not created, incurred or assumed in connection with such acquisition;

(iii) Liens existing on the Issue Date;

(iv) Liens in favor of the Company or any Restricted Subsidiary so long as held by the Company or any Restricted Subsidiary;

(v) Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money obligations, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries or in a Related Business, or repairs, additions or improvements to such assets; provided, however, that any such Lien encumbers only the assets so financed, purchased, constructed or improved;

(vi) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, “refinancing”) (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto);

(vii) Liens securing letters of credit or surety bonds entered into in the ordinary course of business and consistent with past business practice and not for money borrowed; and

(viii) Liens on and pledges of the Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Qualified Capital Stock” of any Person shall mean any Capital Stock of such Person which is not Disqualified Stock.

“Recapitalization Date” means October 2, 1998.

“Refinancing Indebtedness” means Indebtedness (including Disqualified Stock) that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (A) the Stated Maturity of the Notes and (B) the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the lesser of (A) the Average Life of the Notes and (B) the Average Life of the Indebtedness being refinanced, and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an

Description of the notes

aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus the amount of any accrued or unpaid interest thereon, plus the amount of any stated or reasonably determined prepayment premium paid in connection with such refinancing, plus the amount of expenses of the Company or a Restricted Subsidiary incurred in connection with such refinancing.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date, as reasonably determined by the Company’s Board of Directors.

“Representative” means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

“Restricted Payments” has the meaning set forth under “—Certain Covenants— Limitation on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

“Senior Indebtedness” means, with respect to the Company or any Guarantor, as applicable, the principal of, premium, if any, and interest (including interest that would accrue but for the filing of a petition initiating any proceeding under any state or federal bankruptcy laws, whether or not such claim is allowable in such proceeding) on any Indebtedness of the Company or such Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be. Without limiting the generality of the foregoing, “Senior Indebtedness” will include the principal of, premium, if any, and interest (including interest that would accrue but for the filing of a petition initiating any proceeding under any state or federal bankruptcy laws, whether or not such claim is allowable in such proceeding) and all indemnity, fees, expenses and other payment obligations from time to time owed to the lenders under the Credit Facility. Notwithstanding the foregoing, “Senior Indebtedness” shall not include, to the extent constituting Indebtedness, (i) Indebtedness evidenced by the Notes or the Guarantees, (ii) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of the Company or any Guarantor, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company or any Guarantor, (iv) Indebtedness which is represented by Disqualified Capital Stock, (v) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the Credit Facility or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (v)), (vi) Indebtedness or other obligations of or amounts owed by the Company or any Guarantor for compensation to employees or for services rendered to the Company or such Guarantor, (vii) any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor, (viii) Indebtedness of the Company or any Guarantor to a Subsidiary of the Company and (ix) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (ix) if the holder(s) of such Indebtedness or their representative and the Trustee shall have received an Officers’ Certificate of the Company to the effect that the incurrence of such Indebtedness does not violate the Indenture).

Description of the notes

“Senior Subordinated Indebtedness” means the Notes, the Guarantees and any other Indebtedness of the Company or a Guarantor that either (x) specifically provides that such Indebtedness ranks pan passu with the Notes or the Guarantee of such Guarantor, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company or a Guarantor, as the case may be, which is not Senior Indebtedness or (y) is otherwise deemed not to be Senior Indebtedness pursuant to the definition thereof unless it meets the definition of Subordinated Obligations.

“Significant Subsidiary” means (i) any Restricted Subsidiary that, together with its Restricted Subsidiaries, would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (provided that for purposes of clause (ix) under “Amendments and Waivers,” a 5% threshold under Rule 1-02 shall be used rather than the 10% threshold provided in Rule 1-02) and (ii) for purposes of “Events of Default,” any other Restricted Subsidiary that when aggregated with all other Restricted Subsidiaries that are not Significant Subsidiaries as to which an event described under clauses (viii) or (ix) under “Events of Default” has occurred, together with their Restricted Subsidiaries, would constitute a Significant Subsidiary pursuant to clause (i) above (using a 5% threshold under Rule 1-02 rather than the 10% threshold provided in Rule 1-02).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

“Subordinated Obligation” means any Indebtedness of the Company or a Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor, as applicable, pursuant to a written agreement or by law (including, without limitation, Disqualified Capital Stock).

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

“Surviving Person” means, with respect to any Person involved in any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of its properties and assets as an entirety, the Person formed by or surviving such merger or consolidation or the Person to which such sale, assignment, conveyance, transfer or lease is made.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated as of October 2, 1998, as amended on the Issue Date, by and among Atrium Holdings and its subsidiaries named therein, as the same may be amended from time to time in accordance with its terms and the terms of the Credit Facility after the Issue Date so long as such agreement as so amended is no less favorable to the Company or the holders of the Notes in any material respect than the Tax Sharing Agreement as amended and in effect on the Issue Date.

“Transactions” means (i) the recapitalization of the Company that occurred on the Recapitalization Date and (ii) the acquisition by the Company of all the outstanding Capital Stock of Heat, Inc., H.I.G. Vinyl, Inc. and Champagne Industries, Inc. on the Issue Date.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an

Description of the notes

Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has consolidated total assets of $10,000 or less or (B) if such Subsidiary has consolidated total assets greater than $10,000, then such designation would be permitted under the covenant described under “—Certain Covenants— Limitation on Restricted Payments.” The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (x) immediately after giving effect to such designation no Default shall have occurred and be continuing and (y) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation, if incurred at such time, would have been permitted to be incurred for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the holders of the Notes by promptly delivering to the Trustee a copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Unutilized Net Available Cash” has the meaning set forth under “—Certain Covenants— Limitation on Sale of Assets.”

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company, at least 99% of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

The notes offered hereby will be represented by one or more global notes (the “Global Notes”) in definitive form. The Global Notes will be deposited on their respective Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). The Global Notes will be subject to certain restrictions on transfer and will bear the legend regarding these restrictions set forth under the heading “Notice to investors.” DTC will maintain the notes offered hereby in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

DTC has advised us as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodian relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the notes offered hereby

Description of the notes

will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes offered hereby will be limited to such extent.

So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole holder of notes then outstanding represented by such Global Notes under the indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. None of the Issuer, the guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes offered hereby by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

Payments in respect of the principal of, premium, if any, and interest on the notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuer and the Trustee may treat the persons in whose names any notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the Trustee is required to register such notes in the name of and cause the same to be delivered to such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form and would be subject to the legal requirements described in this offering memorandum under the caption “Notice to investors.” In addition, if (1) the Depositary notifies the Issuer in writing that DTC is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, notes in such form will be issued to each person that such Global Note Holder and DTC identify as being the beneficial owner of the related notes.

Neither the Issuer nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and the Issuer and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Exchange offer; registration rights

The summary set forth below of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to prospective purchasers of the notes offered hereby upon request to us.

We and the guarantors will enter into the registration rights agreement with the initial purchasers, pursuant to which we and the guarantors will agree to file with the SEC the registration statement on an appropriate form under the Securities Act (the “Exchange Offer Registration Statement”) with respect to an offer to exchange the notes offered hereby (the “Exchange Offer”) for our senior subordinated debt securities (guaranteed by the guarantors) with terms substantially identical to the notes offered hereby (the “Exchange Notes”) (except that the Exchange Notes will not contain transfer restrictions) and to offer to the holders of notes offered hereby who are able to make certain representations the opportunity to exchange their notes offered hereby for Exchange Notes. If

(i) we are not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy,

(ii) the Exchange Offer is not for any other reason consummated within 210 days after the issue date of the notes offered hereby,

(iii) any holder of notes offered hereby notifies us within a specified time period that (a) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns notes offered hereby acquired directly from us or an affiliate of ours,

(iv) the holders of a majority of the notes offered hereby may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, we and the guarantors agree to file with the SEC a shelf registration statement (the “Shelf Registration Statement”) to cover resales of the Transfer Restricted Securities (as defined in the registration rights agreement) by the holders thereof. We and the guarantors will use our reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

Each holder of notes offered hereby that wishes to exchange notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Under existing SEC interpretations, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered upon resale by such broker-dealers in connection with resales of the Exchange Notes. We and the guarantors have agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will

Exchange offer; registration rights

be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for notes offered hereby that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

We and the guarantors have agreed to pay all expenses incident to the Exchange Offer and will indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act.

The registration rights agreement will provide that:

(i) unless the Exchange Offer would not be permitted by applicable law or SEC policy, we and the guarantors will file the Exchange Offer Registration Statement with the SEC on or prior to 120 days after the issue date of the notes offered hereby,

(ii) unless the Exchange Offer would not be permitted by applicable law or SEC policy, we and the guarantors will use our reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the issue date of the notes offered hereby,

(iii) unless the Exchange Offer would not be permitted by applicable law or SEC policy, we and the guarantors will commence the Exchange Offer and use our reasonable best efforts to issue, on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, Exchange Notes in exchange for all notes offered hereby tendered prior thereto in the Exchange Offer, and

(iv) if obligated to file the Shelf Registration Statement, we and the guarantors will use our reasonable best efforts to file prior to the later of (a) 60 days after the issue date of the notes offered hereby or (b) 30 days after such filing obligation arises and use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the SEC on or prior to 60 days after such obligation arises;

provided, however, that if we and the guarantors have not consummated the Exchange Offer within 210 days of the issue date of the notes offered hereby, then we and the guarantors will file the Shelf Registration Statement with the SEC on or prior to the 240th day after the issue date of the notes offered hereby. We and the guarantors shall use our reasonable best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the effective date of the Shelf Registration Statement or such shorter period that will terminate when all the Transfer Restricted Securities covered by the Shelf Registration Statement have been sold pursuant thereto.

Notwithstanding anything to the contrary in the registration rights agreement, upon notice to the holders of the notes, we may suspend use of the prospectus included in any Shelf Registration Statement in the event that and for a period of time (a “Blackout Period”) not to exceed an aggregate of 60 days in any 12-month period (1) our board of directors determines, in good faith, that the disclosure of an event, occurrence or other item at such time could reasonably be expected to have a material adverse effect on our business, operations or prospects, or (2) the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and our board of directors determines, in good faith, that any such disclosure would jeopardize the success of the transaction or that disclosure of the transaction is prohibited pursuant to the terms thereof.

If (i) we and the guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing, (ii) any of such registration statements are not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness

Exchange offer; registration rights

Target Date”), (iii) we and the guarantors fail to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Securities, as the case may be, during the periods specified in the registration rights agreement, subject to certain exceptions (each such event referred to in clauses (i) through (iv) above, a “Registration Default”), then we or the guarantors will pay liquidated damages (“Liquidated Damages”) in cash to each holder of Transfer Restricted Securities, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default, in an amount equal to 0.25% per annum of the principal amount of the notes offered hereby. The amount of Liquidated Damages will increase by an additional 0.25% per annum of the principal amount of the notes offered hereby for each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum amount of 1.00% of the principal amount of the notes offered hereby. Following the cure of a particular Registration Default, the accrual of Liquidated Damages with respect to such Registration Default will cease.

Federal income tax considerations

GENERAL

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes offered hereby, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the United States Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes offered hereby and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes offered hereby as part of a “straddle,” “hedge,” conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Section 1.1275-6 of the Treasury Regulations. In addition, this discussion is limited to persons purchasing the notes offered hereby for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes offered hereby are sold to the public for cash). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes offered hereby held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “United States Holder” means a beneficial owner of the notes offered hereby who or that is:

•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code,

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a United States person prior to such date and has elected to continue to be treated as a United States person.

We have not sought and do not intend to seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes offered hereby or that any such position would not be sustained.

If a partnership or other entity taxable as a partnership holds the notes offered hereby, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of the notes offered hereby.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTIC-

Federal income tax considerations

ULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

UNITED STATES HOLDERS

Taxation of Interest

Payments of stated interest on the notes offered hereby generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of tax accounting. In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the notes offered hereby. According to U.S. Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder recognizes if there is only a remote chance as of the date the notes offered hereby were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional interest pursuant to the registration rights provisions or the potential payment of a premium pursuant to the optional redemption or change of control provisions as part of the yield to maturity of any notes offered hereby. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its notes offered hereby in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay additional interest on the notes offered hereby pursuant to the registration rights provisions or a premium pursuant to the optional redemption or change of control provisions, United States Holders will be required to recognize such amounts as income.

It is expected that the original offering price of the notes will exceed their stated principal amount. For tax purposes, a United States Holder will be considered to hold a note at a “premium” to the extent that such holder’s tax basis in the note exceeds the note’s stated redemption price at maturity (i.e., its stated principal amount). A United States Holder generally may elect to amortize any premium on a note by offsetting against interest payments on the note the premium allocable to the accrual period or periods to which the interest payment relates. The offset occurs at the time the United States Holder includes the interest in income in accordance with such holder’s ordinary method of tax accounting. The amount of premium allocable to each accrual period is determined on a constant yield basis. In addition, the amount of premium allocable to any accrual period could be determined under an alternative method if the alternative method would result in a smaller amount of amortizable premium. Under the alternative method, the premium is determined by reference to the excess of a United States Holder’s basis in a note over all amounts (other than stated interest) that are payable upon our redemption of the notes prior to maturity, and such premium is amortized (on a constant yield basis) over the period through the date when we may exercise our redemption option. If a United States Holder makes the election to amortize bond premium, the election will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that such holder owns at the beginning of the first taxable year to which the election applies or that such holder thereafter acquires. The election to amortize bond premium may not be revoked without the consent of the IRS.

Sale or Other Taxable Disposition of the Notes

A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer, as discussed below, or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income

Federal income tax considerations

if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted basis in a note generally will be the United States Holder’s cost therefor, less any principal payments received by such holder. This gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss.

Exchange Offer

The exchange of the notes offered hereby for identical debt securities registered under the Securities Act should not constitute a taxable exchange. See “Exchange offer; Registration rights.” As a result, (1) a United States Holder should not recognize a taxable gain or loss as a result of exchanging such holder’s notes offered hereby; (2) the holding period of the notes received should include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the notes received should be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

Backup Withholding

A United States Holder may be subject to a backup withholding tax upon the receipt of interest and principal payments on the notes offered hereby or upon the receipt of proceeds upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number,

•	furnishes an incorrect TIN,

•	is notified by the IRS that it has failed to properly report payments of interest or dividends, or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

NON-UNITED STATES HOLDERS

Definition of Non-United States Holders

A non-United States Holder is an individual, corporation (or other entity taxable as a corporation), estate or trust who is a beneficial owner of the notes offered hereby and who is not a United States Holder.

Interest Payments

Interest paid to a non-United States Holder that is not effectively connected with such holder’s conduct of a U.S. trade or business will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate), provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock,

•	such holder is not a controlled foreign corporation that is related to us through stock ownership,

•	such holder is not a bank that received such notes offered hereby on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and

Federal income tax considerations

•	either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally on IRS Form W-8 BEN), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes offered hereby on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes offered hereby through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-United States Holder may be entitled to a reduction in, or exemption from, withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-United States Holder must generally complete IRS Form W-8 BEN and claim the reduction or exemption on the form. In some cases, a non-United States Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may have some or all of the necessary evidence in its files.

The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number.

Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

Sale or Other Taxable Disposition of the Notes

A non-United States Holder will not generally be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. However, a non-United States Holder may be subject to tax on such gain if the gain is effectively connected to a U.S. trade or business and, if an income tax treaty applies, attributable to a U.S. permanent establishment, as described below, or if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

United States Trade or Business

If interest or gain from a disposition of the notes offered hereby is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business, and if an income tax treaty applies, the non-United States Holder maintains a U.S. “permanent establishment” to which the interest or gain is generally attributable, the non-United States Holder may be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes offered hereby is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. A non-United States Holder will not be considered to be engaged in a U.S. trade or business solely by reason of holding notes offered hereby.

Backup Withholding and Information Reporting

Backup withholding will generally not apply to payments made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder has provided the required certification that it is not a United States person as described above. However, certain information reporting may still apply with respect to interest payments even if certification is provided. Payments of

Federal income tax considerations

the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person,

•	a controlled foreign corporation for U.S. federal income tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner has provided the required certification that it is not a United States person as described above.

Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be claimed as a refund, provided the required information is furnished timely to the IRS.

Plan of distribution

We have entered into a purchase agreement with UBS Securities LLC and CIBC World Markets Corp. (the “initial purchasers”), relating to the offering and sale of the notes offered hereby. In the purchase agreement, we have agreed to sell to the initial purchasers, and the initial purchasers have agreed, on a several basis, to purchase from us, the entire aggregate principal amount of the notes offered hereby set forth below opposite the name of the initial purchaser:

Principal
Amount of
Initial purchaser	Notes

UBS Securities LLC	$25,000,000
CIBC World Markets Corp.	$25,000,000

Total	$50,000,000

The purchase agreement provides that the obligation of the initial purchasers is subject to certain conditions precedent, and that the initial purchasers are committed to take and pay for all of the notes offered hereby, if any are taken. The purchase price for the notes offered hereby will be the initial offering price set forth on the cover page of this offering memorandum.

We have agreed in the purchase agreement to indemnify the initial purchasers and their respective controlling persons against certain liabilities in connection with this offering, and to make contributions in respect thereof.

We have been advised by the initial purchasers that they may resell the notes offered hereby initially at the price set forth on the cover page hereof to “qualified institutional buyers” as defined in Rule 144A under the Securities Act in reliance on Rule 144A and outside the United States in offshore transactions in reliance on Regulation S under the Securities Act. The initial purchasers may change the price at which the notes offered hereby are being offered at any time without notice. Each purchaser of the notes offered hereby will, by its purchase, be deemed to have made certain acknowledgments, representations, warranties and agreements as set forth under “Notice to investors.”

The notes offered hereby have not been registered under the Securities Act and may not be offered or sold except pursuant to registration under the Securities Act and applicable state securities laws or an exemption therefrom. We do not intend to list the notes offered hereby on any national securities exchange or to seek the admission of the notes offered hereby to trading on Nasdaq. We expect that the notes offered hereby will be eligible to be traded in the PORTALSM Market.

The initial purchasers have advised us that following the completion of this offering, they presently intend to make a market in the notes offered hereby. They are not obligated to do so, however, and any market-making activities with respect to the notes offered hereby may be discontinued at any time in their sole discretion without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer for the notes offered hereby and the pendency of any shelf registration statement relating to the notes offered hereby. Accordingly, no assurance can be given as to the liquidity of or the trading market for the notes offered hereby.

We expect that delivery of the notes will be made against payment therefore on or about the closing date specified on the cover page of this offering memorandum.

In connection with this offering, the initial purchasers may engage in transactions that stabilize, maintain or otherwise affect the price of the notes offered hereby. Specifically, the initial purchasers may over-allot this offering, creating a syndicate short position. The initial purchasers may bid for and purchase notes

Plan of distribution

offered hereby in the open market to cover syndicate short positions. In addition, the initial purchasers may bid for and purchase notes offered hereby in the open market to stabilize the prices of the notes offered hereby. These activities may stabilize or maintain the market price of the notes offered hereby above independent market levels. The initial purchasers are not required to engage in these activities, and may end any of these activities at any time in their sole discretion without notice.

The initial purchasers have advised us that they have not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995. The initial purchasers have advised us that they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by them in connection with the issue or sale of any notes offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us. The initial purchasers have advised us that they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the notes offered hereby in, from or otherwise involving the United Kingdom.

In the ordinary course of their respective businesses, the initial purchasers and certain of their affiliates have in the past and may in the future engage in investment and commercial banking or other transactions of a financial nature with us or our affiliates, including the provision of certain advisory services and the making of loans to us and our affiliates. The initial purchasers or certain of their affiliates acted as solicitation agents in connection with the consent solicitation, will arrange our new credit facility, have provided commitments to fund the new credit facility and will act as agents and lenders under our new credit facility. UBS Securities LLC, an affiliate of UBS Capital Americas, LLC, is acting as an initial purchaser in this offering. UBS Securities LLC will also act as the syndication agent under our senior secured credit facility. In addition, UBS Securities LLC and its affiliates may in the future engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates. Immediately after consummation of the Transactions, UBS Capital Americas, LLC, an affiliate of UBS Securities LLC, will beneficially own approximately 27.5% of the shares of Atrium Corporation (on a fully diluted basis) and will have the right to appoint one of Atrium Corporation’s directors.

The decisions to select the initial purchasers to distribute the notes offered hereby were made independently of the lenders and/or prospective lenders with which the initial purchasers are affiliated, which lenders had no involvement in determining whether or when to distribute the notes under this offering or the terms of the offering. These initial purchasers will not receive any benefit from this offering other than the discount to the offering price described in this offering memorandum.

Notice to investors

Each purchaser of the notes offered hereby will be deemed to have represented and agreed as follows (terms used in this paragraph that are defined in Rule 144A under the Securities Act (“Rule 144A”) are used here as defined there):

(1)	The purchaser is either: (A) a qualified institutional buyer (as defined in Rule 144A); or (B) is not a U.S. person who is acquiring this note in an “offshore transaction” pursuant to Rule 903 or Rule 904 of Regulation S under the Securities Act (“Regulation S”).

(2)	The purchaser understands that the notes are being offered in a transaction that has not been registered under the Securities Act, or any State or other securities laws and neither the note nor any interest or participation therein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of such registration or unless the transaction is exempt from, or not subject to, the registration requirements of the Securities Act. Purchaser (1) agrees that it will not prior to the later of (x) the date which is two years (or such shorter period of time as permitted by 144(k) under the Securities Act or any successor provision thereunder) after the later of the original issue date thereof (or of any predecessor of the note) or the last day which the Company or any affiliate of the Company was the owner of the note or any predecessor of the note and (y) such later date, if any, as may be required by applicable laws, offer, sell, or otherwise transfer this note except (A) to the Company, (B) pursuant to a registration statement which has been declared effective under the Securities Act, (C) for so long as the notes are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (D) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S or (E) pursuant to another available exemption from the registration requirements of the Securities Act.

(3)	The purchaser confirms that (A) the purchaser has requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of purchasing notes, and the purchaser and any accounts for which it is acting are each able to bear the economic risks of its or their investment, including a complete loss of the investment, (B) the purchaser is not acquiring notes with a view to any distribution of the notes in a transaction that would violate the Securities Act or the securities laws of any State of the United States or another applicable jurisdiction; provided that the disposition of its property and the property of any accounts for which the purchaser is acting as fiduciary shall remain at all times within its control and (C) the purchaser has received a copy of this offering memorandum and acknowledges that the purchaser has had access to the financial and other information, and has been afforded the opportunity to ask questions of our representatives and receive answers to those questions, as it deemed necessary in connection with its decision to purchase notes.

(4)	The purchaser understands that the certificates evidencing the notes will, unless otherwise agreed by us and the holders of the notes, bear a legend substantially to the following effect:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE

Notice to investors

HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), OR (B) IT IS NOT A U.S. PERSON WHO IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 903 OR RULE 904 OF REGULATION S, (2) AGREES THAT IT WILL NOT PRIOR TO THE LATER OF (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(k) UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS SECURITY) OR THE LAST DAY ON WHICH ATRIUM COMPANIES, INC. (THE “COMPANY”) OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY OR ANY PREDECESSOR OF THIS SECURITY AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAWS (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE COMPANY AND THE TRUSTEE SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATION OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE RESPECTIVE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

(5)	The purchaser acknowledges that none of Atrium Companies, Inc., the initial purchasers or any person representing Atrium Companies, Inc. or the initial purchasers has made any representations to it with respect to Atrium Companies, Inc. or this offering or sale of the notes, other than the information contained in this offering memorandum, which has been delivered to it and upon which it is relying in making its investment decision with respect to the notes. The purchaser acknowledges that it has had access to such financial and other information concerning Atrium Companies, Inc. and the notes as it has deemed necessary in connection with its decision to purchase the notes, including an opportunity to ask questions of and request information from Atrium Companies, Inc. and the initial purchasers.

(6)	If a qualified institutional buyer, the purchaser understands that the notes offered in reliance on Rule 144A will be represented by a global note. If any interest in the global notes may be offered, sold, pledged or otherwise transferred to a person who is not a qualified institutional buyer, the transferee will be required to provide the Trustee with a written certification (the form of which certification can be obtained from the Trustee, as appropriate) as to compliance with transfer restrictions referred to above.

Notice to investors

(7)	The purchaser agrees that it will deliver to each person to whom it transfers notes notice of any restrictions on transfer of such notes.

(8)	The purchaser acknowledges that Atrium Companies, Inc., the initial purchasers and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that, if any of the foregoing acknowledgments, representations or agreements deemed to have been made by it are no longer accurate, it shall promptly notify Atrium Companies, Inc. and the initial purchasers. If such purchaser is acquiring any notes as a fiduciary or agent for one or more investor accounts, such purchaser represents that it has sole investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such account.

(9)	The purchaser understands that no representation is made as to the availability of the exemption from registration provided by Rule 144 for the resale of the notes.

(10)	If it is a purchaser in a sale that occurs outside the United States within the meaning of Regulation S, it acknowledges that the notes offered in reliance on Regulation S initially will be represented by a global note and that until the expiration of the “40-day distribution compliance period” within the meaning of Rule 903 of Regulation S, any offer or sale of the notes shall not be made by it to a U.S. person or for the account or benefit of a U.S. person within the meaning of Rule 902(k) of the Securities Act.

(11)	The purchaser acknowledges that the trustee will not be required to accept for registration of transfer any notes acquired by it, except upon presentation of evidence satisfactory to Atrium Companies, Inc. and the trustee that the restrictions set forth in this notice have been complied with.

Legal matters

Certain legal matters in connection with this offering will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the initial purchasers by Cahill Gordon & Reindel LLP, New York, New York.

Independent accountants

Our financial statements, as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in our Annual Report on Form 10-K incorporated by reference in this offering memorandum, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, included therein and incorporated by reference in this offering memorandum.

Incorporation of documents by reference

Some of the information that you may want to consider in deciding whether to invest in the notes is not included in this offering memorandum, but rather is incorporated by reference to certain reports that we have filed with the SEC. The information incorporated by reference in this offering memorandum contains important business and financial information. In addition, information that we file with the SEC after the date of this offering memorandum and prior to the completion of this offering will update and supersede the information contained in this offering memorandum and incorporated filings. We incorporate by reference the following documents filed by us with the SEC:

•	Items 1 through 4, 6-8, 10-12, 14 and 15 of our Annual Report on Form 10-K, as amended, for the fiscal year ended December, 31, 2002; and

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

We also incorporate by reference all subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this offering memorandum and prior to the completion of this offering.

Any statement contained in a document incorporated by reference is considered to be a part of this offering memorandum, except any statement that is superseded or modified by a statement contained herein or in any other subsequently filed incorporated document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offering memorandum. Statements contained in this offering memorandum as to the contents of any contract or other document referred to in this offering memorandum do not purport to be complete.

You may request a copy of each document incorporated by reference in this offering memorandum at no cost, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference, by writing or calling us at the following address or telephone number: Atrium Companies, Inc., 1341 West Mockingbird Lane, Suite 1200 West, Dallas, Texas 75247, Attention: Chief Financial Officer, telephone number (214) 630-5757.

The information in this offering memorandum may not contain all of the information that may be important to you. You should read the entire offering memorandum, as well as the documents incorporated by reference in the offering memorandum, before making an investment decision.

Available information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the Commission. These documents and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with the Commission. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

No dealer, salesperson or other person has been authorized to give any information or to make any representations to you other than the information contained in this offering memorandum. You must not rely on unauthorized information or representations. This offering memorandum does not offer to sell or solicit an offer to buy any of these notes in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this offering memorandum is current only as of the date on the cover page. We do not imply that there has been no change in the information contained in this offering memorandum or in our affairs since that date by delivering this offering memorandum.

$50,000,000

Atrium Companies, Inc.

10 1/2% Senior Subordinated

Notes due 2009

December       , 2003

UBS Investment Bank

CIBC World Markets